Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of December 26, 2007

among

NOVA BIOFUELS SENECA, LLC

as Borrower,

THE LENDERS REFERRED TO HEREIN,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent for the Lenders,

WESTLB AG, NEW YORK BRANCH,

as Collateral Agent for the Senior Secured Parties,

WESTLB AG, NEW YORK BRANCH,

as Issuing Bank with respect to the Letters of Credit,

STERLING BANK,

as Accounts Bank,

and

WESTLB AG, NEW YORK BRANCH,

as Lead Arranger and Sole Bookrunner

SCHEDULES

Schedule 2.01	Commitments
Schedule 3.10(b)(i)	Target Balance Amount
Schedule 5.03	Necessary Project Approvals
Part A	First Funding Project Approvals
Part B	Deferred Approvals
Schedule 5.11	Project Contracts
Part A	Necessary Project Contracts
Part B	Deferred Contracts
Schedule 5.12(c)	UCC Filing Offices

v

Schedule 5.13	Site Description
Schedule 5.23	Separateness Provisions
Schedule 5.24	Other Required LLC Provisions
Schedule 6.01(b)	Consents
Schedule 6.01(t)	Construction Budget
Schedule 6.01(o)(iii)	Performance Guarantee
Schedule 7.01(h)	Insurance
Schedule 7.01(k)	Approved Performance Test Protocols
Schedule 11.11(a)	Notice Information

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Form of Construction Notes
Exhibit C	Form of Term Notes
Exhibit D	Form of Working Capital Notes
Exhibit E	Form of Construction Loan Funding Notice
Exhibit F	Form of Conversion Date Funding Notice
Exhibit G	Form of Working Capital Loan Funding Notice
Exhibit H	Lender Statement—Section 881(c)(3)(A) of the Code
Exhibit I	Form of Insurance Consultant’s Certificate
Exhibit J-1	Form of Independent Engineer’s Closing Certificate
Exhibit J-2	Form of Independent Engineer’s Certificate
Exhibit K	Financial Model
Exhibit L	Form of Operating Statement
Exhibit M	Form of Blocked Account Agreement
Exhibit N	Form of Borrowing Base Certificate
Exhibit O	Form of Interest Period Notice
Exhibit P-1	Form of Borrower’s Commercial Operation Date Certificate
Exhibit P-2	Form of Independent Engineer’s Commercial Operation Date Certificate
Exhibit Q	Form of Lender Assignment Agreement
Exhibit R	Form of Construction Withdrawal Certificate
Exhibit S	Form of Revenue Account Withdrawal Certificate
Exhibit T	Form of Operating Account Withdrawal Certificate
Exhibit U	Form of Restricted Payment Certificate
Exhibit V	Form of Working Capital Transfer Certificate
Exhibit W	Form of Debt Service Reserve Letter of Credit
Exhibit X	Form of Insurance and Condemnation Proceeds Request Certificate
Exhibit Y	Form of Extraordinary Proceeds Release Notice
Exhibit Z	Form of Warranty Proceeds Request Certificate
Exhibit AA	Form of Issuance Request
Exhibit BB	Form of Construction Status Report

This CREDIT AGREEMENT (this “Agreement”), dated as of December 26, 2007, is by and among NOVA BIOFUELS SENECA, LLC, a Delaware limited liability company (“Borrower”), each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders, WESTLB AG, NEW YORK BRANCH, as Issuing Bank with respect to the Letters of Credit, WESTLB AG, NEW YORK BRANCH, as collateral agent for the Senior Secured Parties, WESTLB AG, NEW YORK BRANCH, as lead arranger and sole bookrunner, and STERLING BANK, a Texas banking corporation, as accounts bank.

RECITALS

WHEREAS, the Borrower has requested that the Lenders establish a credit facility the proceeds of which are to be used to (a) finance the ownership, development, engineering, construction, testing and operation of a biodiesel plant to be located in Seneca, Illinois, which is designed to produce approximately sixty (60) million gallons-per-year of biodiesel, (b) fund certain reserves and (c) pay interest during construction and certain fees and expenses associated with this Agreement and the Loans, in each case as further described herein; and

WHEREAS, the Lenders are willing to make such credit facility available to the Borrower upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01                                     Defined Terms. Capitalized terms used in this Agreement, including its preamble and recitals, shall, except as otherwise defined, have the meanings provided in Exhibit A.

Section 1.02                                     Principles of Interpretation. (a) Unless otherwise defined, terms for which meanings are provided in this Agreement shall have the same meanings when used in each other Financing Document and each other notice or other communication delivered from time to time in connection with any Financing Document.

(b)                                         Any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.

(c)                                          All agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented, amended or replaced or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment, replacement, waiver or modification made in violation of this Agreement.

(d)                                         Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that such Default or Event of Default, as the case may be, has not been cured or remedied to the satisfaction of, or has not been waived by, the Required Lenders.

(e)                                          Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(f)                                            The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(g)                                         The words “include,” “includes” and “including” are not limiting.

(h)                                         Any reference to any Person shall include its permitted successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

Section 1.03                                     UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04                                     Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.

ARTICLE II

COMMITMENTS AND FUNDING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01                                     Construction Loans. (a) Each Construction/Term Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Construction Loan”) to the Borrower for Project Costs, from time to time but not more frequently than twice each calendar month and not more than twelve (12) times in aggregate until the Construction Loan Maturity Date (except for Loans made on the Conversion Date) in an aggregate principal amount not in excess of the Construction Loan Commitment of such Construction/Term Lender; provided, that the aggregate principal amount of the Construction Loans shall not exceed the Aggregate Construction Loan Commitment.

(b)                                         Proceeds of each Construction Loan shall be deposited into the Construction Account (except to the extent applied directly to Debt Service, or as otherwise provided in Section 2.05(e)(i) (Funding of the Loans)), applied solely in accordance with this Agreement and used solely for the payment of Project Costs.

(c)                                          Construction Loans repaid or prepaid may not be reborrowed.

Section 2.02                                     Term Loans. (a) Each Construction/Term Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Term Loan”) to the Borrower for the repayment of the Construction Loans on the Conversion Date, in an aggregate principal amount not in excess of such Construction/Term Lender’s Term Loan Commitment; provided, however, that the aggregate principal amount of the Term Loans shall not exceed the Aggregate Term Loan Commitment or the aggregate outstanding principal amount of the Construction Loans (including each Construction Loan made on the Conversion Date).

(b)                                         Proceeds of the Term Loans shall be used solely for the payment of amounts due in respect of the Construction Loans (including all Construction Loans made on the Conversion Date).

(c)                                          Term Loans repaid or prepaid may not be reborrowed.

Section 2.03                                     Working Capital Loans. (a) Each Working Capital Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Working Capital Loan”) to the Borrower for Working Capital

Expenses, from time to time but not more frequently than two (2) times each calendar month, until the last Business Day immediately preceding the Working Capital Maturity Date in an aggregate principal amount from time to time outstanding, together with all participations in Letters of Credit acquired by such Working Capital Lender pursuant to Section 2.08(c) (Letters of Credit), not in excess of the Working Capital Loan Commitment of such Lender or of such Lender’s Working Capital Loan Percentage of the Working Capital Available Amount; provided, however, that the aggregate principal amount of the Working Capital Loans at any one time outstanding, plus the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit, shall not exceed the Working Capital Available Amount.

(b)                                         Each Funding of Working Capital Loans shall be in the minimum amount of two hundred fifty thousand Dollars ($250,000) and in integral multiples of fifty thousand Dollars ($50,000) in excess thereof.

(c)                                          Proceeds of each Working Capital Loan (other than those resulting from a draw on a Letter of Credit) for (i) Project Costs relating to the initial start-up and testing of the Project shall be deposited into the Construction Account, (ii) Operation and Maintenance Expenses shall be deposited into the Operating Account and (iii) breakage costs or other termination payments or margin calls under any Permitted Commodity Hedging Arrangement shall be paid directly to the counterparty to whom such amounts are owed, as specified in the applicable Funding Notice, and in each such case shall be applied solely in accordance with this Agreement and shall be used solely for the payment of Working Capital Expenses. Fundings of Working Capital Loans for Operation and Maintenance Expenses shall be subject to the restrictions with respect to such expenses set forth in this Agreement.

(d)                                         Within the limits set forth in Section 2.03(a), the Borrower may pay or prepay and reborrow Working Capital Loans.

Section 2.04                                     Notice of Fundings. (a) From time to time, but not more frequently than (i) in the case of Construction Loans (except for Construction Loans made on the Conversion Date) twice each calendar month and not more than twelve (12) times in aggregate until the Construction Loan Maturity Date, (ii) in the case of Working Capital Loans, two (2) times per calendar month and (iii) once with respect to Term Loans to be made on the Conversion Date, the Borrower may propose a Funding by delivering to the Administrative Agent a properly completed Funding Notice not later than 12:00 noon, New York City time, three (3) Business Days prior to the proposed Funding Date. Each Funding Notice delivered pursuant to this Section 2.04 shall be irrevocable and shall refer to this Agreement and specify (w) whether such Funding is requested to be of Eurodollar Loans and/or Base Rate Loans, (x) the requested Funding

Date (which shall be a Business Day), (y) the amount of such requested Funding and (z) the type(s) of Loan(s) with respect to which such Funding is requested.

(b)                                         The Administrative Agent shall promptly advise (i) each Construction/Term Lender of any Construction Loan Funding Notice or the Conversion Date Funding Notice as applicable and (ii) each Working Capital Lender of any Working Capital Loan Funding Notice, in each such case given pursuant to this Section 2.04, together with each such Lender’s portion of the requested Funding.

Section 2.05                                     Funding of Loans. (a) Subject to Section 2.05(d), each Funding shall consist of Loans made by the Lenders ratably in accordance with their respective applicable Commitment Percentages and shall consist of Eurodollar Loans or Base Rate Loans as the Borrower may request, or as otherwise provided, pursuant to Section 2.04 (Notice of Fundings); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b)                                         Subject to Section 4.04 (Obligation to Mitigate), each Lender may (without relieving the Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement and the Notes) at its option fulfill its Commitment with respect to any such Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.

(c)                                          Subject to Section 2.05(d), (i) each Construction/Term Lender shall make a Loan in the amount of its applicable Commitment Percentage of each Construction Loan Funding or Term Loan Funding, as applicable, hereunder on the proposed Funding Date by (in the case of each Construction Loan Funding) wire transfer of immediately available funds to the Administrative Agent, not later than 12:00 noon, New York City time, and (A) the Administrative Agent shall in the case of Construction Loans, deposit the amounts so received (except to the extent applied directly to the payment of Debt Service, or as otherwise provided in Section 2.05(e)(i)) into the Construction Account, (B) in the case of Term Loans, the proceeds of such Term Loan shall be applied solely to repay outstanding Construction Loans (and the Lenders shall not be obligated to pay the proceeds of any Term Loan to, or upon the direction of, the Borrower, and the Borrower shall not be entitled to receive such proceeds) and (ii) each Working Capital Lender shall make a Loan in the amount of its applicable Commitment Percentage of each Working Capital Loan Funding hereunder on the proposed Funding Date by wire transfer of immediately available funds to the Administrative Agent, not later than 12:00 noon New York City time, and the Administrative Agent shall deposit the amounts so received into the Account specified in the relevant Funding Notice; provided, in the case of (i) or

(ii) above, that if a Funding does not occur on the proposed Funding Date because any condition precedent to such requested Funding herein specified has not been met, the Administrative Agent shall return the amounts so received to the respective Lenders without interest.

(d)                                         Unless the Administrative Agent has been notified in writing by any Lender prior to a proposed Funding Date that such Lender will not make available to the Administrative Agent its portion of the Funding proposed to be made on such date, the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender and, if such Lender pays such amount (together with the interest noted below), then the amount so paid shall constitute such Lender’s Loan included in such Funding. If such Lender does not pay such corresponding amount upon the Administrative Agent’s demand or within two (2) Business Days from the date of such Funding, the Administrative Agent shall promptly notify the Borrower and the Borrower shall repay such corresponding amount to the Administrative Agent within two (2) Business Days from the Administrative Agent’s request. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at an interest rate per annum equal to (i) in the case of a payment made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrower, the Base Rate plus the Applicable Margin. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder. A notice by the Administrative Agent to any Lender or the Borrower with respect to any amounts owing under this Section 2.05(d) shall be conclusive, absent manifest error.

(e)                                          On the Conversion Date, the Construction/Term Lenders shall, to the extent required to pay the amounts specified below (and in accordance with the Conversion Date Funding Notice), disburse any unused portion of the Aggregate Construction Loan Commitment to the Administrative Agent to be applied, and any amounts on deposit in or standing to the credit of the Construction Account on the Conversion Date shall be applied, in the following order of priority:

(i)                                first, to the Borrower for the payment of any remaining Project Costs, including the funding of the Debt Service Reserve Account;

(ii)                             second, for deposit into the Working Capital Reserve Account in an amount which, when taken together with all other amounts then on deposit in or credited to the Working Capital Reserve Account, equals the then-current Working Capital Reserve Required Amount, if any; and

(iii)                          third, if any amounts remain on deposit in or standing to the credit of the Construction Account, to the Revenue Account.

Section 2.06                                     Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, including the Register for the recordation of the Loans maintained by the Administrative Agent in accordance with the provisions of Section 11.03(c) (Assignments). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, absent manifest error.

(b)                                         The Borrower agrees that in addition to the Register and any other accounts and records maintained pursuant to Section 2.06(a), the Loans made by each Lender may, if requested by the Lenders, be evidenced by a Note or Notes duly executed on behalf of the Borrower. Construction Notes and Working Capital Notes shall be dated the Closing Date (or, if later, the date of any request therefor by a Lender). Term Notes shall be dated the Conversion Date (or, if later, the date of any request therefor by a Lender). Each such Note shall be payable to the order of such Lender in a principal amount equal to such Lender’s Construction Loan Commitment,

Term Loan Commitment or Working Capital Loan Commitment, as applicable. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

Section 2.07                                     Termination or Reduction of Commitments. (a) Any unused Construction Loan Commitments shall be automatically and permanently terminated on the earlier to occur of the Conversion Date and the Conversion Date Certain, in either case after giving effect to all Construction Loans, if any, to be made on such day.

(b)                                         Any unused Term Loan Commitments shall be automatically and permanently terminated on the earlier to occur of the Conversion Date and the Conversion Date Certain, in either case after giving effect to all Term Loans, if any, to be made on such day.

(c)                                          If the Conversion Date does not occur on or before the Conversion Date Certain, all Working Capital Loan Commitments shall be automatically and permanently terminated on the Conversion Date Certain.

(d)                                         Upon any prepayment of the Construction Loans pursuant to Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment), the Term Loan Commitments shall be automatically and permanently reduced in an amount equal to such prepayment.

(e)                                          Any unused Construction Loan Commitments, Term Loan Commitments and Working Capital Loan Commitments shall be terminated upon the occurrence of an Event of Default if and to the extent required pursuant to Section 9.02 (Action Upon Bankruptcy) or Section 9.03 (Action Upon Other Event of Default) in accordance with the terms thereof.

(f)                                            Any Working Capital Loan Commitments shall be automatically and permanently terminated in full on the Working Capital Maturity Date.

(g)                                         Any Working Capital Loan Commitments may be terminated or reduced, in whole or in part (in integral multiples of one hundred thousand Dollars ($100,000)), by the Borrower upon no less than five (5) Business Days’ prior written notice to the Administrative Agent; provided, that upon any such termination or reduction, the sum of (x) the amounts on deposit in or standing to the credit of the Working Capital Reserve Account (not including amounts in the LC Cash Collateral Sub-Account) plus (y) the Aggregate Working Capital Loan Commitment is equal to or greater than the Working Capital Reserve Required Amount.

(h)                                         The Aggregate Working Capital Loan Commitment shall be automatically reduced to the extent of, and in the amount of, any prepayment of the Working Capital Loans that is applied, at the Borrower’s option, to fund the Working Capital Reserve Account pursuant to Section 3.09(d)(ii)(C) (Optional Prepayment).

(i)                                             The Aggregate Working Capital Loan Commitment shall be automatically reduced to the extent of, and in the amount of, any prepayment of the Working Capital Loans pursuant to Section 3.10(e)(ii) or (iv) (Mandatory Prepayment).

Section 2.08                                     Letters of Credit. (a) The Issuing Bank agrees at any time on or after the Closing Date, and from time to time on the terms and conditions of this Agreement, upon receipt from the Borrower of an Issuance Request, to issue a Letter of Credit on behalf of the Borrower on the date and in the amount set forth in such Issuance Request; provided, that (i) Letters of Credit may only be issued to satisfy Contractual Obligations of the Borrower related to the Project, (ii) the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit shall not exceed the LC Cap, (iii) the aggregate of, at any time, the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit plus the aggregate outstanding principal amount of all Working Capital Loans shall not exceed the lesser of the Aggregate Working Capital Loan Commitment and the Working Capital Available Amount and (iv) there shall not be more than five (5) Letters of Credit at any one time outstanding.

(b)                                         The Borrower shall give the Administrative Agent at least five (5) Business Days irrevocable prior written notice (such notice, in substantially the form of Exhibit AA, an “Issuance Request”) (effective upon receipt) specifying the date (which shall be a day that is no later than thirty (30) days preceding the Working Capital Loan Maturity Date) a Letter of Credit is requested to be issued, describing in reasonable detail the nature of the transactions or obligations proposed to be supported thereby (which shall be of the nature described in Section 2.08(a)(i)) and the Maximum Available Amount of such Letter of Credit, which shall be no less than two hundred fifty thousand Dollars ($250,000)). Upon receipt of an Issuance Request, the Administrative Agent shall promptly advise the Issuing Bank of the contents thereof.

(c)                                          Each Working Capital Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank’s liability thereunder in an amount equal to such Lender’s Working Capital Loan Commitment Percentage of such liability, and each Working Capital Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Working Capital Loan Commitment Percentage of the Issuing Bank’s liability under each Letter of Credit.

(d)                                         Upon receipt from a beneficiary under a Letter of Credit of a demand for payment thereunder, in proper form to accomplish a draw in accordance with the terms thereof, the Issuing Bank (through the Administrative Agent) shall promptly notify each other Working Capital Lender and the Borrower of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Immediately following such demand by a beneficiary of payment under a Letter of Credit, the Administrative Agent shall give each Working Capital Lender prompt notice of the amount of the actual demand for payment, specifying such Lender’s Working Capital Loan Commitment Percentage of the amount of such demand.

(e)                                          Upon receipt of the notice described in Section 2.08(d), each Working Capital Lender (other than the Issuing Bank) shall pay, on the proposed funding date of a draw under the Letter of Credit, the amount of such Lender’s Working Capital Loan Commitment Percentage of any payment under the Letter of Credit by wire transfer of immediately available funds to the Administrative Agent for the account of the Issuing Bank, not later than 11:00 a.m. New York City time. Each Working Capital Lender’s obligation to make such payments to the Administrative Agent for the account of the Issuing Bank under this Section 2.08(e), and the Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Working Capital Lender to make its payment under this Section 2.08(e), (ii) the financial condition of the Borrower, (iii) the existence of any Default or Event of Default or (iv) the termination of any Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)                                            To the extent that any Working Capital Lender fails to pay any amount required to be paid pursuant to Section 2.08(e) on the date such amounts are due to be paid, such Working Capital Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus (in either such case) two percent (2%).

(g)                                         Each drawing honored by the Issuing Bank under a Letter of Credit shall reduce the Maximum Available Amount under such Letter of Credit by the amount of such drawing.

(h)                                         Notwithstanding anything herein to the contrary (including Section 6.05 (Conditions to All Fundings and Issuances)), any payments by the Issuing Bank under any Letter of Credit shall automatically be considered to be a Working Capital Loan to the Borrower from the Issuing Bank and the other Working Capital Lenders making payments to the Issuing Bank in accordance with Section 2.08(e) in an amount equal to such Issuing Bank’s and each such other Working Capital Lenders’ Working Capital Loan Commitment Percentage of the amount of the drawing on the Letter of Credit.  All such Working Capital Loans shall be repaid or prepaid by the Borrower in accordance with the provisions of ARTICLE III (Repayments, Prepayments, Interest and Fees).  Such Working Capital Loan shall initially be made as a Base Rate Loan.

(i)                                             The issuance of each Letter of Credit shall be subject to, in addition to the conditions precedent set forth in Section 6.05 (Conditions to All Fundings and Issuances), the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank consistent with its then-current practices and procedures with respect to letters of credit of the same type; (ii) such Letter of Credit shall be issued solely for the purposes set forth in Section 2.08(a)(i); (iii) the term of each Letter of Credit shall expire no later than the Working Capital Loan Maturity Date; and (iv) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then-current practices and procedures with Letters of Credit of the same type.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01                                     Repayment of Construction Loan Fundings.  (a) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Construction/Term Lender the aggregate outstanding principal amount of the Construction Loans in accordance with this Section 3.01.

(b)                                         The Construction Loans shall be repaid in full on the Conversion Date with the proceeds of the Term Loans or, if earlier, on the Conversion Date Certain in accordance with Section 3.01(c).

(c)                                          If the Conversion Date does not occur on or prior to the Conversion Date Certain, then on the Conversion Date Certain, (i) each outstanding Construction Loan shall automatically and without further action become due and payable, (ii) all amounts in any Project Accounts shall be promptly applied at the written instruction of the Administrative Agent to Obligations then outstanding in accordance with Section 9.04 (Application of Proceeds), and (iii) the Borrower shall pay all accrued interest on and repay the entire remaining principal amount of all outstanding Construction Loans to the Administrative Agent, for the pro rata account of the Lenders (based on their respective Construction Loan Commitment Percentages), together with any and all Fees and other Obligations owed to the Senior Secured Parties.

Section 3.02                                     Repayment of Term Loan Fundings.  (a) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Construction/Term Lender the aggregate outstanding principal amount of the Term Loans, on the Initial Quarterly Payment Date and on each Quarterly Payment Date thereafter, in an amount equal to one and one-half percent (1.5%) of the aggregate total amount of the Term Loans made on the Conversion Date (which amount shall be reduced as a result of any prepayments of the Term Loans made in accordance with Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment) in accordance with the terms set forth therein).

(b)                                         Notwithstanding anything to the contrary set forth in Section 3.02(a), the final principal repayment installment on the Final Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

Section 3.03                                     Repayment of Working Capital Loan Fundings.  (a) The Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the ratable account of each Working Capital Lender the aggregate outstanding principal amount of the Working Capital Loans in accordance with this Section 3.03.

(b)                                         The Working Capital Loans shall be repaid in full on the Working Capital Maturity Date.

(c)                                          If the Conversion Date does not occur on or prior to the Conversion Date Certain, then on the Conversion Date Certain, (i) each outstanding Working Capital Loan shall automatically and without further action become due and payable, (ii) all amounts in any Project Accounts shall be promptly applied to the Obligations then outstanding in accordance with Section 9.04 (Application of Proceeds), and (iii) the Borrower shall pay all accrued interest on and repay the entire remaining principal amount of all outstanding Working Capital Loans to the

Administrative Agent, for the pro rata account of the Lenders (based on their respective Working Capital Loan Commitment Percentages), together with any and all Fees and other Obligations owed to the Senior Secured Parties.

Section 3.04                                     Interest Payment Dates.  (a) Interest accrued on each Loan shall be payable, without duplication:

(i)                               on the Maturity Date for such Loan;

(ii)                            on each Interest Payment Date for such Loan; and

(iii)                         with respect to any Loan, on any date when such Loan is prepaid hereunder.

(b)                                         Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date for such Loan, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c)                                          Interest hereunder shall be due and payable in accordance with the terms hereof, before and after judgment, regardless of whether an Insolvency or Liquidation Proceeding exists in respect of the Borrower and, to the fullest extent permitted by law, the Lenders shall be entitled to receive post-petition interest during the pendency of an Insolvency or Liquidation Proceeding.

Section 3.05                                     Interest Rates.  (a) Pursuant to each properly delivered Funding Notice and Interest Period Notice, (i) each Eurodollar Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall accrue interest at a rate per annum during each Quarterly Period equal to the sum of the Base Rate for such Quarterly Period plus the Applicable Margin.

(b)                                         On or before 2:00 p.m., New York City time, at least five (5) Business Days prior to the end of each Interest Period for each Eurodollar Loan, and at least three (3) Business Days prior to the end of any Quarterly Period for any Base Rate Loans, the Borrower shall deliver to the Administrative Agent an Interest Period Notice setting forth the Borrower’s election (i) to continue any such Eurodollar Loan as (or convert any such Base Rate Loan to) a Eurodollar Loan and setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such continued or converted Eurodollar Loan, which Interest Period shall be one (1), two (2), three (3) or six (6) months in length or (ii) to convert any such Eurodollar Loan to a Base Rate Loan at the end of the then-current Interest

Period; provided, that if an Event of Default has occurred and is continuing, all Eurodollar Loans shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods.  Upon the waiver or cure of such Event of Default, the Borrower shall have the option to continue such Loans as Base Rate Loans and/or to convert such Loans to Eurodollar Loans (by delivery of an Interest Period Notice), subject to the notice periods set forth above.  Notwithstanding anything to the contrary, any portion of the Loans maturing in less than one month may not be continued as, or converted to, Eurodollar Loans and will automatically convert to Base Rate Loans at the end of the then-current Interest Period.

(c)                                          If the Borrower fails to deliver an Interest Period Notice in accordance with Section 3.05(b), (i) with respect to any Eurodollar Loan, such Eurodollar Loan shall automatically continue as a Eurodollar Loan with an Interest Period of one (1) month or (ii) with respect to any Base Rate Loan, such Base Rate Loan shall automatically continue as a Base Rate Loan.

(d)                                         All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (and excluding) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

(e)                                          Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than eight (8) separate Eurodollar Loans outstanding at any one time prior to the Conversion Date or five (5) separate Eurodollar Loans outstanding at any one time after the Conversion Date.  For purposes of the foregoing, (i) Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Loans and (ii) all Eurodollar Loans having the same Interest Period and commencing on the same date shall be considered to be a single Eurodollar Loan.

(f)                                            All Base Rate Loans shall bear interest from and including the first day of each Quarterly Period (or the day on which Eurodollar Loans are converted to Base Rate Loans as required under Section 3.05(b) or under ARTICLE IV (Eurodollar Rate and Tax Provisions)) to (and including) the next succeeding Quarterly Payment Date at the interest rate determined as applicable to such Base Rate Loan.

Section 3.06                                     Default Interest Rate.

(a)                                          If (i) all or a portion of the principal amount of or interest on any Loan is not paid when due (whether on a scheduled payment date, the Maturity Date for such Loan, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus two percent (2%), or (ii) any Obligation (other than principal or interest on the Loans) is not paid when due (whether on the due date thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (before as well as after judgment).

(b)                                         Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 9.01(a) (Events of Default - Nonpayment), for which provision is made in Section 3.06(a)), the Borrower shall pay, but only to the extent permitted by Law, in addition to the interest then payable on any Loan, additional interest (before as well as after judgment) on the Loans at two percent (2%) per annum (the rate in effect plus such two percent (2%) per annum, the “Default Rate”) until such Event of Default is cured or waived.

Section 3.07                                     Interest Rate Determination.  The Administrative Agent shall determine the interest rate applicable to the Loans in accordance with the terms of this Agreement, and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive, absent manifest error.

Section 3.08                                     Computation of Interest and Fees.  (a) All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All computations of interest for Eurodollar Loans and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate shall be made on the basis of a 360-day year and actual days elapsed.

(b)                                         Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan or portion thereof (other than a Construction Loan made on the Conversion Date that is repaid on the Conversion Date with proceeds of a Term Loan) that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c)                                          Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.09                                     Optional Prepayment.  (a) The Borrower shall have the right at any time, and from time to time, to prepay the Construction Loans (in whole but not in part), Term Loans or the Working Capital Loans, in whole or in part, upon not fewer than five (5) Business Days’ prior written notice to the Administrative Agent.

(b)                                         Any partial prepayment of the Term Loans or Working Capital Loans shall be in a minimum amount of five hundred thousand Dollars ($500,000) and in integral multiples of one hundred thousand Dollars ($100,000) in excess thereof.

(c)                                          Each notice of prepayment given by the Borrower under this Section 3.09 shall specify the prepayment date and the portion of the principal amount of Loans to be prepaid.  All prepayments under this Section 3.09 shall be made by the Borrower to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(d)                                         Amounts of principal prepaid under this Section 3.09 shall be applied by the Administrative Agent:

(i)                               in the case of a prepayment of Construction Loans or Term Loans, to the Construction Loans or Term Loans, as the case may be, pro rata among the Construction/Term Lenders based on their respective outstanding principal amounts of Construction Loans or Term Loans, as the case may be, on the date of such prepayment (and then, in the case of the Term Loans, to the remaining outstanding installments of principal of the Term Loans under Section 3.02(a) (Repayment of Term Loan Fundings) in inverse order of maturity;

(ii)                            in the case of a prepayment of Working Capital Loans:

(A)                             first, to the Working Capital Loans, pro rata among the Working Capital Lenders in proportion to their respective principal amounts of outstanding Working Capital Loans;

(B)                               second, to the LC Cash Collateral Sub-Account in an amount up to the Maximum Available Amounts under all Letters of Credit then outstanding as cash collateral to secure the repayment of any Working Capital Loans that may result from a draw on any such Letter of Credit; and

(C)                               third, if all outstanding Working Capital Loans have been paid in full and all Letters of Credit have been cash collateralized in full in accordance with priority second above, at Borrower’s option, to reduce the Working Capital

Loan Commitment by depositing an amount equal to such reduction in the Working Capital Reserve Account.

(e)                                          Amounts of Construction Loans and Term Loans prepaid pursuant to this Section 3.09 may not be reborrowed.

Section 3.10                                                             Mandatory Prepayment.  (a) The Borrower shall be required to prepay the Loans:

(i)                               upon receipt by the Borrower of Insurance Proceeds as required pursuant to Section 8.10 (Insurance and Condemnation Proceeds Account);

(ii)                            upon receipt by the Borrower of Condemnation Proceeds, as required pursuant to Section 8.10 (Insurance and Condemnation Proceeds Account);

(iii)                         upon receipt of any Project Document Termination Payments, as required pursuant to Section Section 8.11 (Extraordinary Proceeds Account); and

(iv)                        upon receipt of proceeds of any asset disposal (other than proceeds received from the sale of Products) that are not used for replacement, as required pursuant to Section Section 8.11 (Extraordinary Proceeds Account).

(b)                                         The Borrower shall be required to prepay the Term Loans:

(i)                               on each Quarterly Payment Date, as required pursuant to priorities tenth and eleventh of Section 8.04(b) (Revenue Account);

(ii)                            on any Quarterly Payment Date, if required pursuant to Sections 8.09(c)(ii) or (d)(i) (Prepayment Holding Account); and

(iii)                         on the Conversion Date, if required pursuant to Section 8.04(c) (Revenue Account).

(c)                                          The Borrower shall be required to prepay the Working Capital Loans if a Borrowing Base Certificate demonstrates that the then-outstanding principal amount of the Working Capital Loans exceeds the then-effective Working Capital Commitment or the Working Capital Loan Available Amount, within three (3) Business Days following the delivery of such Borrowing Base Certificate, in the amount of such excess.

(d)                                         All prepayments under this Section 3.10 shall be made by the Borrower to the Administrative Agent for the account of the applicable Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(e)                                          Amounts of principal prepaid under this Section 3.10 (other than pursuant to Section 3.10(c) shall be allocated by the Administrative Agent:

(i)                               first, to the Construction Loans or Term Loans, as the case may be, pro rata among the Construction/Term Lenders in proportion to their respective principal amounts of outstanding Construction Loans or Term Loans, as the case may be;

(ii)                            second, if all outstanding Construction Loans or Term Loans, as the case may be, have been paid in full, to the Working Capital Loans, pro rata among the Working Capital Lenders in proportion to their respective principal amounts of outstanding Working Capital Loans (and the Aggregate Working Capital Loan Commitment shall be reduced by an amount equal to the amount so applied);

(iii)                         third, to the LC Cash Collateral Sub-Account in an amount up to the Maximum Available Amounts under all Letters of Credit then outstanding as cash collateral to secure the repayment of any Working Capital Loans that may result from a draw on any such Letter of Credit; and

(iv)                        fourth, if all outstanding Working Capital Loans have been paid in full, and all Letters of Credit have been cash collateralized in full in accordance with priority third above, to fund the Working Capital Reserve Account (and the Aggregate Working Capital Loan Commitment shall be reduced by an amount equal to the amount so applied).

(f)                                            Amounts of Construction Loans, Term Loans and Working Capital Loans prepaid pursuant to this Section 3.10 may not be reborrowed, with the exception of any Working Capital Loans prepaid pursuant to paragraph (c) of this Section 3.10 which may be reborrowed.

Section 3.11                                     Time and Place of Payments.  (a) The Borrower shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 12:00 noon, New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account:  JPMorgan Chase Bank (Swift ID: CHASUS33XXX), Account Number: 920-1-060663, for the Account of WestLB AG-NY Branch, ABA #021-000-021, Ref: Nova Biofuels Seneca, LLC, Attention: Andrea Bailey, or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrower.  Funds received after 12:00 noon New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.

(b)                                         The Administrative Agent shall promptly (but in no event later than 5:00 p.m. New York City time on the date such payment is received or deemed to be received) remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Senior Secured Party.

(c)                                          Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 3.12                                     Fundings and Payments Generally.  (a) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due.  If the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice by the Administrative Agent to any Lender with respect to any amount owing under this Section 3.12(a) shall be conclusive, absent manifest error.

(b)                                         Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c)                                          The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under any Notes held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender (other than, in the event that the Accounts Bank or any bank holding a Local Account is also a Lender, any Project Account or Local Account) any amount so due.

Section 3.13                                     Fees.  (a) From and including the date hereof until the Final Maturity Date, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, on each Quarterly Payment Date, a commitment fee (a “Commitment Fee”) equal to one-half of one percent (0.50%) per annum on the average daily amount by which (i) the Aggregate Construction Loan Commitment exceeds the aggregate outstanding principal amount of Construction Loans and (ii) the Aggregate Working Capital Loan Commitment exceeds the sum of (x) the aggregate outstanding principal amount of Working Capital Loans plus (y) the Maximum Available Amounts of all outstanding Letters of Credit, in each case, during the calendar quarter or portion thereof then ended.  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial quarter, as applicable.

(b)                                         The Borrower agrees to pay to the Administrative Agent for the account of the Lead Arranger, the Lenders and the Agents additional fees in the amounts and at the times from time to time agreed in writing by the Borrower and the Agents, including pursuant to the Fee Letters.

(c)                                          All Fees shall be paid on the dates due, in immediately available funds.  Once paid, none of the Fees shall be refundable under any circumstances.

(d)                                         Upon the issuance of each Letter of Credit pursuant to Section 2.08 (Letters of Credit) and until the termination, cancellation or expiration of such Letter of Credit, the Borrower agrees to pay to the Administrative Agent, on each Quarterly Payment Date and on the date on which such Letter of Credit expires, is cancelled or terminates, (i) for the account of the Working Capital Lenders, an availability fee (the “Letter of Credit Availability Fee”) at a rate per annum equal to the Working Capital Applicable Margin for Eurodollar Loans on the average daily Maximum Available Amount under such Letter of Credit during the calendar quarter or portion thereof then ended and (ii) for the account of the Issuing Bank, a fronting fee (the “Letter of Credit Fronting Fee”) equal to an amount calculated at a rate per annum equal to two tenths of a percent (0.2%) of the average daily Maximum Available Amount under such

Letter of Credit during the calendar quarter or portion thereof then ended.  All Letter of Credit Availability Fees and Letter of Credit Fronting Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as pro-rated for any partial quarter, as applicable.

Section 3.14                                     Pro Rata Treatment.  (a) Except as otherwise expressly provided herein (including Section 4.01 (Eurodollar Rate Lending Unlawful)), each Funding of Loans and each reduction of commitments of any type shall be allocated by the Administrative Agent pro rata among the Lenders holding Loans of such type in accordance with their respective applicable Commitment Percentages.

(b)                                         Except as required under Section 3.09 (Optional Prepayment), Section 3.10 (Mandatory Prepayment) or ARTICLE IV (Eurodollar Rate and Tax Provisions), (i) each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective principal amounts of their outstanding Loans of the type being repaid, (ii) each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective interest amounts outstanding on their outstanding Loans of the type in respect of which interest is being paid, and (iii) each payment of fees on the Commitments and/or the Letters of Credit (other than the Letter of Credit Fronting Fee) shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with their respective Commitments of the type to which such fees relate.

(c)                                          Each Lender agrees that in computing such Lender’s portion of any Funding to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Funding to the next higher or lower whole Dollar amount in accordance with market convention.

Section 3.15                                     Sharing of Payments.  (a) If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of ARTICLE IV (Eurodollar Rate and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders holding Loans of such type such participations in Loans of such type made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling

Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.15 may, to the fullest extent permitted by law, exercise all of its rights of payment (including pursuant to Section 11.14 (Right of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b)                                         If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.15 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.15 to share in the benefits of any recovery on such secured claim.

Section 3.16                                     Termination of Interest Rate Protection Agreement in Connection with Any Prepayment.  The Borrower shall, in connection with any prepayment of Construction Loans or Term Loans made by the Borrower pursuant to Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment), terminate an aggregate notional amount under the Interest Rate Protection Agreements equal to the amount (if any) by which the aggregate notional amount under the Interest Rate Protection Agreements would exceed the aggregate outstanding principal amount of the Construction Loans or Term Loans, as the case may be, immediately after giving effect to such prepayment, and in each case, such termination shall be made within five (5) Business Days of the date of such prepayment.

ARTICLE IV

EURODOLLAR RATE AND TAX PROVISIONS

Section 4.01                                     Eurodollar Rate Lending Unlawful.  (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error), but only if such Lender has complied with its obligations under Section 4.04 (Obligation to Mitigate)) that the introduction of or any change in or in the interpretation of any Law after the date hereof makes it unlawful, or any central bank or other Governmental Authority asserts after the date hereof that it is unlawful, for such Lender to make, maintain or fund any Loan as a Eurodollar Loan, the obligations of such Lender to make, maintain or fund any Loan as a Eurodollar Loan (but not the obligations of such Lender to make, maintain or fund any Loan as a Base Rate Loan) shall, upon such determination, forthwith be suspended until such Lender notifies the Administrative

Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion.  Upon any such conversion the Borrower shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrower shall in such case pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b)                                         If such Lender notifies the Borrower that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of any such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

Section 4.02                                     Inability to Determine Eurodollar Rates.  (a) In the event, and on each occasion, that the Administrative Agent shall have determined in good faith that for any Eurodollar Loan (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall promptly notify the Borrower and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then-existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan.  In the event of any such determination pursuant to Section 4.02(a)(i) or (iii), any Funding Notice delivered by the Borrower shall be deemed to be a request for a Base Rate Loan until the Administrative Agent determines that the circumstances giving rise to such notice no longer exist.  In the event of any determination pursuant to Section 4.02(a)(ii), each affected Lender shall, and is hereby authorized by the Borrower to, fund its portion of the Loans as a Base Rate Loan.  Each determination by the Administrative Agent hereunder shall be conclusive, absent manifest error.

(b)                                         Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, the Administrative Agent shall promptly notify the Borrower and the Lenders of such determination, whereupon the Borrower may elect (by delivering an Interest Period Notice) to convert any such Base Rate Loan to a Eurodollar Loan on the last day of the then-current Quarterly Period in accordance with this Agreement.

Section 4.03                                     Increased Eurodollar Loan Costs.  If, after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) with any request or directive (whether or not having the force of law) of any Governmental Authority increases the cost (other than with respect to Taxes, which are addressed in Section 4.07 (Taxes)) to such Lender of, or results in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, making, maintaining or funding (or of its obligation to make, maintain or fund) the Loans as Eurodollar Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction.  Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, with accompanying support, the additional amount required to compensate fully such Lender for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower directly to such Lender within five (5) Business Days of delivery of such notice, and such notice and determination shall be binding on the Borrower, absent manifest error.  Notwithstanding anything to the contrary in this Section 4.03, the Borrower shall not be required to pay a Lender pursuant to this Section 4.03 for any such increase or reduction incurred more than 365 days prior to the date that such Lender notifies the Borrower, or notifies the Borrower of its intention to demand compensation, in accordance with this Section 4.03; provided that, if the circumstance giving rise to such increase or reduction is retroactive, then such 365 day period shall be extended to include the period of retroactive effect.

Section 4.04                                     Obligation to Mitigate; Replacement of Lender.  (a) Each Lender agrees that, after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to make, fund or maintain its affected Loan through another lending office (i) if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and (ii) if, in the opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.

(b)                                         No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrower.

(c)                                          If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrower may, at any time upon at least three (3) Business Days’ prior notice to such Lender through the Administrative Agent, elect to convert such Loan to a Base Rate Loan.  Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans.  If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of each such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

(d)                                         The Borrower will be permitted, with the approval of the Administrative Agent, to replace (with one or more replacement Lenders) any Lender that provides notice under Section 4.01(a) (Eurodollar Rate Lending Unlawful) that it is unable to make, maintain or fund any Loan as a Eurodollar Loan or requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(c) (Taxes-Indemnification by Borrower); provided, that (i) such replacement does not conflict with any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement Lender shall purchase, at par, the Loans and all other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.05 (Funding Losses) if any Eurodollar Loan owing to such replaced Lender is purchased other than on the last day of the Interest Period relating thereto, (v) until such time as such replacement is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(c) (Taxes-Indemnification by Borrower), as the case may be, (vi) the replacement Lender is an Eligible Assignee, (vii) such replacement is made in accordance with the provisions of Section 11.03(b) (provided, that the Borrower shall be obligated to pay the registration and processing fee), (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender may have against the replaced Lender, and (ix) prior to any such replacement, in the case of any replacement of a Lender that has determined that the maintaining or funding of a Loan as a Eurodollar Loan is unlawful, the Lender to be replaced shall not have delivered a notice to the Borrower under Section 4.01(b) (Eurodollar Rate Lending Unlawful) that it is no longer unable to make, maintain or fund any Loan as a Eurodollar Loan and, in the case of any replacement of a Lender that has claimed increased costs, shall have taken no action under Section 4.04 (Obligation To Mitigate) so as to eliminate the need for payment of amounts owing pursuant to Section 4.03 (Increased Eurodollar

Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(c) (Taxes-Indemnification by Borrower), as the case may be.

Section 4.05                                     Funding Losses.  In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.09 (Optional Prepayment), Section 3.10 (Mandatory Prepayment), Section 4.01(a) Eurodollar Rate Lending Unlawful) or otherwise, or (b) the Borrower failing to borrow a Loan in accordance with any Funding Notice; then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), together with accompanying support of the amounts owing, the Borrower shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice and determination shall be binding on the Borrower, absent manifest error.

Section 4.06                                     Increased Capital Costs.  If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable Law, guideline or request (whether or not having the force of law) of any Governmental Authority, affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower (with accompanying support for the amount required to compensate such Lender for such reduction in rate of return), the Borrower shall pay, within five (5) Business Days after such demand, directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts shall be binding on the Borrower, absent manifest error.

Section 4.07                                     Taxes.

(a)                                          Payments Free of Taxes.  Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Taxes, unless required by Law; provided that if the Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)                                         Payment of Other Taxes by the Borrower.  In addition, the Borrower shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c)                                          Indemnification by the Borrower.  The Borrower shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent, as the case may be, shall be conclusive, absent manifest error.

(d)                                         Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                          Foreign Lenders.  Each Lender (including any Participant and any other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation and any other certificate or statements required for exemption from, or reduction of, U.S. federal withholding tax), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Financing Documents if such Lender is legally entitled to so claim, together with, in the case of a Non-U.S. Lender that is relying on an exemption pursuant to Section 871(h) or 881(c) of the Code, a certificate substantially in the form of Exhibit H certifying that such Lender is not a bank described in Section 881(c)(3)(A) of the Code.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, to the extent that it is in a position to legally do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by U.S. taxing authorities for such purpose).  The Borrower shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 4.07 (or make an indemnification payment pursuant to this Section 4.07) to any Lender (or any Participant or other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure by such Lender to comply with this Section 4.07(e).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce each Agent, each Lender and each other party hereto (other than the Borrower) to enter into this Agreement and to induce each Lender to make the Loans hereunder, the Borrower represents and warrants to each Senior Secured Party as set forth in this ARTICLE V on the date hereof, on the Closing Date, on the date of each Funding Notice, on each Funding Date and on the Conversion Date (except with respect to representations and warranties that expressly refer to an earlier or later date) as follows:

Section 5.01                                     Organization; Power; Compliance with Law and Contractual Obligations.  The Borrower (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification (including Illinois), (c) has all requisite limited liability company power and authority required as of the date this representation is made or deemed repeated to enter into and perform its obligations under each Transaction Document to which it is a party and to conduct its business as currently conducted by it and (d) is in compliance in all material respects with all Laws and Contractual Obligations applicable to it, except to the extent that any non-compliance with clause (b) of this Section 5.01 in any jurisdiction (other than Illinois) could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02                                     Due Authorization; Non-Contravention.  The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not:

(a)                                          contravene the Borrower’s Organic Documents (including the Borrower LLC Agreement);

(b)                                         contravene in any material respect any Law binding on or affecting the Borrower;

(c)                                          (i) in the case of any Financing Document, contravene any Contractual Obligation binding on or affecting the Borrower or (ii) in the case of any Project Document, contravene in any material respect any Contractual Obligation binding on or affecting the Borrower;

(d)                                         require any consent or approval under the Borrower’s Organic Documents or under any Contractual Obligation binding on or affecting the Borrower that has not been obtained; or

(e)                                          result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties or Equity Interests other than Permitted Liens.

Section 5.03                                     Governmental Approvals.

(a)                                          As of the Closing Date:

(i)                                all material Governmental Approvals that are required to be obtained by the Borrower in connection with (A) the due execution, delivery and performance by it of the Transaction Documents to which it is a party, (B) the ownership, use, construction and operation of the Project as contemplated by the Transaction Documents, and (C) the grant by the Borrower and the Pledgor of the Liens granted under the Security Documents and the validity, perfection and enforceability thereof (the “Necessary Project Approvals”) are listed in Schedule 5.03;

(ii)                            the Necessary Project Approvals listed in Part A of Schedule 5.03 have been obtained, are in full force and effect, are properly in the name of the appropriate Person, and are final and Non-Appealable;

(iii)                       the Necessary Project Approvals listed in Part B of Schedule 5.03 are not required under applicable Laws to be obtained prior to the Closing Date (collectively, the “Deferred Approvals”) and are ministerial in nature or are of a type that can be obtained, as required, in the normal course of development and construction of the Project; and

(iv)                        Part B of Schedule 5.03 specifies the date by which, or stage of construction or operation for which, each Deferred Approval included therein is required to be obtained.

(b)                                         On each Funding Date all Necessary Project Approvals (including all Deferred Approvals) which as of such Funding Date are required to be obtained have been obtained, are in full force and effect, are properly in the name of the Borrower, and are final and Non-Appealable.

(c)                                          The Borrower may update and correct, with approval of the Administrative Agent, which approval will not be unreasonably withheld, conditioned or delayed, any reference to a Necessary Project Approval on Schedule 5.03 that has been replaced in accordance with applicable Law.

(d)                                         The information set forth in each application (including any updates or supplements thereto) submitted by or on behalf of the Borrower in connection with each Necessary Project Approval that has been submitted as of the date this representation is made or deemed repeated, was accurate and complete (except to the extent such inaccuracy or incompleteness has been or can be cured by the submission of a supplemental filing within fifteen (15) days of its discovery) at the time of submission and continues to be accurate and complete, in each case in all material respects and to the extent required for the issuance or continued effectiveness of such Necessary Project Approval (except, with respect to continued effectiveness, for Necessary Project Approvals that are subject to a supplemental filing shown on Part B of Schedule 5.03 that has not yet been filed and is not yet required to have been filed), and the Borrower does not have any Knowledge of any material event, act, condition or state of facts inconsistent with such information.

(e)                                          The Borrower has no reason to believe that each Necessary Project Approval that remains to be obtained will be obtained in a final and Non-Appealable form in the ordinary course without undue delay or material expense and without unanticipated expensive or burdensome conditions prior to the time it is required to be obtained under applicable Law and Part B of Schedule 5.03.  There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Borrower, threatened in writing that would reasonably be expected to result in the material modification, rescission, termination, or suspension of any material Governmental Approval obtained prior to the date this representation is made or deemed made.

Section 5.04                                     Investment Company Act.  The Borrower is not, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.05                                     Validity.  Each Transaction Document to which the Borrower is a party has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower and, to the Borrower’s Knowledge, enforceable against each other party thereto (other than the Senior Secured Parties), in each case in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.06                                     Financial Information.  Each of the financial statements of the Borrower and its Affiliates delivered pursuant hereto has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of the Borrower or such Affiliate as at the dates thereof and the results of their operations for the period then ended (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes).

Section 5.07                                     No Material Adverse Effect.  Since April 13, 2007, no Material Adverse Effect has occurred and is continuing.

Section 5.08                                     Project Compliance.  (a) The Project is and will continue to be owned, developed, constructed and maintained in compliance in all material respects with all applicable Laws and in compliance in all material respects with the requirements of all Necessary Project Approvals (including all Deferred Approvals) then required to have been obtained.

(b)                                         The Project is and will continue to be owned, developed, constructed and maintained in compliance in all material respects with all of the Borrower’s Contractual Obligations (including the Project Documents).

Section 5.09                                     Litigation. (a) No material action, suit, proceeding or investigation has been instituted against any of the Borrower, the Pledgor or the Project (including in connection with any Necessary Project Approval);

(b)                                         to the Knowledge of the Borrower, no action, suit, proceeding or investigation has been instituted or threatened against any Major Project Party that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; and

(c)                                          to the Knowledge of the Borrower, no material action, suit, proceeding or investigation has been threatened in writing against any of the Borrower, the Pledgor or the Project (including in connection with any Necessary Project Approval).

Section 5.10                                     Sole Purpose Nature; Business. The Borrower has not conducted and is not conducting any business or activities other than businesses and activities relating to the ownership, development, testing, financing, construction, operation and maintenance of the Project as contemplated by the Transaction Documents.

Section 5.11                                     Contracts.

(a)                                         As of the Closing Date:

(i)                              all contracts, agreements, instruments, letter agreements, or other documents to which the Borrower is a party or by which it or any of its properties is bound as of the date hereof (other than the Financing Documents), including the Project Documents, and all documents amending, supplementing, interpreting or otherwise modifying or clarifying such contracts, agreements, instruments, letter agreements, understandings and other documents are listed in Schedule 5.11, other than any such contracts that (A) have a term of less than 1 (one) year, (B) under which the Borrower could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of one hundred thousand Dollars ($100,000) per year individually or two hundred fifty thousand Dollars ($250,000) per year in the aggregate and (C) a termination of which could not reasonably be expected to result in a Material Adverse Effect;

(ii)                           all contracts, agreements, instruments, letter agreements, or other documents that are required to be obtained by the Borrower in the construction and operation of the Project as contemplated by the

Transaction Documents (collectively, the “Necessary Project Contracts”) are listed in Schedule 5.11, other than any such contracts that (A) have a term of less than 1 (one) year, (B) under which the Borrower could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of one hundred thousand Dollars ($100,000) per year individually or two hundred fifty thousand Dollars ($250,000) per year in the aggregate and (C) a termination of which could not reasonably be expected to result in a Material Adverse Effect;

(iii)                        the Necessary Project Contracts listed in Part A of Schedule 5.11 are in full force and effect;

(iv)                       the Necessary Project Contracts listed in Part B of Schedule 5.11 are not required to be in effect prior to the Closing Date (collectively, the “Deferred Contracts”) and are not yet in effect; and

(v)                          Part B of Schedule 5.11 specifies the date by which, or stage of construction or operation for which, each Deferred Contract included therein is required to be in effect.

(b)                                        As of each date this representation and warranty is made or deemed repeated:

(i)                             to the Knowledge of the Borrower, as of the date(s) made or deemed repeated (except with respect to representations and warranties that expressly refer to an earlier date), all representations, warranties and other factual statements made by each Major Project Party (A) in each Financing Document to which such Major Project Party is a party are true and correct in all material respects (or, in the case of any representation and warranty containing any materiality qualification, in all respects) and (B) in each Project Document to which such Major Project Party is a party are true and correct except (in the case of this clause (B) only) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(ii)                          there are no material contracts, agreements, instruments or documents between the Borrower and any other Person relating to the Borrower or the Project other than (i) the Transaction

Documents, (ii) the agreements listed in Schedule 5.11, and (iii) any other agreements permitted by this Agreement;

(iii)                      there have been no Change Orders under any Construction Contract, other than those entered into prior to the Closing Date and those entered into after the Closing Date in accordance with Section 7.02(m) (Negative Covenants - Project Documents); and

(iv)                      all conditions precedent to the obligations of the respective parties under the Project Documents that have been executed as of the date this representation is made or deemed repeated have been satisfied or waived by the parties thereto, except for such conditions precedent that do not and cannot be satisfied until a later stage of development of the Project, and the Borrower has no reason to believe that any such condition precedent (other than any condition precedent that can be waived by the Borrower without any material adverse result) cannot be satisfied on or prior to the commencement of the appropriate stage of development of the Project.

(c)                                          The Borrower may update and correct, with approval of the Administrative Agent, which approval will not be unreasonably withheld, conditioned or delayed, Schedule 5.11 to correct any reference to a Necessary Project Contract that has been replaced in accordance with this Agreement and/or to reflect any other material additions after the date hereof.

(d)                                         On each Funding Date, all Necessary Project Contracts (including all Deferred Contracts) which as of such Funding Date are required to be in place have been duly executed and delivered and are in full force and effect.

Section 5.12                                     Collateral. (a) The Collateral includes all of the Equity Interests in, and all of the tangible and intangible assets of, the Borrower.

(b)                                         The Liens and security interests granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in effect on each date this representation is made or deemed repeated (i) constitute, as to personal property included in the Collateral, a valid first-priority security interest in such personal property and (ii) constitute, as to the Mortgaged Property included in the Collateral, a valid first-priority Lien of record in the Mortgaged Property, in each case subject only to Permitted Liens.

(c)                                          As of and after the Closing Date, the security interest granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of UCC financing statements in the filing offices identified in Schedule 5.12(c), (ii) with respect to any Account Collateral or any Blocked Account Collateral that can be perfected solely by control, upon execution of this Agreement or a Blocked Account Agreement and (iii) with respect to any property (if any) that can be perfected solely by possession, upon the Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interest, encumbrance, assignment or otherwise, in each case subject only to Permitted Liens. After giving effect to the filings, registrations and giving of notice referred to in this sentence, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral covered by the Security Documents in effect on the date this representation is made or deemed repeated to the extent the Collateral Agent’s security interest can be perfected by filing, including any recordation, filing, registration, giving of notice or other similar action. No filing, recordation, re-filing or re-recording other than those listed on Schedule 5.12(c) (as the same may be updated at the written request of the Borrower, with the written agreement of the Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed), following any change in applicable Law) is necessary to perfect (or maintain the perfection of) the interest, title or Liens of the Security Documents) (to the extent the Collateral Agent’s security interest can be perfected by filing or recording), and on and as of each relevant date on which this representation and warranty is made or deemed repeated, all such filings or recordings have been made with respect to the Collateral. The Borrower and the Pledgor have properly delivered or caused to be delivered to the Collateral Agent, or provided the Collateral Agent control of, all Collateral relating to assets of or equity in the Borrower that requires perfection of the Liens and security interests described above by possession or control. All or substantially all of the Collateral relating to assets of or equity in the Borrower (other than the Account Collateral, Blocked Account Collateral, certificates, securities, investments, chattel paper, books and records and general intangibles), including the Mortgaged Property, is or will (when acquired) be located on the Site.

Section 5.13                                     Ownership of Properties. (a) The Borrower has a good and valid fee ownership interest in the Site, subject to Permitted Liens.

(b)                                         The Borrower has a good and valid ownership interest, leasehold interest, license interest or other right of use in all other property and assets (tangible and intangible) included in the Collateral relating to assets of or equity in the

Borrower under each Security Document, other than the collateral pledged pursuant to the Pledge Agreement. Such ownership interests, leasehold interest, license interest or other rights of use are and will be at all times on and after the Closing Date, together with any other assets or interests contemplated to be acquired pursuant to the Construction Budget, sufficient to permit construction and operation of the Project, substantially in accordance with the Project Documents. To the Knowledge of Borrower, none of said properties or assets of or equity in the Borrower are subject to any other claims of any Person on and after the Closing Date, including any easements, rights of way or similar agreements affecting the use or occupancy of the Project or the Site, other than Permitted Liens.

(c)                                          All Equity Interests in the Borrower are owned by the Pledgor.

(d)                                         The properties and assets of the Borrower are separately identifiable and are not commingled with the properties and assets of any other Person and are readily distinguishable from the property and assets of other Persons.

(e)                                          The Borrower does not have any leasehold interest in, and is not lessee of, any real property.

(f)                                            There are no easements, rights of way or similar agreements affecting the use or occupancy of the Project, other than Permitted Liens.

Section 5.14                                     Taxes. (a) The Borrower has (i) filed all income Tax Returns and all other material Tax Returns required by Law to have been filed by it and (ii) has paid all Taxes thereby shown to be owing, as and when the same are due and payable, other than, in the case of this Section 5.14(a)(ii), Taxes that are subject to a Contest.

(b)                                         The Borrower is not and will not be taxable as a corporation for federal tax purposes, and Borrower has not and will not take any action to cause it to be treated as a corporation for state or local tax purposes if it would, in the absence of such action, not be taxable as a corporation for state or local purposes.

(c)                                          The Borrower is not a party to any tax sharing agreement with any Person (including the Pledgor or any other Affiliate of the Borrower).

(d)                                         The Borrower has not agreed to extend the statute of limitations period applicable to the assessment or collection of any Tax.

(e)                                          The Borrower is not currently under any governmental audit with respect to any Tax for any period, there are no claims for additional Tax being pursued by any Governmental Authority with respect to the business, income or activities of the Borrower, and the Borrower has no Knowledge of any such claims that have not yet been asserted but are likely to be asserted by a Governmental Authority.

Section 5.15                                     Patents, Trademarks, Etc. The Borrower has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from unduly burdensome restrictions, that are necessary for the ownership, construction, operation and maintenance of the Project.

Section 5.16                                     ERISA Plans. None of the Borrower nor any ERISA Affiliate has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Plan or Multiemployer Plan. The Borrower does not have any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA).

Section 5.17                                     Property Rights, Utilities, Supplies Etc. (a) All material property interests, utility services, means of transportation, facilities and other materials necessary for the development, engineering, construction, testing, start-up, use and operation of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project, and arrangements in respect thereof have been or will be made on commercially reasonable terms.

(b)                                         There are no material supplies, materials or equipment necessary for construction, operation or maintenance of the Project that are not expected to be available at the Site on commercially reasonable terms consistent with the Construction Schedule and the Construction Budget, or the Operating Budget, as applicable.

Section 5.18                                     No Defaults. No Default or Event of Default has occurred and is continuing.

Section 5.19                                     Environmental Warranties.

(a)                                          (i) The Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (ii) the Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (iii) neither the Borrower nor any of its Environmental Affiliates has received any written communication (other than a communication that the Administrative

Agent has agreed in writing is not materially adverse) from a Governmental Authority that alleges that the Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (iv) there are no circumstances that could reasonably be expected to prevent or interfere in the future with the Borrower’s compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.

(b)                                         There is no Environmental Claim pending or, to the Knowledge of the Borrower, threatened against the Borrower or the Project. To the Knowledge of the Borrower, there is no Environmental Claim pending or threatened against any Environmental Affiliate.

(c)                                          There are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate or could otherwise reasonably be expected to interfere with the construction or operation of the Project.

(d)                                         Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which the Borrower or, to the Knowledge of the Borrower, any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim or that is not in compliance with applicable Environmental Laws, (ii) there are no underground storage tanks located or to be located on property owned or leased by the Borrower, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned or leased by the Borrower.

(e)                                          The Borrower has not received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the Knowledge of the Borrower, none of the business or operations of the Borrower is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern.

Section 5.20                                     Regulations T, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.20 with such meanings.

Section 5.21                                     Accuracy of Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or Pledgor in this Agreement, in any other Transaction Document or otherwise in writing to any Senior Secured Party, any Consultant, or counsel for purposes of or in connection with this Agreement and the other Financing Documents or any transaction contemplated hereby or thereby (other than projections, budgets and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by or on behalf of the Borrower) is, when taken as a whole, after giving effect to any supplemental information, and as of the date furnished, true and accurate in every material respect and such information is not, when taken as a whole, after giving effect to any supplemental information, as of the date furnished, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.

(b)                                         The assumptions constituting the basis on which the Borrower prepared the Construction Budget and the Financial Model that are in effect on each date this representation is made or deemed repeated, and the numbers set forth therein, were developed and consistently utilized in good faith and are reasonable and represent the Borrower’s reasonable judgment as of the date prepared as to the matters contained therein, based on all information known to the Borrower.

(c)                                          The Borrower reasonably believes that the Conversion Date will occur on or before the Conversion Date Certain and that the cost to complete the Project will not exceed the funds available to the Borrower (including funds available under this Agreement, the Required Equity Contribution and the funds available on a timely basis under the Completion Guaranty).

(d)                                         The Borrower reasonably believes that the development, engineering, construction, testing, start-up, use, ownership, operation and maintenance of the Project are economically feasible and technically feasible.

Section 5.22                                     Indebtedness. (a) The Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrower on and after the Closing Date other than Permitted Indebtedness. The Obligations rank at least pari passu with all other Indebtedness of the Borrower.

(b)                                         On the Closing Date, after giving effect to the Financing Documents and the transactions contemplated thereby, the Borrower will have no outstanding Indebtedness other than Permitted Indebtedness, and all Liens (other than Permitted Liens) against assets of the Borrower will have been released.

Section 5.23                                     Separateness. (a) The Borrower maintains separate bank accounts and separate books of account from the Pledgor. The separate liabilities of the Borrower are readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Pledgor.

(b)                                         The Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

(c)                                          The Borrower is in compliance with the provisions set forth on Schedule 5.23.

Section 5.24                                     Required LLC Provisions. The Borrower LLC Agreement includes each of the terms (collectively, the “Required LLC Provisions”) set forth in Schedule 5.23 and Schedule 5.24.

Section 5.25                                     Subsidiaries. The Borrower has no Subsidiaries.

Section 5.26                                     Foreign Assets Control Regulations, Etc. (a) The use of the proceeds of the Loan by the Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)                                       The Borrower:

(i)                             is not and will not become a Person or entity described by Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and the Borrower does not engage in dealings or transactions with any such Persons or entities; and

(ii)                          is not in violation of the Patriot Act.

Section 5.27                                     Solvency. The Borrower is and, upon the incurrence of any Obligations by the Borrower and after giving effect to the transactions contemplated hereby, will be Solvent.

Section 5.28                                     Legal Name and Place of Business.  (a) The exact legal name and jurisdiction of formation of the Borrower is: Nova Biofuels Seneca, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and the Borrower has not had any other legal names in the previous five (5) years.

(b)                                         The chief executive office of the Borrower is located at 363 North Sam Houston Parkway East, Suite 636, Houston, Texas 77060.  The Borrower also does business at the Site.

Section 5.29                                     No Brokers.  The Borrower has no obligation to pay any finder’s, advisory, broker’s or investment banking fee, except for the fees payable pursuant to Section 3.13 (Fees).

Section 5.30                                     Insurance.  All insurance required to be obtained and maintained pursuant to the Transaction Documents by the Borrower is in full force and effect as of each date this representation is made or deemed repeated and complies with the insurance requirements set forth on Schedule 7.01(h) (and, in the case of insurance required under any Project Document, also complies in all material respects with the insurance requirements in such Project Document).  All premiums then due and payable on all such insurance have been paid.  To the Knowledge of the Borrower, all insurance required to be obtained and maintained by any Major Project Party with respect to the Project to protect, directly or indirectly, against loss or liability to the Borrower, the Project or any Senior Secured Party (including in connection with construction obligations of such Major Project Party), as of the date this representation is made or deemed repeated, pursuant to any Project Document has been obtained, is in full force and effect and complies with the insurance requirements set forth on Schedule 7.01(h) and is otherwise in all material respects in accordance with such Project Document.

Section 5.31                                     Accounts.  The Borrower does not have, and is not the beneficiary of, any bank account other than (a) the Project Accounts and (b) Local Accounts with respect to which Blocked Account Agreements have been duly executed and delivered.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01                                     Conditions to Closing and First Funding.  In addition to the conditions set forth in Section 6.02 (Conditions to All Construction Loan Fundings) and Section 6.05 (Conditions to All Fundings and Issuances), the occurrence of the Closing Date and the initial Construction Loan Funding are subject to the satisfaction of each of the following conditions precedent:

(a)                                          Delivery of Financing Documents.  The Administrative Agent shall have received each of the following fully executed documents, each of which shall be originals, portable document format (“pdf”) or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto and in form and substance reasonably satisfactory to each Lender:

(i)                             this Agreement;

(ii)                          if requested by any Construction/Term Lender, the original Construction Notes, duly executed and delivered by an Authorized Officer of the Borrower in favor of each such Construction/Term Lender;

(iii)                       if requested by any Working Capital Lender, the original Working Capital Notes, duly executed and delivered by an Authorized Officer of the Borrower in favor of each such Working Capital Lender;

(iv)                      the Security Agreement;

(v)                         the Pledge Agreement;

(vi)                      the Mortgage;

(vii)                   the Completion Guaranty;

(viii)                the Blocked Account Agreement(s);

(ix)                        the Fee Letters;

(x)                           the Subordination Agreement; and

(xi)                        the Affiliate Loans Pledge Agreement.

(b)                                         Project Documents; Contracts; Consents.  (i) The Administrative Agent shall have received true, correct and complete copies of (A) each Project Document, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Independent Engineer, and (B) each other material Contractual Obligation of the Borrower for which a copy has been reasonably requested by the Administrative Agent.

(ii)                          The Administrative Agent shall have received a Consent, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Project Document identified on Schedule 6.01(b).

(c)                                        Officer’s Certificates.  The Administrative Agent shall have received the following certificates, dated as of the Closing Date, upon which the Administrative Agent and each Senior Secured Party may conclusively rely:

(i)                             a duly executed certificate of an Authorized Officer of the Borrower certifying that (A) all conditions set forth in this Section 6.01 have been satisfied on and as of the Closing Date and (B) all representations and warranties made by the Borrower in this Agreement and each other Financing Document to which the Borrower is a party are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date);

(ii)                          a duly executed certificate of an Authorized Officer of the Borrower certifying that (A) the copies of each Project Document and other documents delivered pursuant to Section 6.01(b) are true, correct and complete copies of such document, (B) each such Project Document or other document is in full force and effect and no term or condition of any such Project Document or other document has been amended from the form thereof delivered to the Administrative Agent, (C) each of the conditions precedent set forth in each Project Document or other document delivered pursuant to Section 6.01(b) that is required to be satisfied on or before the Closing Date has been satisfied or waived by the parties thereto (and, in the case of any material waiver under any Major Project Document, with the approval of the Administrative Agent, which will not be unreasonably withheld, conditioned or delayed), and (D) no material breach, material default or material violation by the Borrower, or to the Knowledge of the Borrower, by any Major Project Party under any such Major Project Document or other document has occurred and is continuing;

(iii)                       a duly executed certificate of an Authorized Officer of the Pledgor certifying that all representations and warranties made by the Pledgor in the Pledge Agreement are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date); and

(iv)                      a duly executed certificate of an Authorized Officer of the Guarantor certifying that all representations and warranties made by the Guarantor in the Completion Guaranty are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date).

(d)                                       Resolutions, Incumbency, Organic Documents.  The Administrative Agent shall have received from each of the Borrower, the Pledgor and the Guarantor a certificate of an Authorized Officer, dated as of the Closing Date, upon which the Administrative Agent and each Senior Secured Party may conclusively rely, as to:

(i)                             satisfactory resolutions of its members, managers or directors, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to which it is party and the consummation of the transactions contemplated therein;

(ii)                          the incumbency and signatures of those of its officers and representatives duly authorized to execute and otherwise act with respect to each Financing Document to which it is party; and

(iii)                       such Person’s Organic Documents, which in the case of the Borrower shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include the Required LLC Provisions, and in every case certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent and (B) no material breach, material default or material violation thereunder has occurred and is continuing.

(e)                                          Authority to Conduct Business.  The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, dated no more than five (5) Business Days (or such other time period reasonably acceptable to the Administrative Agent) prior to the Closing Date, that:

(i)                             each of the Borrower and the Pledgor is duly authorized as a limited liability company to carry on its business, and is duly formed, validly existing and in good standing in each jurisdiction in which it is required to be so authorized; and

(ii)                          the Guarantor is duly authorized as a corporation to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.

(f)                                            Opinions of Counsel.  The Administrative Agent shall have received the following legal opinions, addressed to the Senior Secured Parties, and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                             the opinion of Baker & McKenzie LLP, New York and Illinois counsel to the Loan Parties;

(ii)                          the opinion of Woodburn and Wedge, Nevada counsel to the Guarantor;

(iii)                       the reasonably satisfactory opinion of counsel under the laws of the jurisdiction of each Major Project Party’s organization and the law governing the Project Documents and Consents to which such Major Project Party is a Party, covering customary matters relating to such Major Project Party, if reasonably requested by the Administrative Agent; and

(iv)                      the reasonably satisfactory opinion of counsel under the laws of each jurisdiction governing each of the Major Project Documents and the Consents, covering customary matters relating to the Borrower, if reasonably requested by the Administrative Agent.

(g)                                         Lien Search; Perfection of Security.  The Collateral Agent shall have been granted a first priority perfected security interest in all Collateral, and the Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Security:

(i)                             completed requests for information or lien search reports, dated no more than five (5) Business Days (or such other, longer time period reasonably acceptable to the Administrative Agent) before the Closing Date, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware, Illinois, Nevada and any other jurisdictions reasonably requested by the Administrative Agent that name the Borrower or the Pledgor as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings, which shall show no Liens other than Permitted Liens;

(ii)                          UCC financing statements and other filings and recordations (including fixture filings), in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Security Documents covering the Collateral described therein, and each such UCC financing statement and other filing or recordation shall be duly filed on or prior to the Closing Date;

(iii)                       the original certificates representing all Equity Interests in the Borrower shall have been delivered to the Collateral Agent, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Pledge Agreement;

(iv)                      with respect to the Borrower and the Project, evidence of the making (which may be done on the Closing Date) of all other actions, recordings and filings of or with respect to the Security Documents delivered pursuant to Section 6.01(a) (Conditions to Closing and First Funding - Delivery of Financing Documents) that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first-priority Liens created thereunder; and

(v)                         mortgage release and UCC termination statements, in proper form for filing in all jurisdictions that the Administrative Agent may deem necessary or desirable, terminating the existing mortgage and all existing UCC financing statements and fixture filings covering the Collateral relating to the Centrue Loan Agreement Indebtedness, and such mortgage release and each such UCC termination statement shall be duly filed on the Closing Date.

(h)                                         Financial Statements.  The Administrative Agent shall have received accurate and complete copies of the unaudited annual financial statements of the Borrower for the Fiscal Years ended October 31, 2006 and October 31, 2007 and copies of the Guarantor’s audited annual financial statements for the Fiscal Years ended October 31, 2006 and October 31, 2007.

(i)                                           Governmental Approvals.  The Borrower shall have obtained all Necessary Project Approvals listed on Schedule 5.03-A, and the Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that (i) attached to such certificate are true, correct and complete copies of each such Necessary Project Approval, (ii) each such Necessary Project Approval was duly obtained, is in full force and effect, is final and Non-Appealable, (iii) all Necessary Project Approvals required for the Project at a later date will be obtained in due course prior to the time when needed and without conditions that would impose undue burdens or material expense on the Project or the Borrower, and (iv) Schedule 5.03 accurately identifies all Necessary Project Approvals.

(j)                                             Equator Principles.  The Administrative Agent shall have received all documentation requested by the Administrative Agent that is necessary to evidence compliance with, and otherwise required in connection with, the Equator Principles.

(k)                                          Third Party Approvals.  The Administrative Agent shall have received reasonably satisfactory documentation of any approval by any Person required in connection with any transaction contemplated by this Agreement or any other Financing Document that the Administrative Agent has reasonably requested in connection herewith.

(l)                                             Fees; Expenses.  The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all fees due and payable on the Closing Date pursuant to Section 3.13 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented.

(m)                                       Establishment of Project Accounts.  Each of the Project Accounts shall have been established to the reasonable satisfaction of the Administrative Agent.

(n)                                         Insurance.  The Administrative Agent shall have received:

(i)                             satisfactory evidence that the insurance requirements set forth on Schedule 7.01(h) with respect to the Borrower and the Project have been satisfied, including binders or certificates evidencing the commitment of insurers to provide each insurance policy required by Schedule 7.01(h), evidence of the payment of all premiums then due and owing in respect of such insurance policies and a certificate of the Insurance Consultant and the Borrower’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect; and

(ii)                          a report of the Insurance Consultant in form and substance reasonably satisfactory to the Administrative Agent discussing, among other matters that the Administrative Agent may require, the adequacy of the insurance coverage for the Project, together with a duly executed certificate of the Insurance Consultant in the form of Exhibit I, appropriately completed to the satisfaction of the Administrative Agent.

(o)                                         Independent Engineer’s Report.  The Administrative Agent shall have received a report of the Independent Engineer with respect to the Project, accompanied by a duly executed certificate of the Independent Engineer in the form of Exhibit J-1, each in form and substance reasonably satisfactory to each Lender, discussing, among other matters that the Lenders may require:

(i)                             the technical and economic viability of the Project (including the Project’s capability to conform with all air permit limits) and the technical inputs used in the Financial Model;

(ii)                          the reasonableness of the Construction Budget and the feasibility of the Borrower’s approach to construction and start-up of the Project;

(iii)                       the appropriateness of the Performance Tests, Minimum Performance Criteria and Performance Guarantee;

(iv)                      operating performance and costs assumptions;

(v)                         confirmation that the Environmental Site Assessment Reports comply with the requirements of this Agreement and that no further Environmental Site Assessment Reports are required;

(vi)                      confirmation that the Borrower is in compliance in all material respects with all Environmental Approvals applicable to the Project and does not have any known present or contingent liability relating to any Environmental Approval, Environmental Claim regarding the Project; and

(vii)                   confirmation that all Environmental Approvals necessary to construct and operate the Project (other than Environmental Approvals that are Deferred Approvals) have been obtained and are in full force and effect, final and Non-Appealable.

(p)                                         Environmental Site Assessment Report.  The Administrative Agent shall have received an Environmental Site Assessment Report(s) with respect to the Site, accompanied by a corresponding reliance letter.

(q)                                         Biodiesel Market Report.  The Administrative Agent shall have received a report of the Biodiesel Market Consultant, in form and substance reasonably satisfactory to the Required Lenders.

(r)                                            Agricultural Market Report.  The Administrative Agent shall have received a report of the Agricultural Market Consultant, in form and substance reasonably satisfactory to the Required Lenders.

(s)                                          Appraisal.  The Administrative Agent shall have received an appraisal with respect to the Project, in form and substance reasonably satisfactory to the Required Lenders.

(t)                                            Construction Budget.  The Administrative Agent shall have received (i) the Construction Budget in form and substance reasonably satisfactory to the Required Lenders, and (ii) a certificate of a Financial Officer of the Borrower certifying as to the reasonableness of the underlying assumptions and the conclusions on which the Construction Budget is based and demonstrating aggregate Project Costs equal to or less than the amount provided for in the Construction Budget.

(u)                                         Survey; Site Description.  The Administrative Agent shall have received a current survey of the Site conforming with ALTA/ACSM 2005 survey standards, including Table A, items 6, 8, 10 and 11(a), and otherwise acceptable to the Administrative Agent (a “Survey”) prepared by Etscheid Duttlinger & Associates Inc., or another registered or licensed surveyor acceptable to the Administrative Agent and the Title Insurance Company, certified to the Senior Secured Parties and such Title Insurance Company.  The Administrative Agent shall have received a detailed description of the parcel of real property owned by the Borrower and/or on which the Project is situated and, upon approval by the Administrative Agent, such description shall deemed to be an amendment to this Agreement and Schedule 5.13 shall be deemed to be replaced with such description.

(v)                                         Title Insurance.

(i)                             The Administrative Agent shall have received a paid policy or policies of mortgage title insurance (the “Title Insurance Policy”), in an aggregate amount equal to the Aggregate Loan Commitment on a Form 2006 extended coverage lender’s policy, containing such endorsements (including an endorsement deleting the creditor’s rights exception) as the Administrative Agent may request and otherwise in form and substance reasonably satisfactory to the Administrative Agent, from the Title Insurance Company (with co-insurance or reinsurance in such amounts and with such title insurance companies as may be required and approved by the Administrative Agent), containing no exception for mechanics’ or materialmen’s Liens and no other exceptions (printed or otherwise) other than those approved by the Required Lenders, and insuring that the Collateral Agent has a good, valid and enforceable first Lien of record on the Mortgaged Property free and clear of all defects and encumbrances (other than Permitted Liens).

(ii)                          The Title Insurance Policy shall confirm that the Borrower has good, marketable title to the Site subject to no Liens (other than Liens in favor of the Collateral Agent or other Permitted Liens).

(w)                                       Bank Regulatory Requirements.  The Administrative Agent shall have received at least four (4) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(x)                                           Process Agent.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, acceptances from the Process Agent for the Borrower, the Pledgor and the Guarantor appointed under Section 11.02(d) (Applicable Law; Jurisdiction; Etc. – Appointment of Process Agent and Service of Process) and as required under each other Financing Document in effect on the Closing Date.

(y)                                         Financial Model.  The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, dated as of the Closing Date, certifying that the Financial Model attached as Exhibit K has not been amended or modified and certifying as to the reasonableness of the underlying assumptions and the conclusions on which the Financial Model is based.

(z)                                           Auditors.  The Administrative Agent shall have received reasonably satisfactory evidence of the appointment of the Auditors.

(aa)                                    Equity.  The Administrative Agent shall have received reasonably satisfactory evidence that the Required Equity Contribution has been funded and applied to pay Project Costs (as verified by the Independent Engineer).

(bb)                                  Centrue Debt Discharge.  All of the Borrower’s obligations and liabilities with respect to the Centrue Loan Agreement Indebtedness shall have been or shall simultaneously be discharged in full, and the Borrower shall be released from all of its obligations under each agreement evidencing or relating to the Centrue Loan Agreement Indebtedness, and the Administrative Agent shall have received (i) a release letter from the lender of such debt, in form and substance reasonably satisfactory to the Administrative Agent, confirming such release and (ii) evidence reasonably satisfactory to the Administrative Agent that all Liens against assets of the Borrower in respect of such debt have been released.

Section 6.02                                     Conditions to All Construction Loan Fundings.  In addition to the conditions set forth in Section 6.01 (Conditions to Closing and First Funding) (with respect to the first Funding) and Section 6.05 (Conditions to All Fundings), the obligation of each Construction/Term Lender to make available each Funding of its Construction Loans shall be subject to the fulfillment of the following conditions precedent:

(a)                                          Funding Notice.  The Administrative Agent shall have received a duly executed Funding Notice, as required by and in accordance with Section 2.04 (Notice of Fundings), which shall certify that:

(i)                             to the extent requested by the Independent Engineer, all invoices for Project Costs with respect to which such Funding is requested, each of which shall be certified as true, correct and complete by the Borrower and substantiated by the Independent Engineer;

(ii)                          Construction Status Report(s) covering the period since the preceding Funding (or, in the case of the initial Funding of Construction Loans, since the commencement of construction), each of which shall be certified as true and complete by the Borrower and substantiated by the Independent Engineer;

(iii)                       absolute and unconditional sworn Lien waiver statements in form and substance reasonably satisfactory to the Administrative Agent and the Independent Engineer evidencing receipt of payment by each Construction Contractor, all subcontractors, all contractors performing the Owners Scope and all other Persons who were paid from the proceeds of the then last preceding Funding (other than Lien waivers from contractors whose work, on an aggregate basis (taking into account any and all contracts or agreements pursuant to which such contractor has performed work relating to the Project), entitles them to aggregate payment of less than $100,000; provided that in the case of the initial Funding, such Lien waiver statements shall evidence receipt of all payments paid or due and payable by the Borrower to each Construction Contractor, all subcontractors and all other Persons who have performed work in connection with the Project since the commencement of construction.  Such Lien waiver statements shall (A) be dated on or prior to the date of the Funding Notice and (B) cover all work done and all sums received through the date of the then last preceding Funding (or, in the case of the initial Funding, the commencement of construction).  Each such Lien waiver statement shall be certified as true and correct and complete by the Borrower to its Knowledge and the applicable contractor and shall be verified by the Independent Engineer;

(iv)                      a list of all Change Orders not theretofore submitted to the Administrative Agent, together with a statement by the Borrower that copies of the same have been submitted to the Independent Engineer prior to the date of such Funding Notice and a list of all Change Orders to the date of such Funding Notice and a list of all contemplated Change Orders, together with confirmation that each such Change Order is in compliance with Section 7.02(m)(iii) (Negative Covenants – Project Documents);

(v)                         evidence (which may include the waiver of Liens required under Section 6.02(a)(iii) (Conditions to All Construction Loan Fundings – Funding Notice) and a detailed receipt for payment itemized by Line Item in the Construction Budget) reasonably satisfactory to the Independent Engineer that the full amount of the proceeds of the then last preceding Funding has been paid out by the Borrower or the Construction Contractors to the Persons with respect to whom such Funding proceeds were disbursed and otherwise in accordance with this Agreement; provided that if there has been no such preceding Funding, such evidence shall confirm receipt of all payments due and payable by the Borrower to the Construction Contractors, all subcontractors and all other Persons since the commencement of construction; and

(vi)                      a certification of a Financial Officer of the Borrower confirming that the requested Funding, when considered on its own and when considered on an aggregate basis with all prior Fundings, is in compliance with the Drawdown Schedule (or, if such Funding would be in excess of the Drawdown Schedule, such deviation from the Drawdown Schedule has been approved by the Independent Engineer and the Administrative Agent).

(b)                                         Independent Engineer’s Certification.  The Administrative Agent shall have received an Independent Engineer’s Certificate in respect of such Funding Notice duly executed by the Independent Engineer and in the form attached as Exhibit J-2.

(c)                                          Title Insurance.  The Administrative Agent shall have received a Title Continuation and a Future Advance Endorsement (or Future Advance Endorsements) to the Title Insurance Policy, which Future Advance Endorsement (or Future Advance Endorsements) shall have the effect of (i) updating the date of the Title Insurance Policy to the date of the requested Funding and (ii) providing full mechanics’ lien coverage.

(d)                                         Updated Survey.  If the Borrower acquires any land (leasehold, fee or easement) not shown on the then-current Survey, the Administrative Agent shall have received an updated Survey of the Site including such new leasehold, fee or easement areas.

(e)                                          Mechanic’s Liens.  There shall be no mechanic’s, workmen’s, materialmen’s, construction or other like Liens encumbering the Collateral (other than Permitted Liens).

Section 6.03                                     Conditions to Term Loan Funding.  In addition to the conditions set forth in Section 6.05 (Conditions to All Fundings), the obligation of each Construction/Term Lender to make its Term Loans shall be subject to the fulfillment of the following conditions precedent.

(a)                                          Term Notes.  If required by any Construction/Term Lender, each such Construction/Term Lender shall have received a Term Note payable to such Lender in the amount of such Lender’s Term Loan Commitment, duly executed by the Borrower and otherwise complying with the provisions of Section 2.06 (Evidence of Indebtedness).

(b)                                         Construction Loan Payoff.  All of the Construction Loans shall have been or shall simultaneously be repaid with the proceeds of such Term Loans.

(c)                                          Commercial Operation Date.  The Commercial Operation Date shall have occurred.

(d)                                         Commercial Operation Date Certificate.  The Administrative Agent shall have received (i) the Borrower’s Commercial Operation Date Certificate in the form of Exhibit P-1, duly executed by the Borrower and (ii) the Independent Engineer’s Commercial Operation Date Certificate in the form of Exhibit P-2, duly executed by the Independent Engineer.

(e)                                          Insurance.  The Administrative Agent shall have received binders or certificates evidencing the commitment of insurers to provide the insurance policies required by Section 7.01(h) (Affirmative Covenants - Insurance), together with evidence of the payment of all premiums then due and payable in respect of such insurance policies and a certificate of the Borrower’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect, and the Administrative Agent shall have received a certificate of the Insurance Consultant in substantially the form of Exhibit I with respect thereto.

(f)                                            Security.  The Administrative Agent shall have received satisfactory evidence that (i) the Collateral Agent continues to have a perfected first priority security interest in all right, title and interest of the Borrower and the Pledgor in and to the Collateral prior to all other Liens thereon and subject only to Permitted Liens, and (ii) all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect the Collateral Agent’s Liens have been duly made or taken and are in full force and effect.

(g)                                         Updated Operating Budget and Plan.  The Administrative Agent shall have received a copy of the Operating Budget, in form and substance reasonably satisfactory to the Administrative Agent.

(h)                                         Project Accounts.  The Project Accounts shall continue to be maintained in accordance with this Agreement and shall contain all amounts, if any, required to be deposited therein as of the Conversion Date, including the amounts on deposit in or standing to the credit of each of the Debt Service Reserve Account, the Working Capital Reserve Account and the Warranty Reserve Account, which shall be at, or shall be funded on the Conversion Date up to, a level no less than (i) the Debt Service Reserve Required Amount, (ii) the Working Capital Reserve Required Amount and (iii) the Warranty Reserve Required Amount, respectively.

(i)                                             Legal Opinions.  The Administrative Agent shall have received legal opinions from counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent, addressing those matters relating to the Project, the Transaction Documents and the transactions contemplated therein, and the Collateral, as the Administrative Agent may reasonably request.

(j)                                             Title Insurance.  The Administrative Agent shall have received a Title Continuation and a Future Advance Endorsement (or Future Advance Endorsements) to the Title Insurance Policy, which Future Advance Endorsement (or Future Advance Endorsements) shall have the effect of (i) updating the date of the Title Insurance Policy to the date of the requested Funding and (ii) providing full mechanics’ lien coverage.

(k)                                          Final Survey.  The Administrative Agent shall have received a satisfactory final as-built Survey of the Project demonstrating that the Project has all real property interests required by the Financing Documents and showing no Liens other than Permitted Liens.

(l)                                             Mechanic’s Liens.  There shall be no mechanic’s, workmen’s, materialmen’s, construction or other like Liens encumbering the Collateral (other than Permitted Liens).

Section 6.04                                     Conditions to Working Capital Loan Fundings.  In addition to the conditions set forth in Section 6.05 (Conditions to All Fundings), the obligation of each Working Capital Lender to make available each Funding of its Working Capital Loans shall be subject to the fulfillment of the following conditions precedent:

(a)                                          Timing.  The initial Funding of the Construction Loans shall have occurred.

(b)                                         Funding Notice.  The Administrative Agent shall have received (i) a Working Capital Loan Funding Notice, as required by and in accordance with Section 2.04 (Notice of Fundings), together with certified evidence of the Working Capital Expenses then due and payable with respect to which such Funding has been requested, and (ii) the most recent Borrowing Base Certificate required to be delivered pursuant to Section 7.03(n) (Reporting Requirements – Borrowing Base Certificate), executed by an Authorized Officer of the Borrower, together with supporting schedules, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.05                                     Conditions to All Fundings and Issuances.  The obligation of each Lender to make available each Funding of its Loans and the issuance of any Letter of Credit shall be subject to the fulfillment of the following conditions precedent:

(a)                                          Borrower’s Certifications.  The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that:

(i)                             the Borrower is in compliance with all conditions set forth in this Section 6.05 and all other applicable conditions in this Article VI on and as of the proposed Funding Date and/or Proposed Letter of Credit Issuance Date, before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance;

(ii)                          all representations and warranties made by the Borrower in this Agreement and each of the Financing Documents to which it is a party are true and correct in all material respects (other than representations and warranties that are qualified Material Adverse Effect or materiality, which shall be true and correct in all respects) on and as of such Funding Date and/or Proposed Letter of Credit Issuance Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance;

(iii)                       no Default or Event of Default has occurred and is continuing, or would result from such Funding and/or Letter of Credit issuance;

(iv)                      since April 13, 2007, there has been no event or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(v)                         the Borrower has no reason to believe that the Commercial Operation Date will not occur on or prior to the Conversion Date Certain.

(b)                                         Government Approvals.  The Administrative Agent shall have received evidence reasonably satisfactory to it that:

(i)                             all Governmental Approvals required by the proposed Funding Date and/or Proposed Letter of Credit Issuance Date for operation or development of the Project have been duly obtained, validly issued, and are in full force and effect, final and Non-Appealable;

(ii)                          all conditions in any Governmental Approval applicable to the Borrower that are required to have been satisfied by the date of the proposed Funding and/or Letter of Credit issuance have been satisfied;

(iii)                       such Governmental Approvals do not contain any condition that the Borrower reasonably believes is not capable of being satisfied on or prior to the time required or that the Borrower reasonably believes would limit or restrict the ability of the Project to perform consistently with the projections set forth in the Financial Model;

(iv)                      the Borrower is in compliance in all material respects with all Governmental Approvals that have been obtained by it;

(v)                         there is no proceeding pending or, to the Knowledge of the Borrower, threatened in writing that seeks to appeal, rescind, terminate, modify, condition, suspend or otherwise alter in any material respect any such Governmental Approval;

(vi)                      to the Borrower’s Knowledge, there exists no impediment that could reasonably be expected to prevent the Borrower from obtaining in due course all other Governmental Approvals necessary for the development or operation of the Project as and when the same may be required; and

(vii)                   the Administrative Agent shall have received copies of all Governmental Approvals obtained since the last Funding certified by an Authorized Officer of the Borrower as true, correct, complete and in full force and effect.

(c)                                          Additional Project Documents.  An Authorized Officer of the Borrower shall have certified that the Borrower has provided to the Administrative Agent copies of any Additional Project Document entered into by the Borrower since the date of this Agreement (including any Project Documents required to be executed on or before the date of the proposed Funding in accordance with Schedule 5.11), together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto if required, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

(d)                                         No Default or Event of Default.  No Default or Event of Default has occurred and is continuing, or would result from, such Funding and/or Letter of Credit issuance.

(e)                                          No Litigation.

(i)                             No action, suit, proceeding or investigation shall have been instituted or, to the Borrower’s Knowledge, threatened in writing against any of the Borrower, the Pledgor, the Guarantor or the Project that, if adversely determined, individually or in aggregate, has had or could reasonably be expected to have a Material Adverse Effect; and

(ii)                          no action, suit, proceeding or investigation shall have been instituted or threatened in writing against any Project Party that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(f)                                            Abandonment, Taking, Total Loss.  (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing with respect to the Project, (ii) no Event of Taking relating to any Equity Interests in the Borrower shall have occurred and be continuing, or (iii) no Event of Taking with respect to a material part of the Project shall have occurred.

(g)                                         Fees; Expenses.  The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all fees due and payable as of the date of such Funding and/or Letter of Credit issuance pursuant to Section 3.13 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel) for which invoices have been presented.

(h)                                         Material Adverse Effect.  Since April 13, 2007, no Material Adverse Effect has occurred and is continuing.

ARTICLE VII

COVENANTS

Section 7.01                                     Affirmative Covenants. The Borrower agrees with each Senior Secured Party that, until the Discharge Date, the Borrower will perform the obligations set forth in this Section 7.01.

(a)                                          Compliance with Laws. The Borrower shall comply in all material respects with all Laws (other than Environmental Laws, which are addressed in Section 7.01(b)) applicable to it or to its business or property.

(b)                                         Environmental Matters.

(i)                             The Borrower shall (A) comply in all material respects with all Environmental Laws, (B) keep the Project free of any Lien imposed pursuant to any Environmental Law, (C) pay or cause to be paid when due and payable by the Borrower any and all costs required in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Borrower or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (D) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law that could reasonably be expected to result in an Environmental Claim.

(ii)                          Without limiting the provisions of Section 7.01(b)(i), the Borrower shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(c)                                          Operations and Maintenance. The Borrower shall own, construct, operate and maintain (or cause to be operated and maintained) the Project in all material respects in accordance with (i) the terms and provisions of the Transaction Documents, (ii) all applicable Governmental Approvals and Laws and (iii) Prudent Biodiesel Operating Practice.

(d)                                         Construction and Completion of Project; Maintenance of Properties. (i) The Borrower shall apply the proceeds of the Loans to the purposes specified in Section 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow) and in each Funding Notice and shall duly construct and complete, or cause the construction and completion of, the Project and shall cause the Final Completion Date to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Construction Contracts (including any Change Orders permitted under this Agreement), (B) the Construction Budget, and (C) exercise of that degree of skill, diligence, prudence, foresight and care that are expected of a biodiesel construction contractor, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and the Project Documents.

(ii)                          The Borrower shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its properties and equipment related to the Project that are necessary or useful in the proper conduct of its business.

(iii)                       Except as required in connection with the construction of the Project, the Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement.

(iv)                      The Borrower shall continue to engage in business of the same type as now conducted by it and do or cause to be done all things necessary to preserve and keep in full force and effect (A) its limited liability company existence and good standing in the State of Delaware and (B) its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(e)                                          Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable all of its material obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are subject to a Contest, (ii) all of its obligations and liabilities under its Contractual Obligations and (iii) all lawful claims that, if unpaid, would by law become a Lien upon its properties (other than Permitted Liens), unless the same are subject to a Contest.

(f)                                            Governmental Approvals. The Borrower shall maintain in full force and effect, in the name of the Borrower, all Necessary Project Approvals and obtain all Deferred Approvals, all of which shall be reasonably satisfactory to the Administrative Agent prior to the time it is required to be obtained hereunder, including as set forth on Part B of Schedule 5.03, but in any event no later than the date required to be obtained under applicable Law.

(g)                                         Use of Proceeds and Cash Flow.

(i)                             All proceeds of the Construction Loans shall be applied to pay Project Costs. All Loan proceeds shall be applied in accordance with the Funding Notice pursuant to which such Loans were funded.

(ii)                          All proceeds of the Term Loans shall be applied to repay the Construction Loans.

(iii)                       All proceeds of the Working Capital Loans (other than those resulting from a draw on a Letter of Credit) shall be applied to pay Working Capital Expenses.

(iv)                      All proceeds of the Required Equity Contributions shall be applied to pay Project Costs.

(v)                         The Borrower shall cause all Cash Flow, Insurance Proceeds and Condemnation Proceeds to be applied in accordance with ARTICLE VIII (Project Accounts).

(h)                                         Insurance. Without cost to any Senior Secured Party, the Borrower shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 7.01(h), in accordance with the terms and provisions set forth therein for the Project and the Borrower, and shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document. The Lenders shall be additional named insureds on all policies except workers compensation/employers liability policies, and the Administrative Agent shall be the loss payee, under casualty, business interruption and builders risk coverage. The Borrower shall cause such insurance to be in place no less than ten (10) days prior to the date required, and each required insurance policy shall be renewed or replaced no less than thirty (30) days prior to the expiration thereof. In the event the Borrower fails to take out or maintain the full insurance coverage required by this Section 7.01(h), the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an Obligation, and the Borrower shall forthwith pay such amounts to the

Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(i)                                             Books and Records; Inspections. The Borrower shall keep proper books of record and account, separate from the books and records of any other Person (including any Affiliates of the Borrower), in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower. The Borrower shall keep books and records that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions. The Borrower shall permit officers and designated representatives of the Agents to visit and inspect any of the properties of the Borrower (including the Project), to examine its limited liability company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its members, managers, directors, officers and independent public accountants, all at the expense of the Borrower (provided that so long as no Default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of the Borrower only once per fiscal quarter) and at reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that if a Default or Event of Default has occurred and is continuing, any Agent, Lender or Consultant (or any of their respective officers or designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(j)                                             Operating Budget.

(i)                             The Borrower shall, not later than forty-five (45) days before the Commercial Operation Date, adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Project for the period from such date to the conclusion of the then-current Fiscal Year and provide a copy of such operating plan and budget at such time to the Administrative Agent. No less than forty-five (45) days in advance of the beginning of each Fiscal Year thereafter, the Borrower shall similarly adopt an operating plan and a budget for the Project setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the ensuing Fiscal Year and provide a copy of such operating plan and budget at such time to the

Administrative Agent. (Each such operating plan and budget is herein called an “Operating Budget”.)  Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon approval, which shall not be unreasonably withheld, conditioned or delayed, of the Administrative Agent (acting in consultation with the Consultants). If the Borrower shall not have adopted an annual Operating Budget before the beginning of any Fiscal Year or any Operating Budget adopted by the Borrower shall not have been accepted by the Administrative Agent before the beginning of any upcoming Fiscal Year, the Operating Budget for the preceding Fiscal Year shall, until the adoption of an annual Operating Budget by the Borrower and acceptance of such Operating Budget by the Administrative Agent, be deemed to be in force and effective as the annual Operating Budget for such upcoming Fiscal Year; provided that if the initial Operating Budget is not approved by the Administrative Agent, the Borrower may use a budget that is consistent with the Financial Model as of the Closing Date (or any updated Financial Model that has been approved by the Administrative Agent) until an initial Operating Budget is approved, and the Borrower shall work diligently to prepare an initial Operating Budget that is reasonably acceptable to the Administrative Agent.

(ii)                          Each Operating Budget delivered to the Administrative Agent pursuant to this Section 7.01(j) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each Operating Budget Category, shall specify for each month and for each such Operating Budget Category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses.

(k)                                          Performance Tests.

(i)                                   The Administrative Agent and the Independent Engineer have the right to witness and verify any Performance Tests. The Borrower shall give the Administrative Agent and the Independent Engineer notice regarding each proposed Performance Test no less than five (5) Business Days prior to any Performance Test. If, upon completion of any Performance Tests, the Borrower has decided to use such Performance Tests as the basis for declaring the

Commercial Operation Date, the Borrower shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting the results of such Performance Test, accompanied by supporting data and calculations including a report that indicates the Borrower’s preliminary opinions as to results of the Performance Tests (each a “Performance Test Report”) and the Independent Engineer will, upon a thorough review of such Performance Test Report, certify in writing to the Administrative Agent, within five (5) Business Days of the receipt of such Performance Test Report, the results of the Performance Tests and confirm that such Performance Tests were performed in accordance with the Approved Performance Test Protocols or deliver a report to the Administrative Agent and the Borrower setting forth in reasonable detail any objections of the Independent Engineer to such Performance Test Report. If any such valid objections are made, then the Borrower shall be permitted to address such objections to the reasonable satisfaction of the Independent Engineer or conduct additional Performance Tests in accordance with this Section 7.01(k).

(ii)                                  Each Performance Test shall be conducted in accordance with the Approved Performance Test Protocols.

(l)                                             Project Documents.

(i)                             The Borrower shall maintain in full force and effect, preserve, protect and defend its material rights under, and take all actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms or permitted replacement) of, each Project Document. The Borrower shall exercise all material rights, discretion and remedies under each Project Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Borrower’s obligations under the Financing Documents.

(ii)                          Promptly upon execution of any Additional Project Document by the Borrower, the Borrower shall deliver to the Administrative Agent a certified copy of such Project Document and, if reasonably requested by the Administrative Agent, any Ancillary Documents related thereto.

(iii)                       If any Project Document provides that such Project Document will expire prior to the Final Maturity Date, then, on or prior to the date that is ninety (90) days (or such shorter period as shall be satisfactory to the Administrative Agent) prior to the expiration date of such Project Document, the Borrower shall enter into an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, unless the Administrative Agent reasonably agrees that such Project Document is no longer required for the Project; provided, that the Borrower may enter into an agreement with ConAgra Trade Group, Inc. replacing the Feedstock Agreement, with substantially similar terms to the ConAgra Feedstock Undertaking, and otherwise reasonably satisfactory to the Administrative Agent.

(m)                                       Preservation of Title; Acquisition of Additional Property.

(i)                             The Borrower shall preserve and maintain (A) good, marketable and insurable fee interest in the Site and valid easement interest in its easement interest in the Site and (B) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens. If the Borrower at any time acquires any real property or leasehold or other interest in real property (including, to the extent reasonably requested by the Administrative Agent, with respect to any material easement or right-of-way not covered by the Mortgage), the Borrower shall, promptly upon such acquisition, execute, deliver and record a supplement to the Mortgage, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such real property or leasehold or other interest to the Lien and security interest created by the Mortgage. If reasonably requested by the Administrative Agent and available on commercially reasonable terms, the Borrower shall obtain an appropriate endorsement or supplement to the Title Insurance Policy insuring the Lien of the Security Documents in such additional property, subject only to Permitted Liens.

(ii)                          Prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbance), the Borrower shall deliver to the Administrative Agent an Environmental Site Assessment Report(s) with respect to such real property (if, in the reasonable determination of the

Administrative Agent, acting in consultation with the Independent Engineer, such Environmental Site Assessment Report(s) with respect to such real property interests is warranted), in each case along with a corresponding reliance letter from the consultant issuing such report(s) (to the extent such report(s) does not permit reliance thereon by the Senior Secured Parties). Each such Environmental Site Assessment Report(s) shall be in form and substance reasonably satisfactory to the Administrative Agent and shall not identify any material liability associated with the condition of such real property.

(n)                                         Maintenance of Liens; Creation of Liens on Newly Acquired Property.

(i)                             The Borrower shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Security Documents and, on and after the Closing Date,  the first-ranking priority thereof (subject to Permitted Liens).

(ii)                          The Borrower shall take all actions required to cause each Additional Project Document to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Document or otherwise) and shall, if required, deliver or cause to be delivered to the Administrative Agent all Ancillary Documents related thereto.

(iii)                       Simultaneously with the making of any investment in Cash Equivalents, the Borrower shall take or cause to be taken all actions required to cause such Cash Equivalents to be or become subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Senior Secured Parties.

(o)                                         Certificate of Formation. The Borrower shall observe all of the separateness and other provisions and procedures of its certificate of formation and Borrower LLC Agreement, including the Required LLC Provisions.

(p)                                         Separateness. The Borrower shall comply at all times with the separateness provisions set forth on Schedule 5.23.

(q)                                         Further Assurances. Upon written request of the Administrative Agent, the Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)                             that are necessary or desirable for compliance with Section 7.01(n)(i) (Affirmative Covenants - Maintenance of Liens; Creation of Liens on Newly Acquired Property);

(ii)                          for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Senior Secured Parties hereunder or thereunder; and

(iii)                       for the purposes of facilitating the proper exercise of rights and powers granted to the Senior Secured Parties under this Agreement or any other Financing Document.

(r)                                            First Priority Ranking. The Borrower shall cause its payment obligations with respect to the Loans to constitute direct senior secured obligations of the Borrower and to rank no less than pari passu in priority of payment, in right of security (except with respect to Permitted Liens) and in all other respects to all other Indebtedness of the Borrower.

(s)                                          Quarterly Calculations. Not more than three (3) Business Days prior to each Quarterly Payment Date.

(i)                             the Borrower shall provide to the Administrative Agent a calculation of the Debt Service Reserve Required Amount, certified by a Financial Officer of the Borrower; and

(ii)                          the Borrower shall calculate the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, and shall provide written evidence to the Administrative Agent and the Accounts Bank of such calculations certified by a Financial Officer of the Borrower.

Each such calculation pursuant to this Section 7.01(s) shall be subject to review by the Administrative Agent.

(t)                                            Financial Model.

(i)                             No less than forty-five (45) days prior to the end of each Fiscal Year, the Borrower shall deliver the Administrative Agent a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and

Maintenance Expenses (including each Operating Budget Category) and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project for the immediately succeeding Fiscal Year. If the Administrative Agent does not approve the updated Financial Model proposed by the Borrower within thirty (30) days following receipt thereof (and, so long as no Event of Default has occurred and is continuing, after consultation and no less than ten (10) days of good faith negotiations with the Borrower), the Administrative Agent may instruct the Consultants to prepare an updated Financial Model based on the reasonable professional judgment of the Consultants (and such updated Financial Model prepared by the Consultants shall be binding on the Lenders and the Borrower).

(ii)                             If in any Fiscal Year (A) the actual Cash Flow for the completed Fiscal Quarters in such Fiscal Year (or, in the case of the Fiscal Year in which the Closing Date occurs, the period from the Closing Date to the end of the most recent completed Fiscal Quarter) (such period, the “Specified Period”) is ninety percent (90%) or less of the projections for such period set forth in the then-current Financial Model, or (B) Operation and Maintenance Expenses for the Specified Period are, in the aggregate, ten percent (10%) or more above the projections for such period set forth in the then-current Financial Model, the Borrower shall, no less than thirty (30) days prior to the end of the immediately following Fiscal Quarter, deliver to the Administrative Agent a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category) and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project through the end of the immediately following Fiscal Year.

(iii)                          If the Administrative Agent does not approve the updated Financial Model proposed by the Borrower pursuant to Section 7.01(t)(ii) within fifteen (15) days following receipt thereof (and, so long as no Event of Default has occurred and is continuing, after consultation with the Borrower), the Administrative Agent may instruct the Consultants to prepare an updated Financial Model based on the reasonable professional judgment of the Consultants (and such updated Financial Model prepared by the Consultants shall be binding on the Lenders and the Borrower).

(iv)                      All costs incurred in connection with the preparation and review of updated Financial Models under this Section 7.01(t) shall be for the account of the Borrower.

(u)                                         Interest Rate Protection Agreement. Within thirty (30) days after the Closing Date, and at all times thereafter, the Borrower shall have in place Interest Rate Protection Agreements with respect to at least fifty percent (50%) of the aggregate principal amount of all Construction or Term Loans projected to be outstanding from time to time; provided, that the Borrower may not enter into Interest Rate Protection Agreements for notional amounts, in the aggregate at the time of the execution thereof, in excess of the aggregate principal amount of Construction or Term Loans outstanding on the date of such transaction.

(v)                                         Commodity Hedging Programs. On or before the date that is two (2) months prior to the Commercial Operation Date, the Borrower shall propose a Commodity Risk Management Plan which shall be approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). The Borrower may, from time to time, amend such Commodity Risk Management Plan; provided that any material changes thereto shall require the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld.

(w)                                       Final Completion. The Borrower shall cause Final Completion to occur on or before the date that is ninety (90) days after the Commercial Operation Date.

Section 7.02                                     Negative Covenants. The Borrower agrees with each Senior Secured Party that, until the Discharge Date, the Borrower will perform the obligations set forth in this Section 7.02.

(a)                                          Restrictions on Indebtedness of the Borrower. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except:

(i)                             the Obligations;

(ii)                          Indebtedness under the Permitted Commodity Hedging Arrangements;

(iii)                       accounts payable to trade creditors incurred in the ordinary course of business and (A) not more than sixty (60) days past due or

(B) subject to a Contest not more than six (6) months past due and not exceeding an aggregate amount of two hundred fifty thousand Dollars ($250,000);

(iv)                      Indebtedness under the Affiliate Loans in an aggregate amount not to exceed seventy-five million Dollars ($75,000,000), or such other (higher) amount reasonably acceptable to the Administrative Agent;

(v)                         until the Closing Date, Indebtedness arising from the Borrower’s obligations under the Loan Agreement entered into by the Borrower and Centrue Bank, dated as of January 9, 2007 (the “Centrue Loan Agreement Indebtedness”);

(vi)                      Indebtedness (excluding Indebtedness otherwise permitted under this Section 7.02(a)), not to exceed, in the aggregate, two hundred fifty thousand Dollars ($250,000); and

(vii)                   obligations as lessee under operating leases or leases for the rental of any real or personal property which are required by GAAP to be capitalized where all such leases under this Section 7.02(a)(vi) do not require the Borrower to make scheduled payments to the lessors in any Fiscal Year in excess of two hundred fifty thousand ($250,000) in the aggregate.

(b)                                         Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets or its Equity Interests, whether now owned or hereafter acquired, except:

(i)                             Liens in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents;

(ii)                          Liens for taxes, assessments and other governmental charges that are not yet due or the payment of which is the subject of a Contest;

(iii)                       Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest;

(iv)                      Liens of no more than five hundred thousand Dollars ($500,000) in the aggregate securing judgments for the payment of money not constituting an Event of Default, provided that each such Lien is subject to a Contest and any appropriate legal proceedings which may have been initiated for the review shall not have been terminated or the period within such proceedings may have been initiated shall not have expired;

(v)                         rights of setoff and other similar Liens of banks holding Local Accounts, solely to the extent permitted by, and in accordance with, the Blocked Accounts Agreement applicable to such Local Account;

(vi)                      purchase money security interests in discrete items of equipment not comprising an integral part of the Project or other Collateral when the obligation secured is incurred for the purchase of such equipment and does not exceed the lesser of the cost or the fair market value thereof at the time of acquisition and, in aggregate, an outstanding value of five hundred thousand Dollars ($500,000);

(vii)                   any Liens reflected on the Title Insurance Policy or any Title Continuation; and

(viii)                until the Closing Date, Liens securing the Centrue Loan Agreement Indebtedness.

(c)                                          Permitted Investments. The Borrower shall not make any loan or advance to any Person other than (i) accounts receivable incurred in commercially reasonable amounts in the normal course of the Borrower’s business and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, and (ii) investments by the Borrower in the Interest Rate Protection Agreements and Permitted Commodity Hedging Arrangements. Except for (i) Permitted Investments and (ii) investments received in satisfaction or partial satisfaction of accounts receivable incurred in commercially reasonable amounts in the normal course of the Borrower’s business from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, the Borrower will not purchase or otherwise acquire the capital stock, securities, debt, assets or obligations of, or any interest in, any Person.

(d)                                         Change in Business. The Borrower shall not (i) enter into or engage in any business other than the ownership, operation, maintenance, development, start-up, testing, use and financing of the Project and all activities reasonably related thereto or (ii)  change in any material respect the scope of the Project from that which is contemplated as of the date hereof.

(e)                                          Equity Issuances. The Borrower shall not issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Senior Secured Parties) on a first-priority perfected basis pursuant to the Pledge Agreement or, if necessary, a supplement thereto or a pledge and security agreement in substantially the form of the Pledge Agreement.

(f)                                            Asset Dispositions. The Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets of the Project or the Borrower (other than Products), whether now owned or hereafter acquired, except:

(i)                             disposal of assets that are promptly replaced in accordance with the then current Operating Budget;

(ii)                          to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project; and

(iii)                       disposal of assets with a fair market value, or at a disposal price, of less than one million Dollars ($1,000,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely affect the construction, operation or maintenance of the Project.

(g)                                         Consolidation, Merger. The Borrower will not (i) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution); or (ii) acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person.

(h)                                         Transactions with Affiliates. The Borrower shall not enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in the Borrower unless such arrangement or contract (i) is fair and reasonable to the Borrower and (ii) is an arrangement or contract that is on an arm’s-length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of the Borrower with a Person that is not one of its Affiliates (it being acknowledged that (1) each of the Affiliate Project Documents are in compliance with this Section 7.02(h), (2) the transactions contemplated by the Completion Guaranty and the Security Documents are in compliance with this Section 7.02(h) and (3) the transactions contemplated by the Affiliate Loan(s) are in compliance with this Section 7.02(h)).

(i)                                             Accounts. (i) The Borrower shall not maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account other than the Project Accounts and any Local Account with respect to which a Blocked Account Agreement is entered.

(ii)                          The Borrower shall not change the name or account number of any of the Project Accounts or Local Accounts without the prior written consent of the Administrative Agent, which will not be unreasonable delayed, conditioned or withheld.

(iii)                       There shall not be, at any single point in time, Local Accounts held at more than two (2) banks.

(j)                                             Subsidiaries. The Borrower shall not create or acquire any Subsidiary or enter into any partnership or joint venture.

(k)                                          ERISA. The Borrower will not engage in any nonexempt prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code that could reasonably be expected to result in a material liability. Borrower will not incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continuation coverage under Part 6 of Title I of ERISA) that could reasonably be expected to result in a material liability and Borrower shall obtain the prior written approval of the Administrative Agent before incurring any such obligation or liability.

(l)                                             Taxes. The Borrower shall not make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(m)                                       Project Documents.

(i)                             Subject to Section 7.02(m)(iii), the Borrower shall not direct or consent or agree to any amendment, modification, supplement, waiver or consent in respect of any provision of any Project Document (other than any immaterial amendment, modification, supplement, waiver or consent, in which case a true, correct and complete copy shall be delivered to the Administrative Agent)

without the prior written consent of the Administrative Agent, and in the case of any amendment to a Project Document due to the removal or replacement of a Major Project Party, the prior written consent of the Required Lenders.

(ii)                          Except for collateral assignments under the Security Documents, the Borrower shall not assign any of its rights under any Project Document to any Person, or consent to the assignment of any obligations under any such Project Document by any other party thereto, without the prior written approval of the Administrative Agent, and in the case of any assignment of any obligations under any Project Document by a Major Project Party, without the prior written approval of the Required Lenders.

(iii)                       The Borrower shall not enter into or approve any Change Orders without the approval of the Administrative Agent (acting in consultation with the Independent Engineer), unless each of the following conditions is satisfied:

(A)                              the amount of such Change Order does not exceed (1) one million Dollars ($1,000,000) individually, or (2) two million Dollars ($2,000,000) together with all prior Change Orders that have not been approved by the Administrative Agent;

(B)                                such Change Order would not cause the funds available under the Contingency Line Item (and not yet expended) to be reduced to less than zero;

(C)                                such Change Order could not reasonably be expected to delay the Commercial Operation Date beyond the Conversion Date Certain;

(D)                               such Change Order could not reasonably be expected to alter in any adverse respect any guaranty, liquidated damages provision or the standards for any of the Performance Tests;

(E)                               such Change Order could not reasonably be expected to permit or result in any adverse modification or impair the enforceability of any warranty under the Construction Contracts (or any of the material subcontracts);

(F)                               such Change Order could not reasonably be expected to impair or reduce the value of the Project or the value of the Collateral or decrease Cash Flow Available for Debt Service;

(G)                              such Change Order could not reasonably be expected to present a material risk of revocation or material modification of any Governmental Approval;

(H)                             such Change Order could not reasonably be expected to cause the Borrower or the Project not to comply or lessen in any material respect the ability of the Borrower or the Project to comply with any applicable Law; and

(I)                                  the Administrative Agent has received a certificate, duly executed by an Authorized Officer of the Borrower, confirming that the proposed Change Order will comply with each of the conditions set forth in clauses (A)-(H) above and, in the case of the condition set forth in clause (A), setting forth (1) the amount of such proposed Change Order and (2) the amount of all prior Change Orders that have not been approved by the Administrative Agent.

(n)                                         Additional Project Documents. The Borrower shall not enter into any Additional Project Document except with the prior written approval of the Administrative Agent.

(o)                                         Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment without the prior written approval of the Required Lenders or (ii) order or consent to any suspension of work under any Project Document without the prior written approval of the Administrative Agent.

(p)                                         Use of Proceeds; Margin Regulations. The Borrower shall not use any proceeds of any Loan other than in accordance with the provisions of ARTICLE II (Commitments and Funding) and Section 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow). The Borrower shall not use any part of the proceeds of any

Loan to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Loan in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X.

(q)                                         Environmental Matters. The Borrower shall not permit (i) any underground storage tanks to be located on any property owned or leased by the Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned or leased by the Borrower or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned or leased by the Borrower, other than Materials of Environmental Concern necessary for the construction or operation of the Project and used in accordance with all Laws and Prudent Biodiesel Operating Practice.

(r)                                            Restricted Payments. Except as otherwise permitted under Section 2.05(e) (Funding of Loans) the Borrower shall not make any Restricted Payments unless each of the conditions set forth below has been satisfied:

(i)                             the Final Completion Date has occurred;

(ii)                          the Conversion Date has occurred;

(iii)                       such Restricted Payment is made on, or within thirty  (30) days following, a Quarterly Payment Date (provided that such Restricted Payment is made only from funds on deposit in or standing to the credit of the Revenue Account or the Prepayment Holding Account, as the case may be, on such Quarterly Payment Date);

(iv)                      no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(v)                         each of the Debt Service Reserve Account, the Working Capital Reserve Account and the Warranty Reserve Account is fully funded to any applicable required level;

(vi)                      no BBETC Event has occurred and is continuing;

(vii)                   each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, calculated as of such Quarterly Payment Date, is greater than or equal to 1.5:1; and

(viii)                the Administrative Agent has received a Restricted Payment Certificate, duly executed by an Authorized Officer of the Borrower, confirming that each of the conditions set forth in clauses (i) through (vii) of this Section 7.02(r) has been satisfied on and as of the date such Restricted Payment is requested to be made, and setting forth a detailed calculation of each of the Historical Debt Service Coverage Ratio and Prospective Debt Service Coverage Ratio.

(s)                                          Construction Budget. The Borrower, without the prior written approval of the Administrative Agent in consultation with the Independent Engineer (such approval not to be unreasonably withheld, conditioned or delayed), may not reallocate any portion of any Line Item except to (i) reallocate the Contingency Line Item to pay for Change Orders permitted under this Agreement, or to pay for fees and expenses of advisors and consultants (including legal counsel) incurred in connection with the transactions contemplated by the Transaction Documents in excess of the amounts then budgeted, up to two hundred fifty thousand Dollars ($250,000), (ii) apply cost-savings from any completed Line Item (which completion has been confirmed by the Independent Engineer) to one or more other Line Items, (iii) with the prior written consent of the Independent Engineer reallocate cost savings from a fixed price line item (based upon an executed contract for that fixed price item) to one or more other Line Items, or (iv) in addition to the reallocation permitted pursuant to items (i), (ii) and (iii) above, reallocate amounts from the Contingency Line Item to other Line Items with the prior written consent of the Independent Engineer.

(t)                                            Commodity Hedging Arrangements. The Borrower shall not enter into any Commodity Hedging Arrangements that:

(i)                             are not in accordance with the Commodity Risk Management Plans; or

(ii)                          are for speculative purposes.

(u)                                         Accounting Changes. The Borrower shall not make any change in (i) its accounting policies or reporting practices, except as required by GAAP or as otherwise notified to the Administrative Agent in writing (provided that the Borrower shall provide a historical reconciliation for the prior period addressing any such change in accounting practices) or (ii) its Fiscal Year without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed.

Section 7.03                                     Reporting Requirements. The Borrower will furnish to the Administrative Agent:

(a)                                          Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, unaudited financial statements, including balance sheets, statements of income and cash flows for the Borrower and the Guarantor for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP.

(b)                                         Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for each of the Borrower and the Guarantor including therein balance sheets as of the end of such Fiscal Year and statements of income and cash flows for such Fiscal Year, and accompanied by an unqualified opinion of the Auditors stating that such financial statements present fairly in all material respects the financial position of the Borrower or the Guarantor (as applicable)  for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(c)                                          Certificate of Financial Officer. Concurrently with the delivery of the financial statements referred to in Section 7.03(a) and (b) (Reporting Requirements), a certificate executed by a Financial Officer of the applicable Loan Party (but to the extent any Loan Party is a public company subject to the reporting requirements of the Securities and Exchange Commission (“SEC”), delivery of report filed with the SEC will satisfy all reporting requirements under this Section 7.03(c)) stating that:

(i)                             such financial statements fairly present in all material respects the financial condition and results of operations of such Person on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments;

(ii)                          such Financial Officer has reviewed the terms of the Financing Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of such Person during the accounting period covered by such financial statements; and

(iii)                       as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that such Loan Party has taken and proposes to take in respect thereof.

(d)                                         Auditor’s Letters. Promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower (or the audit or finance committee of the Borrower) by the Auditors in connection with the accounts or books of the Borrower, or any audit of the Borrower.

(e)                                          Notice of Default or Event of Default. As soon as possible and in any event within five (5) days after the Borrower becomes or should have become aware of the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(f)                                            Notice of Other Events. Within five (5) Business Days after the Borrower obtains Knowledge thereof, a statement of an Authorized Officer of the Borrower setting forth details of:

(i)                             any litigation or governmental proceeding pending or threatened in writing against the Borrower, the Project, the Guarantor or the Pledgor;

(ii)                          any litigation or governmental proceeding pending or threatened in writing against any Project Party that has or could reasonably be expected to have a Material Adverse Effect;

(iii)                       any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect;

(iv)                      notification of any event of force majeure or similar event under a Project Document; or

(v)                         notification of any other change in circumstances that could reasonably be expected to result in an increase of more than five hundred thousand Dollars ($500,000) in Project Costs.

(g)                                         Project Document or Additional Project Document Notice. Promptly after delivery or receipt thereof, copies of all material notices or documents given or received by the Borrower, pursuant to any of the Project Documents including:

(i)                             any Change Orders or any written notices or communications related thereto;

(ii)                          any written notice alleging any breach or default thereunder; and

(iii)                       any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation thereof.

(h)                                         Construction Contracts Notice. Within three (3) Business Days following receipt thereof, the Borrower shall deliver to the Administrative Agent and the Independent Engineer any monthly or other periodic report provided to the Borrower under any Construction Contract, which shall be subject to review by the Independent Engineer.

(i)                                             ERISA Event. As soon as possible and in any event within five (5) days after the Borrower knows, or has reason to know, that any of the events described below has occurred, a duly executed certificate of an Authorized Officer of the Borrower setting forth the details of each such event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)                             any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to the Borrower;

(ii)                          any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on the Borrower;

(iii)                       an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(iv)                      the Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code, Section 408 of ERISA or another applicable administrative, regulatory or statutory exemption, that could reasonably be expected to result in material liability to the Borrower;

(v)                         there exists any Unfunded Benefit Liabilities under any ERISA Plan;

(vi)                      any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to the Borrower;

(vii)                   a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to the Borrower;

(viii)                a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)                        the Borrower and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)                           there is an action brought against the Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA.

(j)                                             Notice of PBGC Demand Letter. As soon as possible and in any event within five (5) days after the receipt by the Borrower of a demand letter from the PBGC notifying the Borrower of a final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of the Borrower setting forth the action the Borrower proposes to take with respect thereto.

(k)                                          Notice of Environmental Event. Promptly and in any event within five (5) days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and, if applicable, the Borrower’s proposed response thereto:

(i)                             receipt by the Borrower of any written communication from a Governmental Authority or any written communication from any other Person (other than a privileged communication from legal counsel to the Borrower) or other source of written information, including reports prepared by the Borrower, that alleges or indicates that the Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals and such alleged noncompliance could reasonably be expected to form the basis of an Environmental Claim against the Borrower;

(ii)                          the Borrower obtains Knowledge that there exists any Environmental Claim pending or threatened in writing against the Borrower or an Environmental Affiliate;

(iii)                       the Borrower obtains Knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains Knowledge of any material non-compliance with any Environmental Law that, in either case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate; or

(iv)                      any Removal, Remedial or Response action is taken, or required to be taken, by the Borrower or any other person in response to any material release, emission, discharge or disposal of any Material of Environmental Concern in, at, on or under a part of or about the Borrower’s properties or any other property in connection with the Project.

(l)                                             Materials of Environmental Concern. The Borrower will maintain and make available for inspection by the Administrative Agent, the Consultants and, if an Event of Default has occurred and is continuing, the Lenders, and each of their respective agents and employees, on reasonable notice during regular business hours, accurate and complete records of all material non-privileged correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to the best of the Borrower’s Knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim on or affecting the Borrower or the Project.

(m)                                       Deferred Approvals. Promptly after receipt thereof, copies of each Deferred Approval obtained by the Borrower, together with such documents relating thereto as the Administrative Agent may request, certified as true, complete and correct by an Authorized Officer of the Borrower.

(n)                                         Borrowing Base Certificate. As soon as available, but not later than fifteen (15) days after the end of each calendar month, the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate as of the last Business Day of the immediately preceding calendar month.

(o)                                         Operating Statements. Within forty-five (45) days after the end of each Fiscal Quarter the Borrower shall furnish to the Administrative Agent an Operating Statement regarding the operation and performance of the Project for each monthly, quarterly and, in the case of the last quarterly Operating Statement for each year, annual period substantially in the form of Exhibit L. Such Operating Statements shall contain (i) line items corresponding to each Operating Budget Category of the then-current Operating Budget showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of the Project compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of biodiesel and other Products produced by the Project during such period and (iii) information showing (A) the amount of biodiesel sold by the Borrower from the Project to pursuant to the Biodiesel Marketing Agreement, (B) the amount, if any, of other sales of biodiesel and the amount of all sales of glycerin sold by the Borrower from the Project, together with an explanation of any such sale and identification of the purchaser, and (C) the amount, if any, of other Products sold by the Borrower from the Project, together with an explanation of any such sale and identification of the purchaser. The Operating Statements shall be certified as complete and correct in all material respects by an Authorized Officer of the Borrower, subject to auditing review, who also shall certify that, the expenses reflected therein for the year to date and for each month or quarter therein did not exceed the provision for such period contained in the Operating Budget then in effect by more than ten percent (10%) or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

(p)                                         Other Information. Other information reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

ARTICLE VIII

PROJECT ACCOUNTS

Section 8.01                                     Establishment of Project Accounts. On or prior to the Closing Date, the Accounts Bank shall establish and maintain, in the name of the Borrower and on the books and records of the Accounts Bank’s offices located in Houston, Texas the accounts set forth below:

(a)                                          a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Construction Account”, Account No. 021030167 FCC 1381 (the “Construction Account”);

(b)                                         a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Revenue Account”, Account No. 021030167 FCC 1382 (the “Revenue Account”);

(c)                                          a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Operating Account”, Account No. 021030167 FCC 1383 (the “Operating Account”);

(d)                                         a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Working Capital Reserve Account”, Account No. 021030167 FCC 1384 (the “Working Capital Reserve Account”);

(e)                                          a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Debt Service Reserve Account”, Account No. 021030167 FCC 1385 (the “Debt Service Reserve Account”);

(f)                                            a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Prepayment Holding Account”, Account No. 021030167 FCC 1386 (the “Prepayment Holding Account”);

(g)                                         a special, segregated, Dollar-denominated sub-account of the Prepayment Holding Account entitled “Nova Biofuels Seneca, LLC BBETC Sub-Account”, Account No. 021030167 FCC 1387 (the “BBETC Sub-Account”);

(h)                                         a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Insurance and Condemnation Proceeds Account”, Account No. 021030167 FCC 1388 (the “Insurance and Condemnation Proceeds Account”);

(i)                                             a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Extraordinary Proceeds Account”, Account No. 021030167 FCC 1389 (the “Extraordinary Proceeds Account”);

(j)                                             a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Warranty Reserve Account”, Account No. 021030167 FCC 1390 (the “Warranty Reserve Account”);

(k)                                          a special, segregated, Dollar-denominated account entitled “Nova Biofuels Seneca, LLC Sponsor Support Account”, Account No. 021030167 FCC 1391 (the “Sponsor Support Account”); and

(l)                                             a special, segregated, Dollar-denominated sub-account of the Working Capital Reserve Account entitled “Nova Biofuels Seneca, LLC LC Cash Collateral Sub-Account”, Account No. 021030167 FCC 1392 (the “LC Cash Collateral Sub-Account”).

Section 8.02                                     Deposits into and Withdrawals from Project Accounts. (a) Amounts shall be deposited into and withdrawn from the Project Accounts in strict accordance with this Article VIII.

(b)                                         The Accounts Bank will only be required to transfer funds hereunder on a “same day” basis if it has received written notice of such proposed transfer, together with all certificates, notices, directions and other documents required under this Agreement to be delivered to the Accounts Bank relating thereto, not later than 2:00 p.m. New York City time on the Business Day of such transfer and, if such notice or any such related document is received by the Accounts Bank after such time, such transfer will be undertaken prior to 12:00 noon New York City time on the next Business Day succeeding the date of receipt by the Accounts Bank of all such documentation.

(c)                                          If any transfer, withdrawal, deposit, investment or payment of any funds by the Accounts Bank or any other action to be taken by the Accounts Bank under this Agreement is to be made or taken on a day other than a Business Day, such transfer, withdrawal, deposit, investment, payment or other action will be made or taken on the next succeeding Business Day (or, if required to be made on any specified date without receipt of instructions from the Borrower or the Collateral Agent, and such specified date is not a Business Day, on the immediately preceding Business Day).

(d)                                         Any instruction, direction, notice, certificate, request or requisition given to the Accounts Bank by the Borrower with respect to the transfer, withdrawal,

deposit, investment or payment of any funds under this Agreement or with respect to any other obligations to be performed by the Accounts Bank under this Agreement (i) must be in writing and signed by an Authorized Officer of the Borrower, (ii) in referencing any of the Project Accounts, must refer to the specific Project Account name and number, (iii) must set forth the exact amount to be transferred and explicit instructions, if necessary, as to the recipient of the funds (including, without limitation, name, style of receiving account, routing number and any other information reasonably requested by the Accounts Bank, (iv) shall constitute a representation by the Borrower that all conditions set forth in this Agreement for such withdrawal have been satisfied, whether or not those conditions are explicitly stated to be so satisfied and (v) shall be copied to the Administrative Agent and the Collateral Agent. Any instruction, direction, notice, certificate, request or requisition given to the Accounts Bank by the Collateral Agent or the Administrative Agent with respect to the transfer, withdrawal, deposit, investment or payment of any funds under this Agreement (x) in referencing any of the Project Accounts, must refer to the specific Project Account name and number and (y) must set forth the exact amount to be transferred and explicit instructions, if necessary, as to the recipient of the funds (including, without limitation, name, style of receiving account, routing number and any other information reasonably requested by the Accounts Bank. Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, the Accounts Bank may rely and shall be protected in acting or refraining from acting upon any instruction, direction, notice, certificate, request or requisition of the Borrower, the Administrative Agent or the Collateral Agent.

(e)                                          None of the Project Accounts may go into overdraft, and the Accounts Bank shall not comply with any request or direction (whether from the Borrower, the Administrative Agent or the Collateral Agent) to the extent that it would cause any of the Project Accounts to do so.

(f)                                            The Borrower hereby acknowledges that it has (or will, prior to the Closing Date) irrevocably instructed each Project Party, and agrees that it shall so instruct each future Project Party, to make all payments due and payable to the Borrower under any Project Document directly to the Accounts Bank for deposit in, or to be credited in the manner set forth in this Article VIII. The Borrower further agrees that it has and will irrevocably instruct each other Person from whom the Borrower is entitled to receive Cash Flow, Insurance Proceeds and Condemnation Proceeds, to make all payments due and payable to the Borrower from such Person directly to the Accounts Bank for deposit, and to be credited, in the manner set forth in this Article VIII.

(g)                                         The Accounts Bank shall not be charged with knowledge of any Notice of Suspension, Default or Event of Default unless the Accounts Bank has received such Notice of Suspension or other written notice of such Default or Event of Default from the Administrative Agent, the Collateral Agent or an Authorized Officer of the Borrower. The Accounts Bank shall not be charged with the knowledge that the Conversion Date has occurred unless it has received written notice thereof from the Administrative Agent.

(h)                                         The Accounts Bank shall not be charged with the knowledge that any transfer or withdrawal from any Project Account would result in the occurrence of a Default or Event of Default, unless it has received written notice thereof from the Administrative Agent, the Collateral Agent or an Authorized Officer of the Borrower.

(i)                                             Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, the Accounts Bank shall have no obligation to (i) make any payment, transfer or withdrawal from any Project Account until it has received written direction to make such payment, transfer or withdrawal from the Collateral Agent, the Administrative Agent or, if this Agreement explicitly provides that any such direction may be made by the Borrower, or (ii) determine whether any payment, transfer or withdrawal from any Project Account made in accordance with any written direction from the Collateral Agent, the Administrative Agent or the Borrower complies with the terms of this Agreement. The Accounts Bank shall have no liability for, nor any responsibility or obligation to confirm, the use or application by the Borrower, Administrative Agent, Collateral Agent or any other recipient of amounts withdrawn or transferred from any Project Account. The Accounts Bank shall have no liability for, or obligation or liability to determine, the amount to be transferred or paid in connection with any request.

Section 8.03                                     Construction Account. (a) The Borrower (or, with respect to Loan proceeds, the Administrative Agent) shall, from and after the Closing Date, cause the following amounts to be paid into the Construction Account:

(i)                             all proceeds of the Construction Loans (except for proceeds of Fundings applied directly to the payment of Debt Service or as otherwise applied on the Conversion Date in accordance with Section 2.05(e) (Funding of Loans));

(ii)                          all proceeds of Working Capital Loans for start-up costs for the Project;

(iii)                       until the Conversion Date, all equity contributions received by the Borrower (including the Required Equity Contribution);

(iv)                      all proceeds of any Performance Bond;

(v)                         all damages payable under any Construction Contract; and

(vi)                      all amounts required to be deposited into the Construction Account as required under the Completion Guaranty.

(b)                                         Prior to the date of the first Funding of the Construction Loans, the Borrower may direct the transfer or withdrawal of funds standing to the credit of the Construction Account to pay Project Costs by delivering a Construction Withdrawal Certificate to the Accounts Bank (with a copy to the Administrative Agent and the Independent Engineer).

(c)                                          From and after the date of the first Funding of Construction Loans, unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrower may direct the transfer or withdrawal of funds standing to the credit of the Construction Account to pay Project Costs then due and owing strictly in accordance with the Construction Budget by delivering a Construction Withdrawal Certificate to the Accounts Bank (with a copy to the Administrative Agent and the Independent Engineer) which, in the case of any Loan proceeds, shall be for application strictly in accordance with the relevant Funding Notice. All payments from the Construction Account shall be made by the Accounts Bank pursuant to instructions set forth in the relevant Construction Withdrawal Certificate directly to the payee. In the event that the Borrower fails to deliver such a Construction Withdrawal Certificate, the Administrative Agent is hereby authorized to direct, in writing, the Accounts Bank to transfer or withdraw the amounts necessary to pay Project Costs that are, from time to time, due and payable.

(d)                                         On the Conversion Date all amounts on deposit in or standing to the credit of the Construction Account shall be withdrawn and such account shall be terminated and closed at the written instruction of the Borrower or the Administrative Agent and such amounts shall be applied by the Administrative Agent in accordance with Section 2.05(e) (Funding of Loans) and the final Construction Loan Funding Notice (a copy of which shall be delivered to the Accounts Bank).

Section 8.04             Revenue Account. (a) The Borrower shall, from and after the Closing Date, cause the following amounts to be paid into the Revenue Account:

(i)                             all Cash Flow;

(ii)                          except as set forth in Section 8.10(a)(i) (Extraordinary Proceeds Account), all proceeds from the sale or disposition of any assets of the Borrower;

(iii)                       any other income received by or on behalf of the Borrower that is not required to be deposited in or credited to another Project Account, or applied directly to the Obligations, in accordance with this Agreement; and

(iv)                      amounts transferred to the Revenue Account pursuant to Section 2.05(e) (Funding of Loans), Section 8.06(c) (Working Capital Reserve Account), Section 8.07(d) (Debt Service Reserve Account) and Sections 8.10(b)(i) and (c)(i) (Extraordinary Proceeds Account).

(b)                                         Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, upon receipt of a Revenue Account Withdrawal Certificate duly executed by a Financial Officer of the Borrower, the Accounts Bank shall, in accordance with the directions set forth therein, cause funds held in the Revenue Account to be withdrawn or transferred to pay the following amounts on the dates and at the priorities indicated below:

(i)                             first, on each Monthly Date, to the Operating Account, the amount certified by the Borrower in such Revenue Account Withdrawal Certificate as required to pay Operation and Maintenance Expenses that are or will become due and payable during the immediately succeeding calendar month; provided, that the amount of such transfer of funds does not exceed the Permitted Operating Budget Deviation Levels;

(ii)                          second, on any date when due and payable, to the Administrative Agent, for the account of the Senior Secured Parties, in the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as necessary to pay Fees, costs and expenses then due and payable under the Financing Documents;

(iii)                       third, on any date when due and payable, to the Administrative Agent, for the account of the Senior Secured Parties, in the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as necessary to pay any interest then due and payable under the Financing Documents and any fees, expenses or Net Swap Payments owing to any Interest Rate Protection Provider;

(iv)                      fourth, on any date when required pursuant to Section 3.10(c) (Mandatory Prepayment), to the Administrative Agent in the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, for application as a prepayment of the Working Capital Loans;

(v)                         fifth, on each Quarterly Payment Date, to pay, to the Administrative Agent, for the account of the Senior Secured Parties, on a pro rata basis, the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as (A) the principal amounts due and payable with respect to the Term Loans and (B) the payments of Swap Termination Value then due and payable by the Borrower with respect to any Interest Rate Protection Agreements;

(vi)                      sixth, on each Monthly Date, to the Working Capital Reserve Account, in the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as equal to the difference between (A) the Working Capital Reserve Required Amount and (B) the funds on deposit in or standing to the credit of the Working Capital Reserve Account on such Monthly Date;

(vii)                   seventh, on any Monthly Date and on the Working Capital Maturity Date, to pay to the Administrative Agent, for the account of the Working Capital Lenders, the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as the aggregate principal amount due and payable with respect to the Working Capital Loans, or otherwise at the option of the Borrower, to repay principal amounts with respect to the Working Capital Loans;

(viii)                eighth, on each Monthly Date, to the Debt Service Reserve Account, in the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as equal to the difference between (A) the Debt Service Reserve Required Amount and (B) the funds on deposit in or standing to the credit of the Debt Service Reserve Account (including the Stated Amount of any Debt Service Reserve Letter of Credit) on such Monthly Date;

(ix)                        ninth, on each Quarterly Payment Date, to the Administrative Agent in the amount certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, for application as a prepayment of the Term Loans in accordance with Section 3.10 (Mandatory Prepayment) in an amount equal to the greater of (x) fifty percent (50%) of the cash remaining in the Revenue Account after the transfer required pursuant to priority eighth, if any and (y) an amount such that after such prepayment the then-outstanding principal amount of the Term Loans is equal to the Target Balance Amount for such Quarterly Payment Date (in each case, to the extent funds are available at this priority ninth);

(x)                           tenth, on each Quarterly Payment Date (A) if the Historical Debt Service Coverage Ratio as of such Quarterly Payment Date is less than 1.5:1, to the Administrative Agent, all amounts on deposit in or standing to the credit of the Revenue Account after the transfer required to be made pursuant to priority ninth, for application as a prepayment of the Term Loans in accordance with Section 3.10 (Mandatory Prepayment), as certified by the Borrower in such Revenue Account Withdrawal Certificate or instructed in writing to the Accounts Bank by the Administrative Agent, or (B) if the Historical Debt Service Coverage Ratio as of such Quarterly Payment Date is greater than or equal to 1.5:1 and the Prospective Debt Service Coverage Ratio as of such Quarterly Payment Date is less than 1.5:1, as certified by the Borrower in such Revenue Account Withdrawal Certificate or instructed in writing to the Accounts Bank by the Administrative Agent, to the Prepayment Holding Account, all amounts on deposit in or standing to the credit of the Revenue Account after the transfer required pursuant to priority ninth;

(xi)                        eleventh, on each Quarterly Payment Date, if a BBETC Event has occurred and is continuing, as certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, if the aggregate total amount of prepayments made on such Quarterly Payment Date pursuant to priority ninth is in an amount less than seventy-five percent (75%) of Cash Flow remaining after all payments required to be made at priority eighth have been made, then an amount equal to the difference between (x) seventy-five percent (75%) of Cash Flow remaining after the payments required to be made at priority eighth have been made and (y) the amount of the prepayments made pursuant to priority ninth, to the BBETC Sub-Account of the Prepayment Holding Account, all as certified by the Borrower in such Revenue Account Withdrawal Certificate or otherwise instructed in writing by the Administrative Agent to the Accounts Bank;

(xii)                     twelfth, after the Conversion Date, provided that no Default or Event of Default has occurred and is continuing, on each Quarterly Payment Date, in an amount certified by the Borrower in such Revenue Account Withdrawal Certificate, to the Persons or accounts specified in such Revenue Account Withdrawal Certificate (including, if required to be paid directly to any taxing authority, to such taxing authority), for payment of any Permitted Tax Distribution; and

(xiii)                        thirteenth, subject to the satisfaction of the conditions set forth in Section 7.02(r) (Negative Covenants - Restricted Payments), in the amount certified by an Authorized Officer of the Borrower, to the Persons or accounts specified in a Restricted Payment Certificate.

(c)                                          On the Conversion Date, upon delivery of a written instruction to the Accounts Bank duly executed by each of the Borrower and the Administrative Agent, amounts shall be transferred from the Revenue Account as set forth below:

(i)                             to the Guarantor, in an amount equal to the Guarantor’s Conversion Date Amount; and

(ii)                          to the Administrative Agent, for the account of the Lenders, the Conversion Date Prepayment Amount, to be applied as a mandatory prepayment of the Term Loans in accordance with Section 3.10 (Mandatory Prepayments);

provided, that any such transfer may only be made if the Excess Conversion Date Cash Amount is a positive number. Any calculation of the Excess Conversion Date Cash Amount, the Guarantor’s Conversion Date Amount and/or the Conversion Date Prepayment Amount by the Borrower shall be subject to review and approval by the Administrative Agent. Any such calculation made by the Administrative Agent shall be binding on the Borrower, absent manifest error.

Section 8.05             Operating Account. (a) Funds shall be deposited into the Operating Account pursuant to Sections 8.04(b)(i) (Revenue Account).

(b)                                         Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, and so long as adequate funds are then available in the Operating Account, the Borrower:

(i)                             may, by written instruction to the Accounts Bank (with a copy to the Administrative Agent), withdraw or transfer funds from the Operating Account from time to time as may be necessary to pay directly any amounts owing by the Borrower for Operation and Maintenance Expenses; and

(ii)                          may direct the transfer of funds to the Local Accounts from time to time, by delivery of an Operating Account Withdrawal Certificate to the Accounts Bank (with a copy to the Administrative Agent); provided, that the funds on deposit in and standing to the credit of all Local Accounts do not exceed, in the aggregate at any one time, five hundred thousand Dollars ($500,000), as certified by the Borrower in such Operating Account Withdrawal Certificate.

Section 8.06                                     Working Capital Reserve Account. (a) Funds shall be deposited into the Working Capital Reserve Account in accordance with Section 8.04(b)(vi) (Revenue Account), Section 3.09(d)(ii)(B) and (C) (Optional Prepayments) and Section 3.10(e) (Mandatory Prepayments). Amounts deposited into the Working Capital Reserve Account pursuant to priority second of Section 3.09(d)(ii) (Optional Prepayment) and priority third of Section 3.10(e) (Mandatory Prepayment) shall be deposited into the LC Cash Collateral Sub-Account.

(b)                                         Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrower may direct, by delivery of a Working Capital Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer or withdrawal of amounts standing to the credit of the Working Capital Reserve Account to pay directly:

(i)                             amounts due and owing for Operation and Maintenance Expenses in accordance with the Operating Budget, but only to the extent that adequate funds are not available for the payment of such Operation and Maintenance Expenses in the Operating Account; provided, that the amount of such transfer of funds, when taken together with the amounts transferred to the Operating Account during such month pursuant to Section 8.04(b)(i) (Revenue Account), does not exceed the Permitted Operating Budget Deviation Levels;

(ii)                          any breakage costs or other termination payments or margin calls under any Permitted Commodity Hedging Arrangement not contemplated by the current Operating Budget; and

(iii)                       prior to the Conversion Date, amounts due and owing for start-up costs.

(c)                                          If, on any Quarterly Payment Date, the funds on deposit in or standing to the credit of the Working Capital Reserve Account are in excess of the Working Capital Reserve Required Amount, unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to such transfer, the Borrower may direct, by delivery of a Working Capital Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer to the Revenue Account of an amount equal to the difference between (x) the aggregate total amount of all funds on deposit in or standing to the credit of the Working Capital Reserve Account (other than amounts standing to the credit of the LC Cash Collateral Sub-Account) and (y) the Working Capital Reserve Required Amount, as certified by the Borrower and confirmed by the Administrative Agent in such Working Capital Transfer Certificate.

(d)                                         Following the funding of the LC Cash Collateral Sub-Account, the Borrower or the Administrative Agent may direct in writing, in the case of the Borrower by delivery of a Working Capital Reserve Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer of amounts standing to the credit of the LC Cash Collateral Sub-Account to pay to the Administrative Agent, for the account of the Working Capital Lenders, the amount of any Working Capital Loans resulting from draws on the Letters of Credit.

(e)                                          If at any time the amounts standing to the credit of the LC Cash Collateral Sub-Account are in excess of the aggregate Maximum Available Amounts under all Letters of Credit then outstanding, the Borrower may direct, by delivery of a Working Capital Reserve Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer to the Revenue Account of an amount equal to the difference between (x) the aggregate total amount of all funds on deposit in or standing to the credit of the LC Cash Collateral Sub-Account and (y) the aggregate of all such Maximum Available Amounts, as certified by the Borrower and confirmed by the Administrative Agent in such Working Capital Reserve Transfer Certificate.

Section 8.07                                     Debt Service Reserve Account. (a) Funds shall be deposited into the Debt Service Reserve Account:

(i)                                     on the Conversion Date, pursuant to disbursement priority first as set forth in Section 2.05(e) (Funding of Loans); and

(ii)                                  pursuant to Section 8.04(b)(viii) (Revenue Account);

provided that, notwithstanding the foregoing, in lieu of cash, the Borrower may cause to be delivered to the Accounts Bank one or more Debt Service Reserve Letters of Credit (each of which shall be accompanied by a Debt Service LC Waiver Letter), the Stated Amounts of which shall be credited to the Debt Service Reserve Account.

(b)                                         On any date when the amounts available at priorities second through fifth as set forth in Section 8.04(b) (Revenue Account) are insufficient to pay Debt Service then due and owing, the Accounts Bank shall (upon written notification from the Borrower or the Administrative Agent setting forth the amount of such shortfall) withdraw funds from the Debt Service Reserve Account to pay to the Administrative Agent, for the account of the Senior Secured Parties, the amount of such shortfall of the Debt Service then due and payable, which funds shall be applied in the order of priority set forth in priorities second through fourth of Section 8.04(b) (Revenue Account). The Accounts Bank shall promptly notify the Administrative Agent, the Collateral Agent or the Borrower if, at any time, there are insufficient funds (without taking into account any Debt Service Reserve Letters of Credit) standing to the credit of the Debt Service Reserve Account to make the payments required under this Section 8.07(b).

(c)                                          Upon the written instruction of the Administrative Agent, the Collateral Agent shall make a demand in accordance with the provisions of each Debt Service Reserve Letter of Credit, drawdown all or a portion of the Stated Amount of any Debt Service Reserve Letter of Credit that has been delivered in accordance with this Agreement, and deposit the funds received into the Debt Service Reserve Account. The Administrative Agent shall instruct Collateral Agent to make such demand:

(i)                                     if amounts are required to be withdrawn from the Debt Service Reserve Account pursuant to Section 8.07(b), and the amounts to be so withdrawn exceed the funds, not including the aggregate Stated Amounts of the Debt Service Reserve Letters of Credit standing to the credit of the Debt Service Reserve Account, in the amount necessary to make the payments of Debt Service then due and payable;

(ii)                                 in full, if the commercial bank that issued such Debt Service Reserve Letter of Credit is no longer an Acceptable Bank; or

(iii)                              in full, if (A) no less than thirty (30) days prior to the expiry date of each such Debt Service Reserve Letter of Credit, the Collateral Agent has not received notice from the issuing bank that it will extend such expiry date or renew such Debt Service Reserve Letter of Credit and no substitute or replacement letter of credit satisfying the requirements of a “Debt Service Reserve Letter of Credit” has been delivered to the Collateral Agent to replace the Stated Amount of such expiring Debt Service Reserve Letter of Credit and (B) excluding the Stated Amount of such Debt Service Reserve Letter of Credit and the Stated Amount of any other Debt Service Reserve Letter of Credit that similarly could be drawn down, an amount equal to the Debt Service Reserve Requirement is not on deposit in or standing to the credit of the Debt Service Reserve Account on the date of such drawdown.

(d)                                         If, on any Quarterly Payment Date, the funds on deposit in or standing to the credit of the Debt Service Reserve Account (taking into account the Stated Amounts of any Debt Service Reserve Letters of Credit standing to the credit of the Debt Service Reserve Account) are in excess of the Debt Service Reserve Requirement, unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to such transfer, the Borrower may direct, by delivery of a Debt Service Reserve Release Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer to the Revenue Account of an amount equal to the difference between (x) the aggregate total amount of all funds on deposit in or standing to the credit of the Debt Service Reserve Account (taking into account the Stated Amounts of any Debt Service Reserve Letters of Credit standing to the credit of the Debt Service Reserve Account) and (y) the Debt Service Reserve Requirement, as certified by the Borrower and confirmed by the Administrative Agent in such Debt Service Release Certificate; provided, that if such difference is positive due to the posting of a Debt Service Reserve Letter of Credit to the Debt Service Reserve Account to replace or substitute for cash then on deposit, such amount may be distributed directly to the Borrower or such other Affiliate of the Borrower who provided such Debt Service Reserve Letter of Credit (and such distribution shall not be treated as a Restricted Payment for purposes of this Agreement).

Section 8.08                                     Prepayment Holding Account. (a) Funds shall be deposited into the Prepayment Holding Account pursuant to Section 8.04(b)(xi)(B) (Revenue Account).

(b)                                         Funds shall be deposited into the BBETC Sub-Account of the Prepayment Holding Account pursuant to Section 8.04(b)(xii) (Revenue Account).

(c)                                          The Accounts Bank shall withdraw funds from the Prepayment Holding Account (other than from BBETC Sub-Accounts) upon receipt of written instructions from the Borrower or the Administrative Agent in accordance with the terms set forth below.

(i)                                    If, on any such Quarterly Payment Date, each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio are greater than or equal to 1.5:1 then, subject to the satisfaction of the conditions set forth in Section 7.02(r) (Negative Covenants - Restricted Payments), the Borrower may submit a Restricted Payment Certificate to the Accounts Bank directing the transfer of amounts on deposit in and standing to the credit of the Prepayment Holding Account for Restricted Payments by the Borrower.

(ii)                                 If, on any such Quarterly Payment Date, the Historical Debt Service Coverage Ratio is less than 1.5:1 then all amounts on deposit in and standing to the credit of the Prepayment Holding Account shall, upon the written instruction of the Borrower or the Administrative Agent, be transferred to the Administrative Agent for application as a prepayment of the Term Loans in accordance with Section 3.10 (Mandatory Prepayment).

(d)                                         (i) If a BBETC Event has occurred and is continuing, all funds on deposit in and amounts standing to the credit of the BBETC Sub-Account of the Prepayment Holding Account shall be paid to the Administrative Agent, for the account of the Lenders, upon the written instruction of the Borrower or the Administrative Agent, and applied as a prepayment of the Term Loans in accordance with Section 3.10 (Mandatory Prepayments) (A) on the Quarterly Payment Date immediately following the expiration of the Biodiesel Blender Excise Tax Credit and (B) on each Quarterly Payment Date thereafter.

(ii)                                  If a BBETC Event has occurred and, thereafter, ceases to exist, the Borrower may submit a Restricted Payment Certificate to the Accounts Bank (with a copy to the Administrative Agent) and direct the transfer of all funds on deposit in and amounts standing to the credit of the BBETC Sub-Account of the Prepayment Holding Account for Restricted Payments by the Borrower in accordance with Section 7.02(r) (Negative Covenants – Restricted Payments).

(e)                                          On any Interest Payment Date, the Borrower may, upon providing written instructions to the Accounts Bank, withdraw any amount from the Prepayment Holding Account or BBETC Sub-Account for the purpose of prepaying the Term Loans or Working Capital Loans in accordance with Section 3.09 (Optional Prepayment).

Section 8.09                                     Insurance and Condemnation Proceeds Accounts. (a) The Borrower shall cause all Insurance Proceeds and all Condemnation Proceeds payable to the Borrower, or otherwise relating to the Project, to be deposited in or credited to the Insurance and Condemnation Proceeds Account.

(b)                                         The Borrower shall not make, direct, or request the Accounts Bank to make, any withdrawals from the Insurance and Condemnation Proceeds Account except as permitted by this Section 8.09, and provided that no Notice of Suspension has been delivered that has not been withdrawn and no Default or Event of Default would occur as a result of such transfer or withdrawal.

(c)                                          The Borrower may apply any Insurance Proceeds and Condemnation Proceeds deposited into the Insurance and Condemnation Proceeds Account in amounts less than or equal to one million Dollars ($1,000,000) arising from any one claim or any series of claims relating to the same occurrence directly for the replacement or repair of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate; provided, that the Borrower delivers to the Administrative Agent and the Accounts Bank, no fewer than three (3) Business Days in advance of any such proposed transfers or withdrawals from the Insurance and Condemnation Proceeds Account, an Insurance and Condemnation Proceeds Request Certificate setting forth proposed instructions for such withdrawals or transfers. A Financial Officer of the Borrower shall certify that each Insurance and Condemnation Proceeds Request Certificate is being delivered, and the withdrawals specified therein are being directed, in accordance with this Agreement and the other Transaction Documents, and shall also certify that the directed withdrawals or transfers will be used exclusively for repair or replacement of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate.

(d)                                         Any Insurance Proceeds and Condemnation Proceeds deposited into the Insurance and Condemnation Proceeds Account in amounts greater than one million Dollars ($1,000,000) but less than or equal to two million five-hundred thousand Dollars ($2,500,000) arising from any one claim or any series of claims relating to the same occurrence shall:

(i)                                    be applied for repair or replacement of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate in accordance with the Borrower’s direction in an Insurance and Condemnation Proceeds Request Certificate delivered to the Administrative Agent and the Accounts Bank if, within sixty (60) days after the occurrence of the Casualty Event or Event of Taking giving rise to such proceeds, the Borrower delivers a Restoration or Replacement Plan to the Administrative Agent and the Independent Engineer with respect to such Casualty Event or Event of Taking that is based upon, and accompanied by, each of the following:

(A)                              a description of the nature and extent of such Casualty Event or Event of Taking, as the case may be;

(B)                                a bona fide assessment (from a contractor reasonably acceptable to the Independent Engineer) of the estimated cost and time needed to restore or replace the Project to substantially the same value and general performance capability as prior to such event;

(C)                                reasonably satisfactory evidence that such Insurance Proceeds or Condemnation Proceeds, as the case may be, are sufficient to make the necessary restorations or replacements;

(D)                               a certificate of a Financial Officer of the Borrower certifying that (1) all work contemplated to be done under the Restoration or Replacement Plan can be done within the time periods, if any, required under any Project Document; (2) all Governmental Approvals necessary to perform the work have been obtained (or are reasonably expected to be obtained without undue delay); and (3) the Project once repaired/restored will continue to perform at the levels set forth in the then-current Operating Budget with respect to production volume, yield and utility consumption (or other levels approved by the Required Lenders);

(E)                                 the Casualty Event or Event of Taking, as the case may be (including the non-operation of the Project during any period of repair or restoration) has not resulted or would not reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents (or, in the case of a default giving rise to a termination of a Project Document, an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof (or, if such termination could not reasonably be expected to result in a Material Adverse Effect, within sixty (60) days thereof));

(F)                                 after taking into consideration the availability of such Insurance Proceeds or Condemnation Proceeds, as applicable, and Business Interruption Insurance Proceeds and any additional documented voluntary equity contributions for the purpose of covering such costs, there will be adequate amounts available to pay all ongoing expenses including Debt Service during the period of repair or restoration;

(G)                                construction contractors and vendors of recognized skill, reputation and creditworthiness and reasonably acceptable to the Administrative Agent have executed reconstruction contracts, purchase orders or similar arrangements for the repair, rebuilding or restoration on terms and conditions reasonably acceptable to the Administrative Agent; and

(H)                               a confirmation by the Independent Engineer of its agreement with the matters set forth in Section 8.09(d)(i)(A)-(G) and its approval of such Restoration or Replacement Plan; or

(ii)                                  if (A) the Borrower does not deliver such Restoration or Replacement Plan and the accompanying deliveries referred to in Section 8.09(d)(i) within such sixty (60) day period or (B) after the completion of such Restoration or Replacement Plan, there are excess Insurance Proceeds or Condemnation Proceeds, as the case may be, on deposit in or standing to the credit of the Insurance and Condemnation Proceeds Account, the Accounts Bank shall on the next succeeding Quarterly Payment Date thereafter, upon the written instruction of the Borrower or the Administrative Agent, transfer to the Administrative Agent, for the account of the Lenders, an amount equal to such Insurance Proceeds or Condemnation Proceeds, as the case may be, for mandatory prepayment of the Loans in accordance with Section 3.10 (Mandatory Prepayments).

(e)                                          Any Insurance Proceeds or Condemnation Proceeds deposited into the Insurance and Condemnation Proceeds Account in amounts greater than two million five-hundred thousand Dollars ($2,500,000) arising from any one claim or any series of claims relating to the same occurrence shall be applied, at the written instruction of the Administrative Agent, to prepay the Loans or for repair or replacement of damaged assets, as determined by the Required Lenders in their sole discretion.

Section 8.10                                     Extraordinary Proceeds Account. (a) The Borrower shall cause (i) all proceeds of asset disposals (other than proceeds from the sale of Products) that will not be used for replacement in accordance with Section 7.02(f)(i) (Negative Covenants - Asset Dispositions) and (ii) all Project Document Termination Payments to be deposited into the Extraordinary Proceeds Account.

(b)                                       If at any time proceeds of an asset disposal are deposited into the Extraordinary Proceeds Account, then on any Quarterly Payment Date:

(i)                                    if such proceeds are in an amount in the aggregate of less than one million Dollars ($1,000,000) (taken together with any other proceeds of asset disposals deposited in the Extraordinary Proceeds Account during the then-current Fiscal Year) the Borrower may submit an Extraordinary Proceeds Release Notice to the Accounts Bank, certified by an Authorized Officer of the Borrower, directing the transfer of such funds to the Revenue Account; and

(ii)                                 if such proceeds are in an amount equal to or greater than one million Dollars ($1,000,000) (taken together with any other proceeds of asset disposals deposited in the Extraordinary Proceeds Account during the then-current Fiscal Year), such amounts shall be transferred, upon the written instruction of the Borrower or the Administrative Agent, to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.10 (Mandatory Prepayment).

(c)                                         If at any time Project Document Termination Payments are deposited into the Extraordinary Proceeds Account, then on any Quarterly Payment Date:

(i)                                    if such Project Document Termination Payments are in an amount in the aggregate of less than one million Dollars ($1,000,000) (taken together with any other Project Document Termination Payments received during the then-current Fiscal Year), the Borrower may submit an Extraordinary Proceeds Release Notice to the Accounts Bank, certified by an Authorized Officer of the Borrower, directing the transfer of such Project Document Termination Payments to the Revenue Account; and

(ii)                                 if such Project Document Termination Payments are in an amount equal to or greater than one million Dollars ($1,000,000) (taken together with any other Project Document Termination Proceeds received during the then-current Fiscal Year), such amounts shall be transferred, upon the written instruction of the Borrower or the Administrative Agent, to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.10 (Mandatory Prepayment).

Section 8.11                                     Warranty Reserve Account. (a)   On or prior to the Conversion Date, an amount greater than or equal to the Warranty Reserve Required Amount, whichever is greater, shall be deposited into the Warranty Reserve Account from sources other than the Loans or the Required Equity Contribution (which sources may be as contemplated in Section 8.12(c) (Sponsor Support Account) and in the Completion Guaranty); provided, that notwithstanding the foregoing, in lieu of cash, the Guarantor may cause to be delivered to the Accounts Bank one or more Warranty Reserve Letters of Credit, the Stated Amounts of which shall be credited to the Warranty Reserve Account. If at any time thereafter, funds are transferred or withdrawn from the Warranty Reserve Account or Warranty Reserve Letters of Credit are drawn down, such that the amounts on deposit in and standing to the credit of the Warranty Reserve Account fall below the Warranty Reserve Required Amount, as required pursuant to the Completion Guaranty, the Guarantor shall, within thirty (30) days of such transfer or withdrawal, cause additional amounts to be deposited into the Warranty Reserve Account from sources other than the Loans or the Required Equity Contribution (or one or more Warranty Reserve Letters of Credit), so as to replenish the amounts on deposit in and standing to the credit of the Warranty Reserve Account to the Warranty Reserve Required Amount.

(b)                                         Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrower may (with the approval of the Independent Engineer, other than (x) on an individual basis, amounts less than fifty thousand Dollars ($50,000) for any single transfer or series of transfers for Warranty Work arising out of the same warranty matter and (y) on an aggregate basis, amounts in excess of two hundred fifty thousand Dollars ($250,000) during the Warranty Period, and in the case of these clauses (x) and (y) the approval of the Independent Engineer shall not be required) in the aggregate during the Warranty Period) direct the transfer or withdrawal of funds standing to the credit of the Warranty Reserve Account to pay any amounts necessary to cover costs and expenses incurred by the Borrower in performing or causing to be performed any Warranty Work by delivering a Warranty Proceeds Request Certificate to the Accounts Bank (with a copy to the Administrative Agent), which shall be for application strictly in accordance with the relevant Warranty Notice. All payments from the Warranty Reserve Account shall be made by the Accounts Bank pursuant to instructions set forth in the relevant Warranty Proceeds Request Certificate. In the event that the Borrower fails to deliver such a Warranty Proceeds Request Certificate, the Administrative Agent is hereby authorized to direct in writing the Accounts Bank to transfer or withdraw the funds necessary to pay any amounts necessary to cover costs and expenses incurred in performing or causing to be performed any Warranty Work.

(c)                                          Upon the written instruction of the Administrative Agent, the Collateral Agent shall make a demand in accordance with the provisions of each Warranty Reserve Letter of Credit, drawdown all or a portion of the Stated Amount of any Warranty Reserve Letter of Credit that has been delivered in accordance with this Agreement, and deposit the funds received into the Warranty Reserve Account. The Administrative Agent shall instruct Collateral Agent to make such demand:

(i)                                     if amounts are required to be withdrawn from the Warranty Reserve Account pursuant to Section 8.11(b), and the amounts to be so withdrawn exceed the funds, not including the aggregate Stated Amounts of the Warranty Reserve Letters of Credit standing to the credit of the Warranty Reserve Account, in the amount necessary to make the payments for Warranty Work then due and payable;

(ii)                                  in full, if the commercial bank that issued such Warranty Reserve Letter of Credit is no longer an Acceptable Bank; or

(iii)                               in full, if (A) no less than thirty (30) days prior to the expiry date of each such Warranty Reserve Letter of Credit, the Collateral

Agent has not received notice from the issuing bank that it will extend such expiry date or renew such Warranty Reserve Letter of Credit and no substitute or replacement letter of credit satisfying the requirements of a “Warranty Reserve Letter of Credit” has been delivered to the Collateral Agent to replace the Stated Amount of such expiring Warranty Reserve Letter of Credit and (B) excluding the Stated Amount of such Warranty Reserve Letter of Credit and the Stated Amount of any other Warranty Reserve Letter of Credit that similarly could be drawn down, an amount equal to the Warranty Reserve Requirement is not on deposit in or standing to the credit of the Warranty Reserve Account on the date of such drawdown.

(d)                                         Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby and following the termination of the Warranty Period (as confirmed in writing by the Administrative Agent) all amounts on deposit in or standing to the credit of the Warranty Reserve Account may, at the written direction of the Borrower (with a copy to the Administrative Agent), be transferred to the Guarantor.

(e)                                          Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby after the date that is twelve months following the occurrence of Final Completion the funds on deposit in or standing to the credit of the Warranty Reserve Account (taking into account the Stated Amounts of any Warranty Reserve Letters of Credit standing to the credit of the Warranty Reserve Account) are in excess of the Warranty Reserve Requirement, the Borrower may request the transfer to the Guarantor of an amount equal to the difference between (x) the aggregate total amount of all funds on deposit in or standing to the credit of the Warranty Reserve Account (taking into account the Stated Amounts of any Warranty Reserve Letters of Credit standing to the credit of the Warranty Reserve Account) and (y) the Warranty Reserve Required Amount, as certified by the Borrower and confirmed by the Administrative Agent; provided, that if such difference is positive due to the posting of a Warranty Reserve Letter of Credit to the Warranty Reserve Account to replace or substitute for cash then on deposit, such amount may be distributed directly to the Borrower or such other Affiliate of the Borrower who provided such Warranty Reserve Letter of Credit (and such distribution shall not be treated as a Restricted Payment for purposes of this Agreement).

Section 8.12                                     Sponsor Support Account. (a) On or prior to the Closing Date, and as required under the Completion Guaranty, at least five million Dollars ($5,000,000) shall be deposited into the Sponsor Support Account from sources other than the Loans or the Required Equity Contribution. If at any time thereafter, the amounts on deposit in and standing to the credit of the Sponsor Support Account fall below five million Dollars ($5,000,000), additional amounts shall be deposited into the Sponsor Support Account pursuant to the Completion Guaranty.

(b)                                         The Accounts Bank shall transfer funds from the Sponsor Support Account to the Construction Account upon receipt by the Accounts Bank of a Deficiency Notice (as defined in the Completion Guaranty) from the Administrative Agent, if the Guarantor fails to make any payment as and when required following delivery of a Deficiency Notice under the Completion Guaranty.

(c)                                          If, on the Conversion Date, the amounts on deposit in or standing to the credit of the Warranty Reserve Account are below one million five hundred thousand Dollars ($1,500,000) then any amounts on deposit in or standing to the credit of the Sponsor Support Account shall, upon the written instruction of the Borrower or the Administrative Agent, be transferred to the Warranty Reserve Account so that the funds on deposit in or standing to the credit of the Warranty Reserve Account after such transfer are one million five hundred thousand Dollars ($1,500,000).

(d)                                         Unless a Notice of Suspension is in effect or a Default or Event of Default would occur after giving effect to any application of funds contemplated hereby and following the termination of the Completion Guaranty (as confirmed in writing by the Administrative Agent) all amounts on deposit in or standing to the credit of the Sponsor Support Account may, at the written direction of the Borrower (with a copy to the Administrative Agent), be transferred to the Guarantor; provided, however, that venue for any action brought under this Agreement exclusively related to a claim against the Accounts Bank is proper in Harris County, Texas.

Section 8.13                                     Representations, Warranties and Covenants of Accounts Bank. The Accounts Bank hereby represents and warrants, covenants and agrees with the Senior Secured Parties and the Borrower (and the other parties hereto agree, to the extent set forth below) as follows:

(a)                                          it will act as depositary agent, as “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) with respect to each of the Project Accounts that is a “securities account” (within the meaning of Section 8-501 of the UCC) and the Financial Assets credited to such Project Accounts, and as “bank” (within the meaning of 9-102(a)(8) of the UCC) with respect to each of the Project Accounts as described in Section 8.15 (Project Accounts as Deposit Account) and credit balances not constituting Financial Assets credited thereto and to accept all cash, payments, other amounts and Cash Equivalents to be delivered to or held by the Accounts Bank pursuant to the terms of this Agreement. The Borrower, the Senior

Secured Parties and the Accounts Bank agree that, for purposes of Articles 8 and 9 of the UCC, notwithstanding anything to the contrary contained in any other agreement relating to the establishment and operation of the Project Accounts, the jurisdiction of the Accounts Bank (in its capacity as the securities intermediary and bank) is the State of New York;

(b)                                         the Accounts Bank hereby agrees and confirms that it has established and maintains the Project Accounts as set forth and defined in this Agreement. The Accounts Bank agrees that (i) each such Project Account established by the Accounts Bank is and will be maintained as a “securities account” (within the meaning of Section 8501 of the UCC); (ii) the Borrower is the “entitlement holder” (within the meaning of Section 8102(a)(7) of the UCC) in respect of the “financial assets” (within the meaning of Section 8102(a)(9) of the UCC, the “Financial Assets”) credited to such Project Accounts that are “securities accounts”; (iii) all Financial Assets in registered form or payable to or to the order of and credited to any such Project Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, the Accounts Bank or in blank, or credited to another securities account maintained in the name of the Accounts Bank ; and (iv) in no case will any Financial Asset credited to any such Project Account be registered in the name of, payable to or to the order of, or endorsed to, the Borrower except to the extent the foregoing have been subsequently endorsed by such Person to the Accounts Bank or in blank. Each item of property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Project Account shall to the fullest extent permitted by law be treated as a Financial Asset. Until the Discharge Date, this Agreement is intended to provide the Collateral Agent with “control” (within the meaning of Section 8106(d)(2) or Section 9-104(a) (as applicable) of the UCC) of the Project Accounts and the Borrower’s “security entitlements” (within the meaning of Section 8102(a)(17) of the UCC) with respect to the Financial Assets credited to the Project Accounts. The Borrower hereby irrevocably directs, and the Accounts Bank (in its capacity as securities intermediary) hereby agrees, that the Accounts Bank will comply with all instructions and orders (including entitlement orders within the meaning of Section 8-102(a)(8) of the UCC) regarding each Project Account and any Financial Asset therein originated by the Collateral Agent without the further consent of the Borrower or any other Person. In the case of a conflict between any instruction or order originated by the Collateral Agent and any instruction or order originated by the Borrower or any other Person other than a court of competent jurisdiction, the instruction or order originated by the Collateral Agent shall prevail. The Accounts Bank shall not change the name or account number of any Project Account without the prior written consent of the Collateral Agent and at least five (5) Business Days’ prior notice to the Borrower, and shall not change the entitlement holder;

(c)                                          it shall promptly perform all duties imposed upon a securities intermediary and a bank under the UCC and this Agreement. In this regard, (i) if the Accounts Bank has knowledge that an issuer of any Financial Asset is required to make a payment or distribution in respect of such Financial Asset, the Accounts Bank shall have fulfilled its duty under applicable Law to take action to obtain such payment or distribution if (A) it credits such payment or distribution to the Project Accounts in accordance with this Agreement if such payment or distribution is made or (B) it notifies the Borrower, the Collateral Agent and the Administrative Agent that such payment or distribution has not been made, and (ii) if the Accounts Bank is required by applicable Law or this Agreement to credit to any Project Account any Financial Asset purported to be transferred or credited to the Accounts Bank pursuant to applicable Law, the Accounts Bank shall have fulfilled its duty to so credit any Project Account if it credits as a security entitlement to the applicable party whatever rights the Accounts Bank purportedly has, in its capacity as Accounts Bank, in the Financial Asset transferred or credited to the Accounts Bank, in its capacity as Accounts Bank, and the Accounts Bank shall have no duty to ensure that applicable Law has been complied with in respect of the transfer of the Financial Asset or to create a security interest in or Lien on any Financial Asset purported to be transferred or credited to the Accounts Bank and subsequently credited to any Project Account;

(d)                                         all Financial Assets acquired by or delivered to the Accounts Bank shall be held by the Accounts Bank and credited by book entry to the relevant Project Account or otherwise accepted by the Accounts Bank for credit to the relevant Project Account;

(e)                                          each item of property (including any cash, security, general intangible, document, instrument or obligation, share, participation, interest or other property whatsoever) deposited in or credited to any Project Account shall be treated as a Financial Asset for the purposes of Section 8-102(a)(9)(iii) of the UCC. Notwithstanding any provision herein contained to the contrary, any property contained in the Project Accounts that is not deemed to be a Financial Asset under applicable Law, to the extent permitted by applicable Law, will be deemed to be deposited in a deposit account and subject to Section 8.15 (Project Accounts as Deposit Account);

(f)                                            The Collateral Agent shall have control of the security entitlements carried in the Project Accounts and of the Financial Assets carried in the Project Accounts, and the Borrower hereby disclaims any entitlement to claim control of such security entitlements;

(g)                                         all property delivered to the Accounts Bank pursuant to this Agreement or the other Financing Documents will be promptly deposited in or credited to a Project Account by an appropriate entry in its records in accordance with this Agreement;

(h)                                         if any Person (other than the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties) asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Project Account or in any Financial Asset or other property deposited therein or credited thereto of which the Accounts Bank has actual knowledge, the Accounts Bank may comply with such order, without authorization from the Borrower or the Collateral Agent; provided, that the Accounts Bank reasonably believes that as a matter of law the Accounts Bank is obligated to comply with such order and provided that the Accounts Bank promptly notifies the Collateral Agent, the Administrative Agent and the Borrower in writing thereof; and

(i)                                             the Accounts Bank has not entered into and will not enter into any agreement with respect to the Project Accounts or any Financial Assets or other property deposited in or credited to any Project Account other than this Agreement and its Fee Letter. The Accounts Bank has not entered into and will not enter into any agreement with the Borrower or any other Person purporting to limit or condition the obligation of the Accounts Bank to comply with entitlement orders or any other order originated by the Collateral Agent in accordance with Sections 8.13(b) (Representations, Warranties and Covenants of Accounts Bank) or Sections 8.15(b) or (c) (Project Accounts as Deposit Account).

Section 8.14                                     Project Accounts. (a) The Accounts Property will not constitute repayment of the Obligations until so applied as payments in accordance with the terms of this Agreement and the other Financing Documents.

(b)                                         The Accounts Bank shall not have title to the funds on deposit in the Project Accounts, and shall credit the Project Accounts with all receipts of interest, dividends and other income received on the property held in the Project Accounts. The Accounts Bank shall administer and manage the Project Accounts in strict compliance with its duties with respect to the Project Accounts pursuant to this Agreement, and shall be subject to and comply with all of the obligations that the Accounts Bank owes to the Borrower and the Collateral Agent, on behalf of the Senior Secured Parties, with respect to the Project Accounts, including all subordination obligations set forth in Section 8.17 (Subordination) with respect to the Accounts Bank’s right of set-off or recoupment or right to obtain a Lien, pursuant to the terms of this Agreement. The Accounts Bank hereby agrees to comply with (i) any and all instructions originated by the Collateral Agent directing the disbursement, deposit and/or transfer of any funds and all other property held in the Project Accounts without any further consent of the Borrower or any other Person and

(ii) any and all instructions originated by the Borrower directing the disbursement, deposit and/or transfer of any funds and all other property held in the Project Accounts in accordance with this Agreement without any further consent of the Collateral Agent, the Administrative Agent or any other Person, except to the extent such consent is required pursuant to this Agreement.

Section 8.15                                     Project Accounts as Deposit Account. (a)  To the extent that the Project Accounts are not considered securities accounts, the Project Accounts shall be deemed to be deposit accounts in respect of any property deposited in or credited to the Project Accounts that is not deemed to be a Financial Asset under applicable Law. Such deposit accounts and such property shall be maintained with the Accounts Bank acting not as a securities intermediary, but as a bank.

(b)                                         The Borrower shall be deemed the customer of the Accounts Bank for purposes of the Project Accounts and, as such, shall be entitled to all of the rights that customers of banks have under applicable Law with respect to deposit accounts, including the right to withdraw funds from, or close, the Project Accounts, in each such case subject to, and in accordance with, the terms of this Agreement.

(c)                                          The parties hereto agree that, to the extent that the Project Accounts are not considered “securities accounts” (within the meaning of Section 8-501(a) of the UCC), the Project Accounts shall be deemed to be “deposit accounts” (as defined in Section 9-102(a)(29) of the UCC) to the extent a security interest can be granted and perfected under the UCC in the Project Accounts as deposit accounts, which the Borrower shall maintain with the Accounts Bank acting not as a securities intermediary but as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC). The Accounts Bank shall not have title to the funds on deposit in the Project Accounts, and shall credit the Project Accounts with all receipts of interest, dividends and other income received on the property held in the Project Accounts. The Accounts Bank shall administer and manage the Project Accounts in strict compliance with all the terms applicable to the Project Accounts pursuant to this Agreement, and shall be subject to and comply with all the obligations that the Accounts Bank owes to the Collateral Agent with respect to the Project Accounts, including all subordination obligations, pursuant to the terms of this Agreement. The Accounts Bank hereby agrees to comply with any and all instructions originated by (i) the Collateral Agent directing disposition of funds and all other property in the Project Accounts without any further consent of the Borrower or any other Person and (ii) the Borrower directing the disbursement, deposit and/or transfer of any funds and all other property held in the Project Accounts in accordance with this Agreement, without any further consent of the Collateral Agent, the Administrative Agent or any other Person, except to the extent such consent is required pursuant to this Agreement.

Section 8.16                                     Duties of Accounts Bank. (a) The Accounts Bank will also have those duties and responsibilities expressly set forth in this Agreement, and no additional duties, responsibilities, obligations or liabilities shall be inferred from the provisions of this Agreement or imposed on the Accounts Bank. The Accounts Bank will act at the written direction of the Collateral Agent, the Administrative Agent and, as expressly provided in this Agreement, Borrower, but will not be required to take any action that is contrary to this Agreement or applicable Law or that, in its reasonable judgment, would involve it in expense or liability, unless it has been furnished with adequate indemnity against such expense or liability. The Accounts Bank will have no responsibility to ensure the performance by any other party of its duties and obligations hereunder. The Accounts Bank will use the same care with respect to the safekeeping and handling of property held in the Project Accounts as the Accounts Bank uses in respect of property held for its own sole benefit.

(b)                                         In performing its functions and duties under this Agreement, the Accounts Bank will act solely as the depository agent and as securities intermediary or as a bank, as the case may be, with respect to the Project Accounts. None of the Senior Secured Parties or the Borrower will have any rights against the Accounts Bank hereunder, other than for the Accounts Bank’s gross negligence or willful misconduct. Except as otherwise expressly provided in this Agreement, the Borrower will not have any right to direct the Accounts Bank to distribute or allocate any funds, instruments, securities, Financial Assets or other assets in the Project Accounts or to withdraw or transfer any funds, instruments, securities, Financial Assets or other assets from the Project Accounts. Except as otherwise expressly provided in this Agreement, the Collateral Agent will have the sole right to issue directions and instructions to the Accounts Bank, acting as securities intermediary or bank, as the case may be, in accordance with this Agreement, and to issue entitlement orders with respect to the Project Accounts. It is expressly understood and agreed that any investment made with funds held in the Project Accounts may be made only in accordance with the express provisions of Section 8.20 (Interest and Investments). The Accounts Bank shall not in any way whatsoever be liable for any loss or depreciation in the value of the investments made pursuant to the terms of this Agreement.

Section 8.17                                     Subordination. (a) The Accounts Bank hereby acknowledges the security interest granted hereby to the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, by the Borrower. In the event that the Accounts Bank has or subsequently obtains by agreement, operation of applicable Law or otherwise a right of recoupment or set-off or any Lien in any of the Project Accounts or any Financial Asset or other property deposited therein or credited thereto or any security entitlement related thereto, the Accounts Bank hereby agrees that such right of recoupment or set-off and/or any such Lien shall be subordinate to the security interest of the Collateral Agent, on behalf of and for the benefit of the Senior Secured Parties. The Accounts Bank agrees that it shall not assert or enforce any such right of recoupment or set-off and/or any Lien until the Discharge Date.

(b)                                         The Financial Assets and other items deposited in or credited to the Project Accounts and the Accounts Property will not be subject to deduction, set-off, banker’s lien or any other right in favor of any Person other than the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties.

Section 8.18                                     Borrower Acknowledgments. (a) The Borrower acknowledges that neither any insufficiency of funds in the Project Accounts (or any of them), nor any inability to apply any funds in the Project Accounts (or any of them) against any or all amounts owing under any Financing Document, shall at any time limit, reduce or otherwise affect the Borrower’s obligations under any Financing Document.

(b)                                         Each party to this Agreement acknowledges that the Accounts Bank and the Collateral Agent shall not incur any obligation or liability in circumstances where there are insufficient funds deposited in or credited to any Project Account to make a payment in full that would otherwise have been made pursuant to the terms of this Agreement, except (i) in the case of the Accounts Bank to the extent that the loss arises directly from the Accounts Bank’s gross negligence or willful misconduct, and (ii) in the case of the Collateral Agent, to the extent that the loss arises directly from the Collateral Agent’s gross negligence or willful misconduct.

Section 8.19                                     Agreement to Hold In Trust. All payments received directly by the Borrower that are required to be deposited into the Project Accounts in accordance with the terms of this Agreement or any other Financing Document shall be held by the Borrower in trust for the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, shall be segregated from other funds of the Borrower and shall, forthwith upon receipt by the Borrower, be turned over to the Collateral Agent or its designee in the same form as received by the Borrower (duly endorsed by the Borrower to the Collateral Agent or the Accounts Bank, if requested) for deposit and disbursement in accordance with this Agreement.

Section 8.20                                     Interest and Investments. (a) Each amount deposited in or credited to a Project Account from time to time shall, from the time it is so deposited or credited until the time it is withdrawn from that Project Account (whether for the purpose of making an investment in Cash Equivalents or otherwise applied in accordance with the terms of this Agreement), earn interest at such rates as may be agreed from time to time by the Borrower and the Accounts Bank.

(b)                                         Prior to the receipt by the Accounts Bank of a Notice of Suspension, any amounts held by the Accounts Bank in the Project Accounts shall be invested by the Accounts Bank from time to time, at the risk and expense of the Borrower, solely in such Cash Equivalents as the Borrower may direct in writing. The Borrower shall select Cash Equivalents having such maturities as shall cause the Project Accounts to have a cash balance as of any day sufficient to cover the transfers to be made from the Project Accounts on such day in accordance with this Agreement, the other Financing Documents and the Project Documents. Upon delivery by the Collateral Agent to the Accounts Bank of a Notice of Suspension and until written revocation of such Notice of Suspension is delivered to the Accounts Bank by the Collateral Agent, any amounts held by the Accounts Bank in the Project Accounts shall be invested by the Accounts Bank from time to time, solely in such Cash Equivalents as the Collateral Agent may direct.

(c)                                          In the event that the cash balance in any of the Project Accounts is as of any day insufficient to cover the transfers to be made from such Project Account on such day, the Collateral Agent may direct the Accounts Bank to sell or liquidate the Cash Equivalents standing to the credit of such Project Account (without regard to maturity date) in such manner as the Collateral Agent may deem necessary in order to obtain cash at least sufficient to make such transfers and to pay any expenses and charges incurred in connection with effecting any such sale or liquidation, which expenses and charges the Accounts Bank shall be authorized to pay with cash on deposit in such Project Account. Neither the Accounts Bank nor any Senior Secured Party shall be liable to any Person for any loss suffered because of any such sale or liquidation.

(d)                                         All interest and other investment income earned from Cash Equivalents made from amounts in any Project Account shall remain in such Project Account until transferred from such Project Account in accordance with the terms of this Article VIII.

(e)                                          It is acknowledged by the parties hereto that all investment income earned on amounts on deposit in or credited to the Project Accounts for all Tax purposes shall be attributed to and be income of the Borrower. The Borrower shall be responsible for determining any requirements for paying Taxes or reporting or withholding any payments for Tax purposes hereunder. The Borrower shall prepare and file all Tax information required with respect to the Project Accounts. The Borrower agrees to indemnify and hold each Senior Secured Party harmless against all liability for Tax withholding and/or reporting for any investment income earned on the Project Accounts and payments in respect thereof. Such indemnities shall survive the termination or discharge of this Agreement or resignation of the Accounts Bank. No Senior Secured Party shall have any obligation with respect to the making of or the reporting of any payments for Tax purposes. From time to time, and as reasonably requested by the Accounts Bank, the Borrower shall provide to the Accounts Bank a United States Department of the Treasury Internal Revenue Service tax Form W-8 or W-8BEN or other appropriate form required with respect to the withholding or exemption from withholding of income tax on any investment income earned on the Project Accounts.

Section 8.21                                     Accounts Bank Information. (a) The Accounts Bank will:

(i)                                   within five (5) Business Days after the end of the month in which the first deposit is made into any Project Account and within five (5) Business Days after the end of each month thereafter, provide the Borrower, the Collateral Agent and the Administrative Agent a report with respect to the Project Accounts, setting forth in reasonable detail all deposits to and disbursements from each of the Project Accounts during such month, including the date on which made, and the balances of and any investments in each of the Project Accounts at the end of such month, including information regarding categories, amounts, maturities and issuers of Cash Equivalents; and

(ii)                                within three (3) Business Days after receipt of any written request by the Borrower, the Collateral Agent or the Administrative Agent, provide to the Borrower, the Collateral Agent or the Administrative Agent, as the case may be, such other information as the Borrower, the Collateral Agent or the Administrative Agent may specify regarding all Cash Equivalents and any other investments made by the Accounts Bank pursuant hereto and regarding amounts available in the Project Accounts.

Notwithstanding the foregoing, the Accounts Bank will provide the Borrower, the Collateral Agent and the Administrative Agent such additional information regarding the Project Accounts and the balances and Cash Equivalents therein as any of them may reasonably request from time to time.

(b)                                         The Accounts Bank will maintain all of the Project Accounts and all books and records with respect thereto as may be necessary to record properly all transactions carried out by it under this Agreement.

(c)                                          If any Cash Equivalent ceases to be a Cash Equivalent, the Accounts Bank will, as soon as reasonably practicable after becoming aware of such cessation, notify the Collateral Agent and the Borrower in writing of such cessation and, upon the written direction of the Borrower or the Collateral Agent, as the case may be, will cause the relevant investment to be replaced by a Cash Equivalent or by cash; provided that this Section 8.21(c) will not oblige the Accounts Bank to liquidate any investment earlier than its normal maturity date unless:

(i)                                   directed to do so under Section 8.20 (Interest and Investments); or

(ii)                                the maturity date of the relevant investment exceeds the maturity date that would enable it to continue to qualify as a Cash Equivalent.

Section 8.22                                     Notices of Suspension of Accounts. (a) The Collateral Agent may, but shall not be required to, suspend the right of the Accounts Bank and the Borrower to withdraw or otherwise deal with any funds deposited in or credited to the Project Accounts at any time during the occurrence and continuance of an Event of Default by delivering a notice to the Accounts Bank (with a copy to the Borrower and the Administrative Agent) (a “Notice of Suspension”).

(b)                                         Notwithstanding any other provision of the Financing Documents, after the issuance by the Collateral Agent of a Notice of Suspension in accordance with Section 8.22(a) and until such time as the Collateral Agent advises the Accounts Bank and the Borrower (with a copy to the Administrative Agent) that it has withdrawn such Notice of Suspension, (which it shall promptly do if such Event of Default is no longer continuing or has been waived) no amount may be withdrawn by the Accounts Bank from any Project Account, including for investment in Cash Equivalents, without the express prior written consent of the Collateral Agent.

(c)                                          Notwithstanding any other provision of the Financing Documents (but without limitation of Sections 8.02(g) or (h) (Deposits into and Withdrawals from Project Accounts), without the express prior written consent of the Required Lenders, no amount may be withdrawn from any Project Account if a Default or Event of Default would occur as a result of such withdrawal.

(d)                                         On the date of each withdrawal by the Accounts Bank from a Project Account, the Borrower shall be deemed to represent and warrant that no Notice of Suspension is in effect and that that no Default or Event of Default would occur as a result of such withdrawal, unless the Required Lenders have previously consented in writing to such withdrawal, notwithstanding that a Notice of Suspension is in effect or that a Default or Event of Default would occur as a result of such withdrawal.

ARTICLE IX

DEFAULT AND ENFORCEMENT

Section 9.01                                     Events of Default. Each of the following events or occurrences described in this Section 9.01 shall constitute an Event of Default.

(a)                                          Nonpayment. (i) The Borrower fails to pay any amount of principal of any Loan when the same becomes due and payable or (ii) the Borrower fails to pay any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) Business Days after the same becomes due and payable.

(b)                                         Breach of Warranty. Any representation or warranty of any Loan Party or any Major Project Party made or deemed to be repeated in any Financing Document is incorrect or misleading in any material respect when made or deemed made; provided that (i) if such Loan Party or Major Project Party, as the case may be, was not aware that such representation or warranty was incorrect or misleading at the time such representation or warranty was made or deemed repeated, (ii) the fact, event or circumstance resulting in such incorrect or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, (iii) such fact, event or circumstance resulting in such incorrect or misleading representation or warranty is cured, corrected or otherwise remedied within thirty (30) days from the date any Loan Party obtains, or should have obtained, Knowledge thereof, and (iv) no Material Adverse Effect shall have occurred as a result of such representation or warranty being incorrect or misleading, then such incorrect representation or warranty shall not constitute an Event of Default.

(c)                                          Non-Performance of Certain Covenants and Obligations. (i) The Borrower defaults in the due performance and observance of any of its obligations under Sections 7.01(d)(ii), (iii) and (iv)(A) (Affirmative Covenants – Construction and Completion of the Project; Maintenance of Properties), Section 7.01(g) (Affirmative Covenants – Use of Proceeds and Cash Flow), Section 7.01(h) (Affirmative Covenants – Insurance), Section 7.01(k) (Affirmative Covenants – Performance Tests), Section 7.01(r) (Affirmative Covenants – First Priority Ranking), Section 7.02 (Negative Covenants), Section 7.03(e) (Reporting Requirements – Notice of Default or Event of Default) or Section 7.03(f) (Reporting Requirements -Notice of Other Events) of this Agreement, or Section 5.02 (Limitation of Liens), Section 5.04 (No Sale of Collateral) or Section 5.07 (Name; Jurisdiction of Organization) of the Security Agreement; or (ii) the Borrower or the Pledgor defaults in the due performance and observance of any of its obligations under Section 5.02 (Limitation of Liens), Section 5.04 (No Sale of Collateral), Section 5.05 (No Impairment of Security), Section 5.06 (Filing of Bankruptcy Proceedings) or Section 5.09 (Name; Jurisdiction of Organization) of the Pledge Agreement; or (iii) the Borrower of the Guarantor defaults in the due performance and observance of any of its obligations under the Completion Guaranty.

(d)                                         Non-Performance of Other Covenants and Obligations. Any Loan Party or any Major Project Party defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 9.01(a) (Events of Default – Nonpayment) or Section 9.01(c) (Events of Default – Non-Performance of Certain Covenants and Obligations) contained in any Financing Document to which it is a party, and such default continues unremedied for a period of thirty (30) days after the Borrower obtains, or should have obtained, Knowledge thereof.

(e)                                          Project Completion. The Commercial Operation Date does not occur on or before the Conversion Date Certain.

(f)                                            Cross Defaults. Any one of the following occurs with respect to any Loan Party or any Major Project Party with respect to any of its Indebtedness (other than the Obligations):

(i)                               a default occurs in the payment when due (subject to any applicable grace period and notice requirements), whether by acceleration or otherwise, of such Indebtedness; or

(ii)                            such Person fails to observe or perform (subject to any applicable grace periods and notice requirements) any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; and

(A)                             in the case of Section 9.01(f)(i) or Section 9.01(f)(ii) with respect any Loan Party, with respect to Indebtedness in an amount greater than or equal to one million Dollars ($1,000,000) in the aggregate; or

(B)                               in the case of Section 9.01(f)(i) or Section 9.01(f)(ii) with respect to any Major Project Party, has resulted in or could reasonably be expected to result in a Material Adverse Effect; provided, that such occurrence shall not constitute an Event of Default with respect to any such other Major Project Party if an agreement replacing each Project Document to which such Major Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(g)                                         Judgments. (i) Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect is rendered against any Loan Party or any Major Project Party, or (ii) any judgment or order is rendered against the Borrower, the Guarantor or the Pledgor in an amount in excess of one million Dollars ($1,000,000) in the aggregate and, in any such case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment is not in effect; provided, that any such occurrence shall not constitute an Event of Default with respect to any Major Project Party (other than a Major Project Party to the Design-Build Agreement or the License Agreement) if an agreement replacing each Major Project Document to which such Major Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(h)                                         ERISA Events. (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) the Borrower or an ERISA Affiliate engages in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA for which there is no regulatory, statutory or administrative exemption, (iv) the Borrower or any ERISA Affiliate fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) the Borrower or any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against the Borrower to enforce Section 515 of ERISA, (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than five hundred thousand Dollars ($500,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject the Borrower to any material tax, material penalty or other material liability.

(i)                                             Bankruptcy, Insolvency. Any of the Loan Parties or any Major Project Party:

(i)                               generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;

(ii)                            applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;

(iii)                         in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within sixty (60) days; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(iv)                        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for sixty (60) days undismissed; provided that nothing in the Financing Documents shall prohibit or restrict any right any

Senior Secured Party may have under applicable Law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(v)                           takes any action authorizing, or in furtherance of, any of the foregoing; or

(vi)                        ceases to be Solvent;

provided, that such occurrence shall not constitute an Event of Default with respect to any Major Project Party if either such occurrence has not and could not reasonably be expected to result in a Material Adverse Effect or an agreement replacing each Project Document to which such Major Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(j)                                             Project Document Defaults; Termination.

(i)                               The Borrower or any Major Project Party shall be in material breach of or otherwise in material default under any Project Document, and such breach or default has continued beyond any applicable grace period expressly provided for in such Project Document (or, if no such cure period is provided, thirty (30) days); provided, that any such breach or default by any Major Project Party under any Major Project Document (other than the License Agreement) shall not constitute an Event of Default if an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(ii)                            Any Major Project Document ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of the Borrower or any Major Project Party thereto; provided, that such occurrence shall not constitute an Event of Default with respect to any Major Project Document (other than the License Agreement) if an agreement replacing such Major Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(k)                                          Governmental Approvals. The Borrower fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval then required to be maintained or any Necessary Project Approval then required to be maintained is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval then required to be maintained is adversely modified without the consent of the Required Lenders, or a proceeding is commenced which could reasonably produce any such result.

(l)                                             Unenforceability of Documentation. At any time after the execution and delivery thereof:

(i)                               any material provision of any Financing Document shall cease to be in full force and effect;

(ii)                            any Financing Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction;

(iii)                         any Financing Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Senior Secured Parties; and

(iv)                        any Liens against any of the Collateral cease to be a first-priority, perfected security interest in favor of the Collateral Agent, or the enforceability thereof is contested by any Loan Party or any of the Security Documents ceases to provide the security intended to be created thereby with the priority purported to be created thereby.

(m)                                       Environmental Matters. (i) Any Environmental Claim has occurred with respect to the Borrower, the Project or any Environmental Affiliate, (ii) any release, Threat of Release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event would reasonably be expected to form the basis of an Environmental Claim against the Borrower, the Project or any Environmental Affiliate, or (iii) any violation or alleged violation of any Environmental Law or Environmental Approval occurs that could reasonably result in an Environmental Claim against the Borrower or the Project or, to the extent the Borrower may have liability, any Environmental Affiliate that, in the case of any of

Section 9.01(m)(i), (ii) or (iii), could reasonably be expected to result in liability for the Borrower in an amount greater than two hundred fifty thousand Dollars ($250,000) for any single claim or five hundred fifty thousand Dollars ($550,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect.

(n)                                         Loss of Collateral. Any portion of the Collateral (other than a portion that is immaterial) is damaged, seized or appropriated; provided that such an occurrence shall not constitute an Event of Default if the Borrower repairs, replaces, rebuilds or refurbishes such damaged, seized or appropriated Collateral (i) in accordance with Section 8.10 (Insurance and Condemnation Proceeds Account), or (ii) otherwise with the approval of the Required Lenders, in consultation with the Independent Engineer (provided that such approval is obtained within sixty (60) days thereof).

(o)                                         Event of Abandonment. An Event of Abandonment occurs.

(p)                                         Taking or Total Loss. An Event of Taking with respect to all or a material portion of the Project or any Equity Interests in the Borrower occurs, or an Event of Total Loss occurs.

(q)                                         Change of Control. A Change of Control occurs.

Section 9.02                                     Action Upon Bankruptcy. If any Event of Default described in Section 9.01(i) (Events of Default – Bankruptcy, Insolvency) occurs with respect to the Borrower, any outstanding Construction Loan Commitments, Term Loan Commitments or Working Capital Loan Commitments (if not theretofore terminated) shall automatically terminate. The outstanding principal amount of the outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, demand or further act of the Administrative Agent, the Collateral Agent or any other Senior Secured Party.

Section 9.03                                     Action Upon Other Event of Default. (a)  If any other Event of Default occurs and is continuing for any reason, whether voluntary or involuntary, and is continuing, the Administrative Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrower, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or any outstanding Construction Loan Commitments, Term Loan Commitments or Working Capital Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations that has been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, any outstanding Construction Loan Commitments or Term Loan Commitments shall terminate. During the continuance of an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, instruct the Collateral Agent to exercise any or all remedies provided for under this Agreement or the other Financing Documents.

(b)                                         Any declaration made pursuant to Section 9.03(a) may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.04                                     Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent as Collateral and/or, at the direction of the Administrative Agent, may be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority (but without prejudice to the right of the Collateral Agent to recover any shortfall from the Borrower):

(a)                                          first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause first;

(b)                                         second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) but excluding principal of and accrued interest on the Loans or any Interest Rate Protection Agreement payable to the Lenders and the Interest Rate Protection Providers, ratably among the Lenders and the Interest Rate Protection Providers in proportion to the amounts described in this clause second payable to them;

(c)                                          third, to payment of the portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans and Interest Rate Protection Agreement (other than any payments of Swap Termination Value), ratably among the Lenders and the Interest Rate Protection Providers in proportion to the respective amounts described in this clause third payable to them;

(d)                                         fourth, to the principal amount of the Loans and any Primary Swap Obligations payable by the Borrower to the Lenders and Interest Rate Protection Providers, ratably among the Lenders and the Interest Rate Protection Providers in proportion to the respective amounts described in this clause fourth held by them; and

(e)                                          last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE X

THE AGENTS

Section 10.01                               Appointment and Authority. (a) Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this ARTICLE X are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(b)                                         Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 10.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c)                                          Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby appoints WestLB as its Collateral Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Collateral Agent for the Senior Secured Parties in accordance with the terms of this Agreement. Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower or the Pledgor to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this ARTICLE X and ARTICLE XI (Miscellaneous Provisions) (including Section 11.08 (Indemnification by the Borrower), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Financing Documents to which the Collateral Agent is party, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Borrower or any Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Each of the Collateral Agent and the Administrative Agent shall have the right at any time to seek instructions from the Required Lenders or, in the case of the Collateral Agent, the Administrative Agent as to any discretionary actions contemplated hereby or in any other Financing Document or if this Agreement or any other Financing Document is silent as to any matter requiring action by the Collateral Agent and shall be fully protected in accordance with Section 10.03 (Exculpatory Provisions) and Section 10.04 (Reliance by Agents) when acting upon such instructions. Any action taken by the Collateral Agent or the Administrative Agent under or in relation to this Agreement and any other Financing

Document to which it is party with requisite authority or on the basis of appropriate instructions received from the Lenders (other otherwise as duly authorized) shall be binding on each Lender and, in the case of the Collateral Agent, each Interest Rate Protection Provider. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)                                         Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby appoints and authorizes the Accounts Bank to act as depository for the Collateral Agent, on behalf of the Senior Secured Parties, and as the securities intermediary or bank with respect to the Project Accounts for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties, with such powers as are expressly delegated to the Accounts Bank by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Accounts Bank hereby accepts this appointment and agrees to act as the depository for the Collateral Agent, on behalf of the Senior Secured Parties, and as the securities intermediary or bank with respect to the Project Accounts, for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties, in accordance with the terms of this Agreement. The Accounts Bank further agrees to accept and hold, as securities intermediary or as a bank, in its custody and in accordance with the terms of this Agreement, for the Collateral Agent, on behalf of the Senior Secured Parties, the Project Accounts and the Accounts Property. Each Lender also appoints and authorizes the Accounts Bank to act on its behalf for the purpose of the creation and perfection of a first priority security interest in favor of the Collateral Agent, on behalf of the Senior Secured Parties, in the Project Accounts to the extent that they are deemed under applicable Law not to constitute securities accounts or deposit accounts and in any Accounts Property that is deemed under applicable Law not to constitute a Financial Asset. The Accounts Bank accepts this appointment and agrees to act as the Accounts Bank for the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, for such purpose and to hold and maintain exclusive dominion and control over the Project Accounts and any such Accounts Property on behalf of the Collateral Agent, acting on behalf of the Senior Secured Parties. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Accounts Bank shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Accounts Bank have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Accounts Bank. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Accounts Bank is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.02                               Rights as a Lender or Interest Rate Protection Provider. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender or Interest Rate Protection Provider, as the case may be, as any other Lender or Interest Rate Protection Provider, as the case may be, and may exercise the same as though it were not an Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor for or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, any other Agent or the Interest Rate Protection Provider.

Section 10.03                               Exculpatory Provisions. (a) No Agent nor any of its respective directors, officers, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which it is party. Without limiting the generality of the foregoing, no Agent shall:

(i)                               be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                            have any duty to take any discretionary action or exercise any discretionary powers except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents to which it is party that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; and provided further that no such direction given to such Agent that in the sole judgment of such Agent imposes, or purports to impose, or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in this Agreement or arising under this Agreement or other Financing Documents to which it is party shall be binding upon such Agent unless such Agent, in its sole discretion, accepts such direction;

(iii)                         except as expressly set forth herein and in the other Financing Documents to which it is party, have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; or

(iv)                        be required to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement or any other Financing Document other than on the instructions of the Lenders.

(b)                                         No Agent nor any of its respective directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may reasonably believe in good faith to be necessary, under the circumstances as provided in Section 10.01 (Appointment and Authority)), (ii) in connection with any amendment, consent, approval or waiver which it is permitted under the Financing Documents to enter into, agree to or grant or (iii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent in writing by the Borrower or a Lender.

(c)                                          No Agent nor any of its respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report, opinion or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein  (including the use of proceeds) or the occurrence or continuance of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness or admissibility into evidence of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien or security interest created or purported to be created by any Security Document (or title to or rights in any Collateral under any Security Document), or (v) the satisfaction of any condition set forth in ARTICLE VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

(d)                                         Each Agent may, unless and until it shall have received directions from the Lenders, take such action or refrain from taking such action in respect of a Default or Event of Default of which such Agent has been advised in writing by the Lenders as it shall reasonably deem advisable in the best interests of the Lenders (but shall not be obligated to do so).

(e)                                          The Collateral Agent may refrain from acting in accordance with any instructions of the Lenders to institute any legal proceedings arising out of or in connection with this Agreement or any other Financing Document until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees and expenses) which it would or might reasonably be expected to incur as a result.

(f)                                            No Agent shall be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or under any Financing Document to which it is party unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 10.04                               Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not (nor shall any of its directors, officers, employees or agents) incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may at any time and from time to time solicit written instructions in the form of directions from the Required Lenders or an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or any other Financing Document to which it is party.

Section 10.05                               Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Absent gross negligence or willful misconduct in selecting a sub-agent, no Agent shall be responsible for any action of, or failure to act by, any sub-agent that has been approved by the Required Lenders. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE X shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with their acting as Agent.

Section 10.06                               Resignation or Removal of Agent. (a)  Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Lenders. Any Agent may be removed at any time by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent, in accordance with this Section 10.06.

(b)                                         Upon any notice of resignation by any Agent or upon the removal of any Agent by the Required Lenders, the Required Lenders shall, in consultation with the Borrower (provided that no Default or Event of Default has occurred and is continuing), appoint a successor Agent hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000).

(c)                                          If no successor Agent has been appointed by the Required Lenders within thirty (30) days after the date such notice of resignation was given by such Agent or the Required Lenders elected to remove such Agent, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent, as applicable, who shall serve as Agent hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent, as provided above.

(d)                                         Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent, and the retiring (or removed) Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents. After the retirement or removal of any Agent hereunder and under the other Financing Documents, the provisions of this ARTICLE X shall continue in effect for the benefit of such retiring (or removed)

Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such Agent was acting as Agent.

(e)                                          If a retiring (or removed) Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will, subject to payment of its reasonable costs and expenses (including counsel fees and expenses), execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.

(f)                                            If a retiring or removed Agent is the Accounts Bank, such Accounts Bank will promptly transfer all of the Project Accounts and the Accounts Property to the possession or control of the successor Accounts Bank and will execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Accounts Bank with respect to the Project Accounts and the Accounts Property to the successor Accounts Bank.

Section 10.07                               No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.

Section 10.08                               Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.09                               No Lead Arranger or Bookrunner Duties. Anything herein to the contrary notwithstanding, no Lead Arranger or Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 10.10                               Collateral Agent May File Proofs of Claim. (a) In case of the pendency of any Insolvency or Liquidation Proceeding relative to the Borrower or the

Pledgor (including any event described in Section 9.01(i) (Events of Default – Bankruptcy, Insolvency), the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Senior Secured Party shall have made any demand on the Borrower) shall be entitled and empowered, but shall not be obligated, by intervention in such proceeding or otherwise:

(i)                               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Secured Parties and their respective agents and counsel and all other amounts due the Senior Secured Parties under Section 3.13 (Fees), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower)) allowed in such judicial proceeding; and

(ii)                            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)                                         Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent consents to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 3.13 (Fees), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower).

(c)                                          Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11                               Collateral Matters. (a)  The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document for the benefit of the Senior Secured Parties (i) upon the occurrence of the Discharge Date, (ii) if approved, authorized or ratified in writing in accordance with Section 11.01 (Amendments, Etc.) or (iii) as permitted pursuant to the terms of the Financing Documents (including as contemplated by Section 7.02(f) (Negative Covenants - Asset Dispositions)).

(b)                                         Upon request by the Collateral Agent at any time and from time to time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.11. In each case as specified in this Section 10.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower or the Pledgor, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Financing Documents and this Section 10.11.

(c)                                          Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Financing Documents to which it is party, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property.

Section 10.12                               Copies. Each Agent shall give prompt notice to each Lender of each material notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (other than instructions for the transfer of funds from Project Accounts or if otherwise concurrently delivered to the Lenders by the Borrower) and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement or any other Financing Document.

Section 10.13                               No Liability for Clean-up of Hazardous Materials. If the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any duty or obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any Environmental Liabilities or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent will not be liable to any Person for any Environmental Liabilities or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s action and conduct as authorized, empowered or directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01                               Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, if expressly contemplated hereby, the Administrative Agent) and, in the case of an amendment, the Borrower and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                                          extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.03(a) (Action Upon Other Event of Default) without the prior written consent of such Lender (other than any Non-Voting Lender or extend or increase the Aggregate Loan Commitment);

(b)                                         postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Construction Loan Fundings), Section 3.02 (Repayment of Term Loan Fundings) or Section 3.03 (Repayment of Working Capital Loan Fundings) or Section 3.04 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(c)                                          reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including the Required Cash Sweep or any other mandatory prepayments under Section 3.10 (Mandatory Prepayment)) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender); provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)                                         change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.07 (Termination or Reduction of Commitment), Section 3.09 (Optional Prepayment) or Section 3.10 (Mandatory Prepayment) in any manner without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(e)                                          change any provision of this Section 11.01, the definition of Required Lenders or any other provision of any Financing Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights under any Financing Document (including any such provision specifying the number or percentage of Lenders required to waive any Event of Default or forbear from taking any action or pursuing any remedy with respect to any Event of Default), or make any determination or grant any consent under any Financing Document, without the prior written consent of each Lender (other than any Non-Voting Lender); or

(f)                                            release (i) the Borrower from all or substantially all of its obligations (except for obligations that are expressly covered in clause (a) - (e) above or (g) below) under any Financing Document, or (ii) all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of each Lender (other than any Non-Voting Lender); and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document; and (ii) Section 11.03(h) (Assignments) may not be amended, waived or otherwise modified without the prior written consent of each Granting Lender all or any part of whose Loan is being funded by an SPV at the time of such amendment, waiver or other modification.

Notwithstanding the other provisions of this Section 11.01, the Borrower, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Financing Documents without the consent of any Lender solely: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents.

Section 11.02                               Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)                                         SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                          WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.02(b). THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                         Appointment of Process Agent and Service of Process. The Borrower hereby irrevocably appoints CT Corporation, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of itself services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York. If for any reason the Process Agent shall cease to act as such for any Person, such Person hereby agrees to designate a new agent in New York City on the terms and for the purposes of this Section 11.02 reasonably satisfactory to the Administrative Agent. Such service may be made by mailing or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction.

(e)                                          Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f)                                            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.02.

Section 11.03                               Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.03(b), (ii) by way of participation in accordance with Section 11.03(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.03(f), or (iv) to an SPV in accordance with the provisions of Section 11.03(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.03 and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                         Any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than three million Dollars ($3,000,000) and in integral multiples of one million Dollars ($1,000,000) in excess thereof, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollar ($2,500) fee shall be payable for all such contemporaneous assignments and (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.03(c), on and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs), Section 4.05 (Funding Losses), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.03(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.03(d).

(c)                                          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)                                         Any Lender may at any time, without the consent of, or notice to, the Borrower or any Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement

(including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. Subject to Section 11.03(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs) and Section 4.05 (Funding Losses), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.03(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 (Right of Setoff) as though it were a Lender; provided such Participant agrees to be subject to Section 3.15 (Sharing of Payments) as though it were a Lender.

(e)                                          A Participant shall not be entitled to receive any greater payment under Section 4.01 (Eurodollar Rate Lending Unlawful) or Section 4.03 (Increased Eurodollar Loan Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such participant is made with the prior written consent of the Borrower.

(f)                                            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                         The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and

Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.15 (Sharing of Payments). Each party hereto hereby agrees that (A) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 4.03 (Increased Eurodollar Loan Costs), (B) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV in any Insolvency or Liquidation Proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (1) with notice to, but without prior consent of the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of any Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

Section 11.04                               Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 11.05                               Consultants. (a) The Required Lenders acting jointly or the Administrative Agent may, in consultation with the Borrower (provided that no Default or Event of Default has occurred and is continuing), appoint any Consultant for the purposes specified herein. If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders acting jointly or the Administrative Agent, as the case may be, shall, in consultation with the Borrower (provided that no Default or Event of Default has occurred and is continuing), designate a Consultant in replacement.

(b)                                         The Borrower shall reimburse each Consultant appointed hereunder for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 11.05.

(c)                                          In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrower or other sources reasonably believed by such Consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

Section 11.06                               Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Lead Arranger, the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (b) all reasonable out-of-pocket expenses incurred by the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable out-of-pocket expenses incurred by the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel for any Senior Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 11.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations.

Section 11.07                               Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.08                               Indemnification by the Borrower. (a) In addition to the indemnity by the Borrower set forth in Section 10.11(f) (Notices and Other Communications) and except for Taxes (which are addressed in Section 4.07 (Taxes)), the Borrower hereby agrees to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i)                              the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)                           any Loan or the use or proposed use of the proceeds therefrom;

(iii)                        any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from the Project or any property owned, leased or operated by the Borrower, or any liability pursuant to an Environmental Law related in any way to the Project, the Site or the Borrower;

(iv)                       any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers, or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(v)                          any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the Knowledge of the Borrower;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)                                         To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.08(a) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 11.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(c)                                          Except as otherwise provided in ARTICLE VI (Conditions Precedent), all amounts due under this Section 11.08 shall be payable not later than ten (10) Business Days after demand therefor.

Section 11.09                               Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender

shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by any Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.10                               No Waiver; Cumulative Remedies. No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.11                               Notices and Other Communications. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                              if to the Borrower or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.11(a);

(ii)                           if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire; and

(iii)                         if to any Interest Rate Protection Provider, to the address, telecopier, number, electronic mail address or telephone number specified on Schedule 11.11(a).

(b)                                         Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received;

notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.11(d) shall be effective as provided in Section 11.11(d).

(c)                                          Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, and in the case of notices to the Collateral Agent, by the Collateral Agent as well; provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II (Commitments and Funding) if such Lender has so notified the Administrative Agent. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)                                         Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.11(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

(e)                                          Each of the Borrower and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and each Agent.

(f)                                            The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The

Borrower shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g)                                         So long as WestLB is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Funding, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to Funding (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to ny_agency services@westlb.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(h)                                         So long as WestLB is the Administrative Agent, the Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http: www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).

(i)                                             THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER

PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j)                                             The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 10.11(a) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(k)                                          Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 11.12                               Patriot Act Notice. Each Senior Secured Party (for itself and not on behalf of any other) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Senior Secured Party, to identify the Borrower in accordance with the Patriot Act.

Section 11.13                               Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency or Liquidation Proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 11.13(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.14                               Right of Setoff. Each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 11.14 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.15                               Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.16                               Survival. Notwithstanding anything in this Agreement to the contrary, Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Funding, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

Section 11.17                               Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors (including legal counsel and financial advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender). In addition, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, and the Funding. For the purposes of this Section 11.17, “Information” means written information that the Borrower furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Borrower that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with the Borrower or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.18                               Waiver of Consequential Damages, Etc. Except as otherwise provided in Section 11.08 (Indemnification by Borrower) for the benefit of any Indemnitee, to the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.19                               Non-Recourse. The Loans are the obligations solely of the Borrower, and the Senior Secured Parties will have access only to the Collateral for repayment. The obligations of the Borrower and the other Loan Parties are limited to those specifically stated in the Financing Documents to which each such entity is a party and, except to the extent expressly set forth in such Financing Documents, the Loan Parties other than the Borrower have no direct obligation with respect to the payment of the Loans.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

NOVA BIOFUELS SENECA, LLC,
as Borrower

By:	/s/ J.D. McGraw
Name: J.D. McGraw
Title: President

WESTLB AG, NEW YORK BRANCH,
as Lead Arranger and Sole Bookrunner

By:	/s/ James Anderson
Name: James Anderson
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ James Anderson
Name: James Anderson
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Collateral Agent

By:	/s/ James Anderson
Name: James Anderson
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

WESTLB AG, NEW YORK BRANCH,
as Issuing Bank

By:	/s/ James Anderson
Name: James Anderson
Title: Director

By:	/s/ Paul Vastola
Name: Paul Vastola
Title: Director

STERLING BANK,
as Accounts Bank

By:	/s/ Peter M. Ellen
Name: Peter M. Ellen
Title: Vice President

By:	/s/ Allen D. Brown
Name: Allen D. Brown
Title: Executive Vice President

Execution Version

Exhibit A

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least “A-” (or the then-equivalent rating) by S&P or at least “A3” (or the then-equivalent rating) by Moody’s.

“Account Collateral” means all Collateral relating to the Project Accounts.

“Account Debtor” means the Person that is obligated on or under any Account owing to the Borrower.

“Accounts” means all “accounts” as that term is defined in Section 9-102 of the UCC, now or hereafter owned by the Borrower.

“Accounts Bank” means Sterling Bank, a Texas banking corporation, not in its individual capacity, but solely as depositary bank and securities intermediary, and includes each other Person that may, from time to time, be appointed as successor Accounts Bank.

“Accounts Property” means any funds, instruments, securities, financial assets or other assets from time to time held in any of the Project Accounts or credited thereto or otherwise in possession or control of the Accounts Bank pursuant to this Agreement.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which the Borrower becomes a party after the date hereof, other than any document under which (a) the Borrower could not reasonably be expected to have obligations or liabilities in the aggregate in excess of one million Dollars ($1,000,000), or be entitled to receive revenues in the aggregate in excess of one million Dollars ($1,000,000), in either case in value in any twelve (12) month period and (b) a termination of which could not reasonably be expected to result in a Material Adverse Effect; provided, that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of feedstock and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Administrative Agent” means WestLB, not in its individual capacity but solely as administrative agent for the Lenders hereunder and under the other Financing Documents, and includes each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (b) owns at least ten percent (10%) of the Equity Interests in such Person.

“Affiliate Loan” means any loan made by the Pledgor to the Borrower and evidenced by grid note in form and substance reasonably satisfactory to the Administrative Agent; provided, that each such Affiliate Loan is subject to the Subordination Agreement and the Pledgor’s rights with respect to each such Affiliate Loan are pledged to the Collateral Agent pursuant to the Pledge of Affiliate Loans.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Accounts Bank.

“Aggregate Construction Loan Commitment” means thirty-six million Dollars ($36,000,000), as the same may be reduced in accordance with Section 2.07 (Termination or Reduction of Commitments).

“Aggregate Loan Commitment” means the sum of the Aggregate Term Loan Commitment and the Aggregate Working Capital Loan Commitment.

“Aggregate Term Loan Commitment” means thirty-six million Dollars ($36,000,000), as the same may be reduced in accordance with Section 2.07 (Termination or Reduction of Commitments).

“Aggregate Working Capital Loan Commitment” means five million Dollars ($5,000,000), as the same may be reduced in accordance with Section 2.07 (Termination or Reduction of Commitments).

“Agreement” has the meaning set forth in the Preamble.

“Agricultural Market Consultant” means Highquest Partners, or any replacement agricultural market consultant appointed by the Administrative Agent.

“Ancillary Documents” means, with respect to each Additional Project Document, the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and, in the case of items (i), (ii) and (iv), the Collateral Agent:

(i)                              each security instrument and agreement necessary or desirable to grant to the Collateral Agent a first priority perfected Lien

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(subject only to Permitted Liens) in such Additional Project Document and all property interests received by the Borrower in connection therewith;

(ii)                           all recorded UCC financing statements and other filings required to perfect such Lien;

(iii)                        if reasonably requested by the Administrative Agent, opinions of counsel for the Borrower addressing such matters relating to such document, each applicable Security Document and Lien as the Administrative Agent may reasonably request;

(iv)                       if reasonably requested by the Administrative Agent, a Consent with respect to such Additional Project Document from each Project Party thereto and an opinion of counsel to such Project Party addressing matters relating to such Additional Project Document and such Consent as the Administrative Agent may reasonably request; and

(v)                          certified evidence of the authorization of such Additional Project Document by the Borrower.

“Applicable Margin” means, with respect to the Construction Loans or Term Loans, the Construction/Term Applicable Margin and, with respect to the Working Capital Loans, the Working Capital Applicable Margin.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Management Fees” means any fees (excluding any special fees, bonus payments or similar amounts) payable pursuant to the Operation and Maintenance Agreement that are expressly identified as such and (i) are included in an Operating Budget that has been approved by the Administrative Agent pursuant to Section 7.01(j) (Affirmative Covenants – Operating Budget) or (ii) have been expressly approved by the Administrative Agent in writing.

“Approved Performance Test Protocols” means the protocols for conducting Performance Tests set forth in Schedule 7.01(k) as the same may be updated or amended with the prior written consent of the Independent Engineer and Administrative Agent.

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“Auditors” means those nationally recognized independent auditors selected by the Borrower and approved by the Administrative Agent.

“Authorized Officer” means (i) with respect to any Person that is a corporation, the chief executive officer, the chief operating officer, the president, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person, (iii) with respect to any Person that is a limited liability company, any manager, the president, any vice president, the treasurer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person, or (iv) with respect to any Person, such other representative of such Person that is approved by the Administrative Agent in writing who, in each such case, has been named as an Authorized Officer on a certificate of incumbency of such Person delivered to the Administrative Agent and the Accounts Bank on or after the date hereof.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (ii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate.”  The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Commitments and Funding).

“BBETC Event” means that, on any date on or after June 30, 2008, (i) the BBETC has expired, (ii) is scheduled to expire in less than eighteen (18) months from such date, (iii) the most recent extension of the BBETC was for less than one year, or (iv) the BBETC is not renewed at a level at least equal to the level on the Closing Date or otherwise acceptable to the Required Lenders.

“BBETC Sub-Account” has the meaning provided in Section 8.01(g).

“Biodiesel Blender Excise Tax Credit” or “BBETC” means the “biodiesel mixture credit” provided for in section 6426 of the Code, which allows as a credit against the gasoline excise taxes imposed by section 4081 of the Code, as in effect on the date hereof, together with any successor provisions thereto that provide for a similar credit at a rate no less than the rate in effect on the date of this Agreement.

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“Biodiesel Market Consultant” means Highquest Partners, or any replacement biodiesel market consultant appointed by the Administrative Agent.

“Biodiesel Marketing Agreement” means that certain Biodiesel Purchase and Sale Agreement dated as of September 13, 2006, between the Borrower and ConAgra Trade Group, Inc.

“Blocked Account Agreement” means an agreement, in substantially the form attached hereto as Exhibit M (or, if requested by the Borrower, such other form reasonably satisfactory to the Administrative Agent and the Collateral Agent), with respect to a Local Account among the Borrower, the bank with whom such Local Account was opened and the Collateral Agent.

“Blocked Account Collateral” has the meaning set forth in each Blocked Account Agreement.

“Borrower” has the meaning set forth in the Preamble.

“Borrower LLC Agreement” means the Limited Liability Company Agreement of Nova Biofuels Seneca, LLC dated as of December 21, 2007 and entered into by the Pledgor, the initial Independent Manager and each other Manager of the Borrower.

“Borrowing Base” means, on any given date, an amount equal to, eighty percent (80%) of the sum of, without duplication:

(i)                              the face amount (less reserves, maximum discounts, credits and allowances that may be taken by or granted to the Account Debtor thereof in connection therewith) of all Eligible Accounts for the Project that are set forth in the Borrowing Base Certificate then most recently delivered by the Borrower to the Administrative Agent; and

(ii)                           the Value of no more than sixty (60) days of Eligible Inventory for the Project (less reserves, maximum discounts, credits and allowances that may be taken by or granted to the Account Debtor thereof in connection therewith) as set forth in the Borrowing Base Certificate then most recently delivered by the Borrower to the Administrative Agent.

“Borrowing Base Certificate” means a certificate setting forth the Borrowing Base as of the date of such certificate, substantially in the form of Exhibit N.

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“Business Day” means:

(i)                              any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York, New York; and

(ii)                           relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to the Borrower or the Project relating to business interruption or delayed start-up.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means:

(a)              readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, in each case maturing within one (1) year from the date of acquisition thereof;

(b)              securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(c)              investments in commercial paper maturing within one hundred eighty (180) days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

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(d)              investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred and seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the Organisation for Economic Co-Operation and Development or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than five hundred million Dollars ($500,000,000);

(e)              fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) of this definition; and

(f)               investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) of this definition.

“Cash Flow” means, for any period, the sum (without duplication) of the following:  (i) all cash paid to the Borrower during such period in connection with the Biodiesel Marketing Agreement and any other sales of Products, (ii) all interest and investment earnings paid to the Borrower or the Project Accounts during such period on amounts on deposit in the Project Accounts, (iii) all cash paid to the Borrower during such period as Business Interruption Insurance Proceeds, and (iv) all other cash paid to the Borrower during such period; provided, however, that Cash Flow shall not include any proceeds of the Loans or any other Indebtedness incurred by the Borrower; Insurance Proceeds; Condemnation Proceeds; Required Equity Contributions; proceeds from any disposition of assets of the Project or the Borrower (other than Products); tax refunds; amounts received, whether by way of a capital contribution or otherwise, from any holders of Equity Interests of the Borrower; and any other extraordinary or non-cash income or receipt of the Borrower under GAAP.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow deposited in the Revenue Account during such period minus all amounts paid during such period pursuant to priorities first and second of Section 8.04(b) (Revenue Account).

“Casualty Event” means an event that causes the Project, or any material portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

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“Centrue Loan Agreement Indebtedness” has the meaning provided in Section 7.02(a)(v) (Negative Covenants – Restrictions on Indebtedness of Borrower).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Change of Control” means any transaction or series of related transactions (including any merger or consolidation) the result of which is that (i) the Pledgor fails to maintain, directly, legally or beneficially, one hundred percent (100%) of the Equity Interests of the Borrower, (ii) the Guarantor fails to maintain, directly or indirectly, at least fifty-one percent (51%) of the Equity Interests in the Pledgor or (iii) ten percent (10%) or more of the Equity Interests of the Borrower are indirectly, legally or beneficially owned by, or under common control of, any Person other than those identified in clauses (i) or (ii) above.

“Change Order” means each “Change Order” (if any) as described in any Construction Contract.

“Closing Date” means the date on which all the conditions set forth in Section 6.01 (Conditions to Closing and First Funding) have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets of and Equity Interests in the Borrower, whether now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document then in effect or contemplated to be in effect.

“Collateral Agent” means WestLB, not in its individual capacity but solely in its capacity as collateral agent for the Senior Secured Parties under the Financing Documents, and includes each other Person that may, from time to time, be appointed as successor Collateral Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Commercial Operation Date” means the date (which shall occur on or before the Conversion Date Certain) on which the following conditions have been satisfied, as certified by the Borrower and confirmed in writing by the Independent Engineer, each in a Commercial Operation Date Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)                              construction of the Project shall have been completed (other than punch list items) and the Project shall be ready to process

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feedstock and begin operation for its intended use as a biodiesel production facility at its minimum performance capacity;

(ii)                           the Performance Test, in accordance with the Approved Performance Test Protocols shall have been completed and shall have demonstrated that the Project has achieved the Minimum Performance Criteria and the Performance Guarantee, while meeting air emissions requirements;

(iii)                        training shall have been completed for all required Plant personnel in a manner that is reasonably satisfactory to the Independent Engineer;

(iv)                       the Borrower shall have received a plant operation manual and plant maintenance manual, training manuals and all materials and documents provided by the Construction Contractors and other manufacturers, suppliers and vendors for the Project, and in each case, shall have been verified as being received by the Independent Engineer;

(v)                          the Borrower shall have received preliminary construction drawings for the Project;

(vi)                       all construction costs for the Project shall have been fully paid (other than amounts that are subject to a Contest) and the Administrative Agent shall have received reasonably satisfactory evidence (for example, an ALTA 122 Endorsement to the applicable Title Policy) that there shall be no mechanic’s, workmen’s, materialmen’s or other similar Liens or other claims on any part of the Project, Site, or other assets relating to the work or services of the Project provided by the Construction Contractors or any of their subcontractors (other than Liens that are subject to a Contest);

(vii)                    each Construction Contractor and each subcontractor for the Project shall have provided all satisfactory Lien waivers, other than with respect to punch list items and other than Lien waivers from individual contractors who were paid, in the aggregate, less than $100,000 for all of their respective work relating the Project (taking into account any and all contracts or agreements pursuant to which such contractor has performed such work); and

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(viii)                 all Necessary Project Approvals required to be obtained at such time shall have been obtained.

“Commercial Operation Date Certificate” means, as the context requires, (a) a certificate of the Independent Engineer, in substantially the form of Exhibit P-1, or (b) a certificate of the Borrower, in substantially the form of Exhibit P-2, in each case confirming that the Commercial Operation Date has occurred.

“Commitment Fee” has the meaning provided in Section 3.13(a) (Fees).

“Commitment Percentage” means, as to any Lender at any time, such Lender’s Construction Loan Commitment Percentage, Term Loan Commitment Percentage or Working Capital Commitment Percentage, as the context may require.

“Commitments” means, with respect to each Lender, as applicable, such Lender’s Construction Loan Commitment, Term Loan Commitment or Working Capital Commitment, as the context may require.

“Commodity Hedging Arrangements” means any arrangement to hedge the price of feedstock purchases, biodiesel sales, glycerin sales or natural gas purchases.

“Commodity Risk Management Plans” means risk management plans prepared by the Borrower and approved by the Administrative Agent pursuant to Section 7.01(v) (Affirmative Covenants - Commodity Hedging Programs) setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by the Borrower, including any updates made to such risk management plans with the reasonable approval of the Administrative Agent.

“Completion Guaranty” means the Completion Guaranty Agreement, dated on or prior to the Closing Date, among the Guarantor, the Borrower and the Administrative Agent.

“ConAgra Feedstock Undertaking” means that certain Memorandum of Understanding for Feedstock Agreement for Seneca Biodiesel Refinery to be entered into by ConAgra Trade Group, Inc. and the Borrower.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Confidential Information Memorandum” means any information memorandum prepared in connection with the syndication of the Loan by WestLB, including after the Closing Date, together with any updates related thereto, describing the Project.

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“Consents” means each Consent and Agreement entered into among a Project Party, the Borrower, and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Construction Account” has the meaning provided in Section 8.01(a) (Establishment of Project Accounts).

“Construction Budget” means the budget attached hereto as Schedule 6.01(t) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Project, including all construction costs, all costs under the Construction Contracts, all interest, taxes and other carrying costs related to the Construction Loans, and costs related to the construction of the facilities described under the Project Documents, as updated from time to time in accordance with Section 7.02(s) (Negative Covenants - Construction Budget).

“Construction Contractors” means each party, other than the Borrower, to each Construction Contract.

“Construction Contracts” means collectively, (i) the Development Management Agreement, (ii) each other construction contract identified on Schedule 5.11, (iii) any additional contracts relating to the construction of the Project to which the Borrower is a party addressing matters that are critical to such construction and (iv) any Additional Project Document related to construction matters.

“Construction Loan” has the meaning provided in Section 2.01(a) (Construction Loans).

“Construction Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Construction Loans, as set forth opposite the name of such Lender in Schedule 2.01, as the same may be reduced in accordance with Section 2.07 (Termination or Reduction of Commitments).

“Construction Loan Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Construction Loan Commitment then constitutes of the Aggregate Construction Loan Commitment.

“Construction Loan Funding Notice” means each request for Funding of Construction Loans in the form of Exhibit E delivered in accordance with Section 2.04 (Notice of Fundings).

“Construction Loan Maturity Date” means the earlier of (a) the Conversion Date and (b) the Conversion Date Certain.

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“Construction Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B, evidencing Construction Loans.

“Construction Status Report” means a monthly report on the construction of the Project in substantially the form of Exhibit BB.

“Construction/Term Applicable Margin” means (a) with respect to the Eurodollar Loans, 4.00% and (b) with respect to the Base Rate Loans, 3.00%.

“Construction/Term Lenders” means those Lenders of Construction Loans and Term Loans, as identified on Schedule 2.01, and each other Person that acquires the rights and obligations of any such Lender pursuant to Section 11.03 (Assignments).

“Construction Withdrawal Certificate” means a Construction Withdrawal Certificate substantially in the form of Exhibit R.

“Consultants” means the Independent Engineer, the Insurance Consultant, the Biodiesel Market Consultant and the Agricultural Market Consultant.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied:  (a) unless waived by the Administrative Agent, such Person has posted a bond or cash collateral for the full amount of such claim or other security reasonably acceptable to the Administrative Agent; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Senior Secured Party or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount during the pendency of such contest does not, and could not reasonably be expected to (i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Contingency Line Item” means the Line Item in the Construction Budget identified as “contingency” that is intended to cover the eventuality of unforeseen Project Costs.

“Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or

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otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any contingent liabilities shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such contingent liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, that any agreement to limit the maximum amount of such Person’s obligation under such contingent liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date” means the Business Day upon which (i) all the conditions precedent set forth in Section 6.03 (Conditions to Term Loan Funding) shall have been satisfied (or waived in accordance with the terms of this Agreement) and (ii) the Construction Loans are converted to Term Loans.

“Conversion Date Certain” means September 30, 2008.

“Conversion Date Funding Notice” means the request for Funding on the Conversion Date in the form of Exhibit F delivered in accordance with Section 2.04 (Notice of Fundings).

“Conversion Date Prepayment Amount” means an amount equal to the difference between (x) the Excess Conversion Date Cash Amount minus (y) the Guarantor’s Conversion Date Amount.

“Conversion Date Ratio” means a ratio where the numerator is the aggregate amount of all outstanding Eligible Affiliate Loans as of the date of determination and the denominator is forty-one million Dollars ($41,000,000).

“Debt Service” means, for any period, the sum of (i) all fees (including Fees) scheduled to become due and payable during such period to the Senior Secured Parties, (ii) interest on the Loans (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable during such period to the Senior Secured Parties, (iii) principal payments of the Loans (excluding the Required Cash

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Sweep and any other mandatory prepayments) scheduled to become due and payable during such period to the Senior Secured Parties and (iv) all payments due by the Borrower pursuant to Section 4.03 (Increased Eurodollar Loan Costs) and Section 4.07(a) (Taxes) with respect to such scheduled principal, interest and fees.

“Debt Service LC Waiver Letter” means, with respect to any Debt Service Reserve Letter of Credit, a waiver letter from the issuer thereof in substantially the form of Annex W-5 to Exhibit W.

“Debt Service Reserve Account” has the meaning set forth in Section 8.01(e) (Establishment of Project Accounts).

“Debt Service Reserve Letter of Credit” means an irrevocable, standby letter of credit, issued by an Acceptable Bank in favor of, and in form and substance reasonably satisfactory to, the Collateral Agent and the Administrative Agent (it being understood that a Debt Service Reserve Letter of Credit in substantially the form of Exhibit W will be acceptable), and in respect of which a Debt Service LC Waiver Letter in favor of, and satisfactory to, the Collateral Agent has been delivered.

“Debt Service Reserve Required Amount” means, as of any date, the amount equal to the projected scheduled Debt Service payable in respect of the succeeding six (6) months.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 3.06 (Default Interest Rate).

“Deferred Approvals” has the meaning provided in Section 5.03(a)(iii) (Representations and Warranties - Governmental Approvals).

“Deferred Contracts” has the meaning provided in Section 5.11(a)(iv) (Representations and Warranties - Contracts).

“Development Management Agreement” means that certain Development Management Agreement entered into by the Borrower and the Development Manager, dated as of January 17, 2007.

“Development Manager” means Biosource America, Inc.

“Discharge Date” means the date on which (a) all outstanding Commitments have been terminated and (b) all amounts payable in respect of the

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Obligations have been paid in full in cash (other than obligations under the Financing Documents that by their terms survive and with respect to which no claim has been made by the Senior Secured Parties).

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated on Schedule 2.01 or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to the Borrower and the Administrative Agent.

“Drawdown Schedule” means, with respect to each of the Construction Loans, the schedule set forth under tab “Funding Schedule”, line 51 of the Financial Model, as the same may be amended from time to time with the approval of the Administrative Agent and the Independent Engineer.

“Eligible Accounts” means all Accounts of the Borrower each of which meets the following requirements:

(i)                              it arises from either (i) the delivery of Products by the Borrower, which delivery has been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto, or (ii) the sale or lease of goods by the Borrower, and if it arises from the sale of goods, such goods have been shipped or delivered to the Account Debtor thereof;

(ii)                           it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any reserve, discount, credit, allowance (except any reserve, discount, credit or allowance that has been deducted in computing the net amount thereof), offset, counterclaim or other defense on such Account Debtor’s part or to any claim on such Account Debtor’s part denying liability thereunder in whole or in part;

(iii)                        it is subject to a perfected Lien in the Collateral Agent’s favor, for the benefit of the Senior Secured Parties, and is not subject to any other Lien, except for Permitted Liens;

(iv)                       it is evidenced by an invoice (dated no later than the date of shipment to the Account Debtor or performance and having a due

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date not more than ninety (90) days after the date of such invoice) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper;

(v)                          it is payable in Dollars;

(vi)                       it is not owing by any Governmental Authority;

(vii)                    it is not owing by any Account Debtor residing, located or having its principal activities or place of business outside the United States, unless the sale of goods giving rise to such Account is credit enhanced by means of a letter of credit, bankers’ acceptance or other credit support that is satisfactory to the Administrative Agent and, if required by the Administrative Agent, has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;

(viii)                 it is not owing by any Account Debtor involved in any Insolvency Proceeding or with respect to which the Borrower has received notice of an imminent Insolvency or Liquidation Proceeding or a material impairment of the financial condition of such Account Debtor;

(ix)                         it is not owing by any Affiliate of the Borrower, other than pursuant to a Project Document between the Borrower and an Affiliate thereof;

(x)                            it is not unpaid more than ninety (90) days after the invoice date;

(xi)                            it is not owing by an Account Debtor that has amounts outstanding more than ninety (90) days after the due date of any invoice;

(xii)                      it is not an Account arising in a transaction where goods are sold on consignment or are sold pursuant to a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; and

(xiii)                   it is not an Account as to which the Administrative Agent, at any time or times hereafter, determines, in its reasonable judgment and in good faith, that the prospect of payment or performance by the Account Debtor thereof is or will be impaired in any material respect.

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An Account of the Borrower that is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall immediately cease to be an Eligible Account; provided, that if such an ineligible Account subsequently meets all of the foregoing requirements, it shall again be deemed an Eligible Account.

“Eligible Affiliate Loans” means all Affiliate Loans outstanding as of the date of determination other than Affiliate Loans made to cover Project Costs in excess of the amounts set forth in the Construction Budget in effect on the Closing Date. The determination of Eligible Affiliate Loans will be subject to confirmation by the Independent Engineer.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Inventory” means the Inventory of the Borrower that meets each of the following requirements:

(i)                              in the case of Inventory consisting of feedstock, such feedstock that is readily usable for the operation of the Project in the ordinary course of business;

(ii)                           in the case of Inventory consisting of Products, such Products that are readily marketable by the Project in the ordinary course of business;

(iii)                        in the case of goods held for sale, the value thereof is adjusted to its then-current market value;

(iv)                       it is owned by the Borrower and is subject to a perfected Lien in the Collateral Agent’s favor, for the benefit of the Senior Secured Parties, and is not subject to any other Lien, except for Permitted Liens;

(v)                          it is not consigned Inventory;

(vi)                       it is located only at the Site or at such other location as is approved in writing by the Administrative Agent; and

(vii)                    the Administrative Agent, in its reasonable judgment and in good faith, has not determined that it is unacceptable or should be price-adjusted in any material respect due to age, type, quality, category and/or quantity.

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Any of the Inventory of the Borrower that is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall immediately case to be Eligible Inventory; provided that if such ineligible Inventory subsequently meets all of the foregoing requirements, it shall again be deemed Eligible Inventory.

“Environmental Affiliate” means any Person, only to the extent of, and only with respect to matters or actions of such Person for which, the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities or obligations with respect to which the Borrower could reasonably be expected to be responsible that are, or could reasonably be expected to be, in excess of two hundred thousand Dollars ($200,000) in the aggregate or (ii) that has or could reasonably be expected to result in a Material Adverse Effect and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Laws” means all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, management, remediation or handling of Materials of Environmental Concern.

“Environmental Site Assessment Report” means, a Phase I environmental site assessment report prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, which report shall comply with ASTM

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standard 1527-05 (with such modifications thereto as may reasonably be requested by the Borrower and are reasonably acceptable to the Administrative Agent), and a Phase II environmental site assessment reasonably acceptable to the Administrative Agent, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, a Phase II assessment is warranted.

“Equator Principles” means The Equator Principles – An Industry Framework for Financial Institutions to Manage Environmental and Social Issues in Project Financing (commonly referred to as “The Equator Principles”).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any Person, trade or business that, together with the Borrower, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Article II (Commitments and Funding) and Article III (Repayments, Prepayments, Interest and Fees).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such on Schedule 2.01 or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other

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office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent pursuant to Section 4.04 (Obligation to Mitigate) that shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to the rate per annum obtained by dividing (x) LIBOR for such Interest Period and such Eurodollar Loan, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by the Borrower of the development, construction, operation or maintenance of the Project for a period of more than sixty (60) consecutive days (other than as a result of force majeure, an Event of Taking or a Casualty Event), (ii) the suspension of all or substantially all of the Borrower’s activities with respect to the Project, other than as the result of a force majeure, Event of Taking or Casualty Event, for a period of more than sixty (60) consecutive days, or (iii) any written acknowledgement by the Borrower of a final decision to take any of the foregoing actions.

“Event of Default” means any one of the events specified in Section 9.01 (Events of Default).

“Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any material part of the Project with, any Equity Interests of the Borrower, or any other assets thereof.

“Event of Total Loss” means the occurrence of a Casualty Event affecting all or substantially all of the Project or the assets of the Borrower.

“Excess Conversion Date Cash Amount” means (x) the aggregate amount of all funds on deposit in or standing to the credit of the Revenue Account on the

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Conversion Date minus (y) the greater (i) two million five hundred thousand Dollars ($2,500,000) and (ii) the dollar amount budgeted for Operation and Maintenance Expenses for the calendar month immediately following the Conversion Date.

“Excluded Taxes” means, with respect to any Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) such Agent’s Lender’s or other recipient’s net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable office is located, or (b) any branch profits Tax imposed by the United States, or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any United States withholding Tax to the extent that it is imposed on amounts payable to such Agent or such Lender at the time such Agent or such Lender becomes a party to this Agreement or to the extent it is imposed on amounts payable to such Agent or such Lender due to a merger, reorganization or acquisition of such Agent or such Lender or (d) in the case of a Participant, any Taxes (including United States withholding Taxes) in excess of the amount of Taxes to which the Lender selling the participation would have been entitled with respect to the participation if the Lender had not sold the participation to that Participant.

“Extraordinary Proceeds Account” has the meaning provided in Section 8.01(i) (Establishment of Project Account).

“Extraordinary Proceeds Release Notice” means an Extraordinary Proceeds Release Notice, substantially in the form of Exhibit Y.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means (i) that certain Fee Letter among the Administrative Agent, the Collateral Agent and the Borrower, (ii) that certain Fee Letter among the Accounts Bank and the Borrower, and (iii) that certain Fee Letter between the Lead

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Arranger and the Borrower, each dated on or about the date hereof and setting forth certain fees that will, from time to time, become due and payable with respect to the Loans and to the Agents.

“Feedstock Agreement” means that certain Feedstock Agreement, dated as of June 26, 2006, between Nova Biofuels Seneca, LLC and Lipid Logistics, LLC.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Lender or Agent pursuant to Section 3.13 (Fees).

“Final Completion” means that each of the following conditions has been achieved as certified by the Borrower and confirmed in writing by the Independent Engineer in a Final Completion Certificate completed to the reasonable satisfaction of the Administrative Agent:

(i)                              the Commercial Operation Date shall have occurred;

(ii)                           the Independent Engineer shall have confirmed that the final air emissions test for the Project has been satisfactorily completed;

(iii)                        insurance required pursuant to Schedule 7.01(h) and under any Project Document shall be in place, as confirmed by the Insurance Consultant; and

(iv)                       all construction costs for the Project shall have been fully paid (other than amounts that are subject to a Contest).

“Final Completion Certificate” means, as the context requires, (a) a certificate of the Borrower and the Independent Engineer, in substantially the form of Exhibit Q confirming that Final Completion has occurred.

“Final Completion Date” means the date on which the Project has achieved Final Completion, as certified by the Borrower and the Independent Engineer.

“Final Maturity Date” means, with respect to the Term Loans, the earlier to occur of (a) the date that occurs five (5) years after the Conversion Date and (b) August 30, 2013.

“Financial Assets” has the meaning provided in Section 8.13(b) (Representations, Warranties and Covenants of Accounts Bank).

“Financial Model” means the pro forma financial statements and projections of revenue and expenses and cash flows with respect to the Borrower and the

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Project for the Fiscal Year ended 2007 through the Fiscal Year ended 2014, attached hereto as Exhibit K, as the same may be updated by the Borrower with the prior written approval of the Administrative Agent.

“Financial Officer” means, with respect to any Person, the controller, treasurer or chief financial officer of such Person.

“Financing Documents” means:

(i)                              this Agreement;

(ii)                           the Notes;

(iii)                        the Security Documents;

(iv)                       the Completion Guaranty;

(v)                          the Interest Rate Protection Agreements;

(vi)                       the Fee Letters;

(vii)                    the other financing and security agreements, documents and instruments delivered in connection with this Agreement; and

(viii)                 each other document designated as a Financing Document by the Borrower and the Administrative Agent.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on October 31st.

“Funding” means the incurrence of each Construction Loan, Term Loan or Working Capital Loan (other than a Working Capital Loan resulting from a draw on a Letter of Credit) made by the Lenders on a single date.

“Funding Date” means, with respect to each Funding, the date on which funds are disbursed by the Administrative Agent, on behalf of the relevant Lenders, to the Borrower in accordance with Section 2.05 (Funding of Loans).

“Funding Notice” means (i) in the case of a request for a Funding of Construction Loans, a Construction Loan Funding Notice, (ii) in the case of a request for

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a Funding of Term Loans, the Conversion Date Funding Notice, and (iii) in the case of a request for Funding of Working Capital Loans, a Working Capital Loan Funding Notice.

“Future Advance Endorsement” means an endorsement in substantially the form of Exhibit R.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Gas Supply Agreement” means that certain Gas Supply Agreement entered into by the Borrower and Blackhawk Energy Services, LLC, dated as of August 22, 2007.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning provided in Section 11.03(h) (Assignments).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such

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Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

“Guarantor” means Nova Biosource Fuels, Inc., a Nevada corporation.

“Guarantor’s Conversion Date Amount” means the product of (x) the Conversion Date Ratio multiplied by (y) the Excess Conversion Date Cash Amount.

“Historical Debt Service Coverage Ratio” or “HDSCR” means, as of any Quarterly Payment Date, for the four (4) Fiscal Quarters immediately preceding (and not including the then-current Fiscal Quarter) such Quarterly Payment Date (or, if less than four (4) Fiscal Quarters have elapsed since the Conversion Date, for such number of full Fiscal Quarters that has elapsed since the Conversion Date), the ratio of (i) Cash Flow Available for Debt Service during such period to (ii) Debt Service during such period.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)                              all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(ii)                           all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(iii)                        all obligations of such Person for the deferred purchase price of property or services;

(iv)                       all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(v)                          the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and

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commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(vi)                       all Capitalized Lease Liabilities;

(vii)                    net obligations of such Person under any Swap Contract;

(viii)                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(ix)                         all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.08 (Indemnification by the Borrower).

“Independent Engineer” means R.W. Beck, Inc., or any replacement independent engineer appointed by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, in consultation with the Borrower.

“Independent Engineer’s Certificate” means a certificate of the Independent Engineer in substantially the form of Exhibit J.

“Independent Manager” means a Person, who is not at the time of initial appointment as the Independent Manager or at any time while serving as the Independent Manager and has not been at any time during the five (5) years preceding such initial appointment:

(i)                              a direct or indirect owner of any Equity Interest in, member (with the exception of serving as the Independent Manager), officer,

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employee, partner, director, manager or contractor, bankruptcy trustee, attorney or counsel of any member of the Borrower or any Affiliate thereof;

(ii)                           a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with the Borrower, any member of the Borrower, or any member of any Affiliate of any of them (with the exception of its activity of serving as the Independent Manager);

(iii)                        a Person controlling or under common control with the Borrower, any member of the Borrower, any member of any Affiliate of any of them or any Person excluded from serving as Independent Manager under clause (i) or (ii) of this definition;

(iv)                       a member of the immediate family by blood or marriage of any Person excluded from being an Independent Manager under clause (i) or (ii) of this definition; or

(v)                          a Person who received, or a member or employee of a firm or business that received, fees or other income from the Borrower or any Affiliate thereof in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person (with the exception of fees received for its activity of serving as the Independent Manager).

“Information” has the meaning provided in Section 11.17 (Treatment of Certain Information; Confidentiality).

“Initial Quarterly Payment Date” means the first Quarterly Payment Date following the Conversion Date.

“Insolvency or Liquidation Proceeding” means, with respect to any Person:

(i)                                    any case commenced by or against such Person under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of such Person , any receivership or assignment for the benefit of creditors relating to such Person  or any similar case or

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proceeding relative to such Person  or its creditors, as such, in each case whether or not voluntary;

(ii)                                 any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to such Person , in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii)                              any other proceeding of any type or nature in which substantially all claims of creditors of such Person are determined and any payment or distribution is or may be made on account of such claims.

“Insurance and Condemnation Proceeds Account” has the meaning provided in Section 8.01(h) (Establishment of Project Accounts).

“Insurance and Condemnation Proceeds Request Certificate” means an Insurance and Condemnation Proceeds Request Certificate, substantially in the form of Exhibit X.

“Insurance Consultant” means Equity Risk Partners, Inc., or any replacement insurance consultant appointed by the Administrative Agent.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to the Borrower or the Project that are paid or payable to or for the account of the Borrower, or the Collateral Agent as loss payee, or additional insured (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Interest Payment Date” means (i) with respect to Eurodollar Loans, the last day of each applicable Interest Period (and, if such Interest Period exceeds three months, on the day three months after such Eurodollar Loan is made or continued) or, if applicable, any date on which such Eurodollar Loan is converted to a Base Rate Loan and (ii) with respect to Base Rate Loans, on each Quarterly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on (and including) the date on which such Eurodollar Loan is made pursuant to Section 2.05 (Funding of Loans) or the date on which each successive interest period for each such Eurodollar Loan is determined pursuant to Section 3.05 (Interest Rates) and ending on (and including) the day that numerically corresponds to such date one (1), two (2), three (3) or six (6) months thereafter, in either case as the Borrower may select in the

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relevant Funding Notice or Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) the Borrower may not select any Interest Period that ends after any Quarterly Payment Date unless, after giving effect to such selection, the aggregate outstanding principal amount of Eurodollar Loans having Interest Periods which end on or prior to such Quarterly Payment Date shall be at least equal to the aggregate principal amount of Eurodollar Loans due and payable on or prior to such Quarterly Payment Date, and (iv) no Interest Period may end later than the Maturity Date for the relevant type of Loan.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit O, executed by an Authorized Officer of the Borrower.

“Interest Rate Protection Agreement” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement, with a Qualified Counterparty, in each such case that is reasonably satisfactory to the Administrative Agent and is entered into in accordance with Section 7.01(u) (Affirmative Covenants - Interest Rate Protection Agreement).

“Interest Rate Protection Provider” means a Qualified Counterparty that is party to an Interest Rate Protection Agreement.

“Inventory” means inventory, as that term is defined in the UCC, now or hereafter owned by the Borrower, including all products, goods, materials and supplies produced, purchased or acquired by the Borrower for the purpose of sale or use in the Borrower’s operations in the ordinary course of business.

“Issuance Request” means an Issuance Request delivered pursuant to Section 2.08(b) (Letters of Credit) and substantially in the form of Exhibit AA.

“Issuing Bank” means WestLB AG, New York Branch.

“Knowledge” means actual knowledge, after due inquiry, of any Chief Executive Officer, Chief Financial Officer, President, Vice-President or Chief Operations Officer, including, with respect to the Borrower as of the Closing Date, Kenneth Hern, David Gullickson, or J.D. McGraw.

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“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding, injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“LC Cap” means two million five hundred thousand Dollars ($2,500,000).

“LC Cash Collateral Sub-Account” has the meaning provided in Section 8.01(l) (Establishment of Project Accounts).

“Lead Arranger” means WestLB in its capacity as lead arranger, sole bookrunner and syndication agent hereunder.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit Q.

“Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement and each other Person that acquires the rights and obligations of a Lender hereunder pursuant to Section 11.03 (Assignments).

“Letter of Credit” means each letter of credit issued by the Issuing Bank pursuant to Section 2.08 (Letters of Credit).

“Letter of Credit Availability Fee” has the meaning provided in Section 3.13(d) (Fees).

“Letter of Credit Fronting Fee” has the meaning provided in Section 3.13(d) (Fees).

“LIBOR” means, for any Interest Period for any Eurodollar Loan:

(a)                                 the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

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(b)                                if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c)                                 if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“License Agreement” means that certain License Agreement to be entered into between Nova Biosource Technologies, LLC and the Borrower.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Line Item” means a line item of cost or expense set forth in the Construction Budget.

“Lipid Guarantor” means Kaluzny Brothers, Inc., an Illinois corporation.

“Lipid Parent Guaranty” means a guaranty of Lipid Logistic, LLC’s obligations under the Feedstock Agreement provided by the Lipid Guarantor for the benefit of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

“Loan Parties” means, collectively, the Borrower, the Pledgor and the Guarantor.

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“Loans” means, collectively, the Construction Loans, the Term Loans and the Working Capital Loans.

“Local Account” means any local bank account (other than the Project Accounts) in the name of the Borrower.

“Major Project Document” means a Project Document with a Major Project Party.

“Major Project Party” means each of ConAgra Trade Group, Inc., Lipid Logistics, LLC, the Lipid Guarantor, Nova Biosource Technologies, LLC, Biosource America, Inc., the project counterparty under the Wastewater Disposal Agreement, and each party replacing any such Major Project Party under the relevant Project Document or an agreement replacing such relevant Project Document, and any other Project Party designated as a Major Project Party by the Administrative Agent and the Borrower.

“Mandatory Prepayment” means a prepayment in accordance with Section 3.10 (Mandatory Prepayment).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, property, condition (financial or otherwise), prospects, or operations of the Borrower or the Project, taken as a whole, (ii) the ability of the Borrower, the Pledgor, any Project Party or any other Loan Party to perform its material obligations under any Transaction Document to which it is a party, (iii) creation, perfection or priority of the Liens granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents or (iv) the rights or remedies of any Senior Secured Party under any Financing Document.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maturity Date” means, as the context may require, (a) with respect to the Construction Loans, the Construction Loan Maturity Date (b) with respect to the Term Loans, the Final Maturity Date and (c) with respect to the Working Capital Loans, the Working Capital Loan Maturity Date.

“Maximum Available Amount” means, with respect to any Letter of Credit at any time, the maximum amount the beneficiary of such Letter of Credit may

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draw thereunder at such time, as such amount may be reduced from time to time pursuant to the terms of such Letter of Credit.

“Maximum Rate” has the meaning provided in Section 11.09 (Interest Rate Limitation).

“Minimum Performance Criteria” means that the Project achieved the following performance levels (as demonstrated in a Performance Test, completed in accordance with the Approved Performance Test Protocols):

(a)                                 biodiesel throughput (production) rate of 1,920 gallons per hour per train, and a total of 3 trains;

(b)                                biodiesel quality of ASTM D 6751-07 Grade S15;

(c)                                 biodiesel yield of one gallon of ASTM D 6751-07 Grade S15 biodiesel per 8.7 pounds of 5% FFA feedstock (or such other feedstock acceptable to the Independent Engineer);

(d)                                glycerin purity of 95%; and

(e)                                 methanol consumption of a maximum of 0.15 gallons of methanol per gallon of biodiesel.

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means the Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders, to be made by the Borrower to the Collateral Agent for the benefit of the Senior Secured Parties.

“Mortgaged Property” means all real property right, title and interest of the Borrower that is subject to the Mortgage in favor of the Collateral Agent.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Project Approvals” has the meaning set forth in Section 5.03(a)(i) (Representations and Warranties - Governmental Approvals).

“Necessary Project Contracts” has the meaning set forth in Section 5.11(a)(ii) (Representations and Warranties - Contracts).

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“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Non-U.S. Lender” has the meaning set forth in Section 4.07(e) (Taxes - Foreign Lenders).

“Non-Voting Lender” means any Lender who (a) is also a Loan Party, a Project Party, or any Affiliate or Subsidiary thereof, or (b) has sold a participation in the Loan held by it to any such Person.

“Notes” means the Construction Notes, the Term Notes and the Working Capital Notes, including any promissory notes issued by the Borrower in connection with assignments of any Loan of a Lender, in each case substantially in the form of Exhibit B, Exhibit C or Exhibit D as they may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means and includes all loans, advances, debts, liabilities, Indebtedness and obligations, howsoever arising, owed to the Agents, the Lenders or any other Senior Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any Insolvency or Liquidation Proceeding naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents, including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrower hereunder or thereunder.

“Operating Account” has the meaning provided in Section 8.01(c) (Establishment of Project Accounts).

“Operating Account Withdrawal Certificate” means an Operating Account Withdrawal Certificate substantially in the form of Exhibit T.

“Operating Budget” has the meaning set forth in Section 7.01(j) (Affirmative Covenants - Operating Budget).

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“Operating Budget Category” means, at any time with respect to each Operating Budget, each line item set forth in such Operating Budget in effect at such time.

“Operating Statement” means an operating statement with respect to the Project, in substantially the form of Exhibit L.

“Operating and Maintenance Agreement” means that certain Operation and Maintenance Agreement to be entered into by the Borrower and Biosource America, Inc.

“Operation and Maintenance Expenses” means, for any period, the sum without duplication of all (i) reasonable and necessary expenses of administering, managing and operating, and generating Products for sale from, the Project and maintaining it in good repair and operating condition, (ii)  costs associated with the supply and transportation of all feedstock, natural gas, electricity and other supplies and raw materials to the Project and distribution and sale of Products from the Project that the Borrower is obligated to pay, (iii) all reasonable and necessary insurance costs (other than insurance premiums that are paid as Project Costs), (iv) property, sales and franchise taxes to the extent that the Borrower is liable to pay such taxes to the taxing authority (other than taxes imposed on or measured by income or receipts) to which the Project, may be subject (or payment in lieu of such taxes to which the Project may be subject), (v) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect Necessary Project Approvals, (vi) reasonable and arm’s-length legal, accounting and other professional fees attendant to any of the foregoing items during such period, (vii) the reasonable costs of administration and enforcement of the Transaction Documents, (viii) costs incurred pursuant to the Permitted Commodity Hedging Arrangements, and (ix) all other costs and expenses included in the then-current Operating Budget. In no event shall Project Costs or Maintenance Capital Expenses be considered Operation and Maintenance Expenses.

“Organic Documents” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability agreement.

“Participant” has the meaning provided in Section 11.03(d) (Assignments).

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and

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Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Payment Bond” means any payment bond provided for the benefit of the Borrower under any Construction Contract.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performance Bond” means any performance bond provided for the benefit of the Borrower under any Construction Contract.

“Performance Guarantee” means the guaranteed performance levels set forth on Schedule 6.01(o)(iii).

“Performance Test” means any performance test conducted by the Borrower to determine satisfaction of the Minimum Performance Criteria and the Performance Guarantees.

“Performance Test Report” has the meaning provided in Section 7.01(k) (Affirmative Covenants - Performance Tests).

“Permitted Commodity Hedging Arrangements” means those Commodity Hedging Arrangements entered into by the Borrower in accordance with Section 7.02(t) (Negative Covenants - Commodity Hedging Arrangements).

“Permitted Indebtedness” means Indebtedness identified in Section 7.02(a) (Negative Covenants - Restrictions on Indebtedness of the Borrower).

“Permitted Liens” means Liens identified in Section 7.02(b) (Negative Covenants - Liens).

“Permitted Operating Budget Deviation Levels” means, with respect to Operation and Maintenance Expenses ten percent (10%) the amount projected for such expenses in the then-current Operating Budget.

“Permitted Tax Distribution” means, with respect to any distributee that is required to pay tax as a result of its direct or indirect ownership of the Borrower, an amount equal to (a) the Effective Tax Rate at such time multiplied by (b) such distributee’s estimated share of the taxable income of the Borrower (after netting or otherwise taking account of a distributee’s shares of the income, loss, deduction and credit associated with the distributee’s interest in the Borrower) that the distributee is reasonably expected to have to report for income tax purposes for the Fiscal Quarter

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distributed to the extent necessary to fund a distributee’s timely payment to a Governmental Authority of tax liability (including estimated payments thereof) and subject to correction as described below. “Effective Tax Rate” means, as of any date of calculation, a percentage equal to the sum of (x) the maximum then-current federal marginal income tax rate plus (y) the then-current Illinois marginal income tax rate applicable to such distributee. Permitted Tax Distributions as estimated for purposes of a Quarterly Payment Date shall be subject to later correction to reflect amounts as actually reported on an income tax return by a distributee for federal and state income tax purposes. Thus, on any Quarterly Payment Date, the Permitted Tax Distribution means the amount calculated as the product of (a) and (b), above, adjusted by the difference, if any, between the Permitted Tax Distribution for the preceding Quarterly Payment Date as estimated for such date and the Permitted Tax Distribution for that preceding Quarterly Payment Date as finally determined.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that is sponsored or maintained by the Borrower or any ERISA Affiliate, or in respect of which the Borrower or any ERISA Affiliate has any obligation to contribute or liability.

“Pledge Agreement” means the Pledge and Security Agreement, to be entered into on or before the Closing Date, among the Borrower, the Pledgor and the Collateral Agent, pursuant to which the Pledgor pledges one hundred percent (100%) of the Equity Interests in the Borrower to the Collateral Agent.

“Pledge of Affiliate Loans” means the Pledge of Affiliate Loans Agreement dated on or about the date hereof to be made by the Pledgor in favor of the Collateral Agent.

“Pledgor” means Nova Holding Seneca, LLC, a Delaware limited liability company.

“Prepayment Holding Account” has the meaning set forth in Section 8.01(f) (Establishment of Project Accounts).

“Primary Swap Obligations” means, with respect to any Interest Rate Protection Agreement, all scheduled obligations due and payable by any Person party to such Interest Rate Protection Agreement (after giving effect to any netting applicable thereto) and all payments of Swap Termination Value due and payable by any Person

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party to such Interest Rate Protection Agreement, but excluding any amounts owed in respect of Taxes, expenses and indemnification obligation which do not constitute payments of Swap Termination Value.

“Process Agent” means any Person appointed as agent by any Loan Party, to the extent required under the Financing Documents, to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any other Financing Document to which it is a party, including CT Corporation.

“Products” means biodiesel, glycerin, and any other co-product or by-product produced in connection with the production of biodiesel at the Project.

“Project” means, the biodiesel plant to be located in Seneca, Illinois, which is designed to produce approximately sixty (60) million gallons-per-year of biodiesel, and all auxiliary and other facilities constructed or to be constructed by or on behalf of the Borrower pursuant to the Project Documents or otherwise, together with all fixtures and improvements thereto and the Site and all other real property, easements and rights-of-way held by or on behalf of the Borrower and all rights to use easements and rights-of-way of others.

“Project Accounts” means the Construction Account, the Revenue Account, the Operating Account, the Prepayment Holding Account, the BBETC Sub-account of the Prepayment Holding Account, the Debt Service Reserve Account, the Working Capital Reserve Account, the Warranty Reserve Account, the Insurance and Condemnation Proceeds Account, the Extraordinary Proceeds Account, the Sponsor Support Account and the LC Cash Collateral Sub-Account.

“Project Costs” means, the following costs and expenses incurred by the Borrower in connection with the Project prior to the Final Completion Date and set forth in the Construction Budget or otherwise approved in writing by the Required Lenders (in consultation with the Independent Engineer):

(i)                                    costs incurred by the Borrower under the Construction Contracts, and other costs related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Project;

(ii)                                 fees and expenses incurred by or on behalf of the Borrower in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement,

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including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)                              interest and Fees on the Construction Loans until the Commercial Operations Date;

(iv)                             financing fees and expenses in connection with the Loans and the fees, costs and expenses of the Agents’ counsel, any Interest Rate Protection Provider’s counsel and the Consultants;

(v)                                insurance premiums with respect to the Title Insurance Policy and the insurance required pursuant to Section 7.01(h) (Affirmative Covenants - Insurance);

(vi)                             costs of feedstock and natural gas utilized for commissioning, Performance Tests for, and operation of, the Project prior to the Final Completion Date;

(vii)                          amount required to fund the Debt Service Reserve Account to the Debt Service Reserve Required Amount;

(viii)                       all other costs and expenses included in the Project Construction Budget; and

(ix)                               costs incurred by the Borrower under the Construction Contracts, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Project.

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of the Borrower as a result of the termination of any Project Document.

“Project Documents” means:

(i)                                    the Construction Contracts;

(ii)                                 the License Agreement;

(iii)                              the Feedstock Agreement;

(iv)                             the Biodiesel Marketing Agreement;

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(v)                                the Redevelopment Agreement;

(vi)                             the ConAgra Feedstock Undertaking;

(vii)                          the Lipid Parent Guaranty;

(viii)                       the Wastewater Disposal Agreement;

(ix)                               the Gas Supply Agreement;

(x)                                  the Electricity Supply Agreement;

(xi)                               upon the execution thereof, the Operation and Maintenance Agreement;

(xii)                            upon the execution thereof, the Services Agreement;

(xiii)                         any other documents designated as a Project Document by the Borrower and the Administrative Agent;

(xiv)                        each Additional Project Document; and

(xv)                           any replacement agreement for any such agreement.

“Project Party” means each Person (other than the Borrower) who is a party to a Project Document.

“Proposed Letter of Credit Issuance Date” means, with respect to a Letter of Credit, the proposed date of issuance of such Letter of Credit set forth in the respective Issuance Request.

“Prospective Debt Service Coverage Ratio” or “PDSCR” means, for any Quarterly Payment Date, for the Fiscal Quarter including such Quarterly Payment Date and the three (3) Fiscal Quarters immediately following such Quarterly Payment Date, the ratio of (i) Cash Flow Available for Debt Service projected for such period to (ii) Debt Service projected for such period, in each case based on the then-current Operating Budget approved in accordance with Section 7.01(j) (Affirmative Covenants - Operating Budget), as the same has been updated (if necessary) to reflect the then-current projections for commodity prices, and approved by the Administrative Agent, acting reasonably.

“Prudent Biodiesel Operating Practice” means those reasonable practices, methods and acts that (i) are commonly used to manage, operate and maintain biodiesel

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production, distribution, equipment and associated facilities of the size and type that comprise the Project safely, reliably, and efficiently and in compliance with applicable Laws, manufacturers’ warranties and manufacturers’ and licensor’s recommendations and guidelines, and (ii) in the exercise of reasonable judgment, skill, diligence, foresight and care are expected of a biodiesel plant operator, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Project Documents. Prudent Biodiesel Operating Practice does not necessarily mean one particular practice, method, equipment specifications or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Qualified Counterparty” means any of the following:  (i) any Person who is a Lender, the Administrative Agent, or the Collateral Agent on the date the relevant Interest Rate Protection Agreement is entered into or (ii) any Affiliate of any Person listed in clause (i).

“Quarterly Payment Date” means each of January 31, April 30, July 31 and October 31.

“Quarterly Period” means each three (3) month period beginning on (and including) the day immediately following a Quarterly Payment Date and ending on (and including) the next Quarterly Payment Date.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Redevelopment Agreement” means that certain Redevelopment Agreement among the Village of Seneca, LaSalle and Grundy Counties, Illinois, Shipyard Industrial Park, Inc., and the Borrower dated as of October 31, 2006.

“Register” has the meaning set forth in Section 11.03(c) (Assignments).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other Person might seek to require of

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potentially responsible parties, liable parties, waste generators, handlers, distributors, processors, users, disposers, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA other than an event for which the 30 day notice provision has been waived pursuant to subclause 22, 23, 27 or 28 of the regulations thereunder.

“Required Cash Sweep” means each mandatory prepayment of the Loans made pursuant to Section 3.10 (Mandatory Prepayment).

“Required Equity Contribution” means the equity contributions to be made to the Borrower on the Closing Date for Project Costs in the aggregate total amount of forty-four million, six hundred eight-five thousand, six hundred eighty-eight Dollars ($44,685,688); provided that any amount deposited by the Borrower into the Construction Account on the Closing Date from its pre-Closing funds for payment of Project Costs shall be deemed to be an equity contribution.

“Required Lenders” means (a) at any time prior to the Conversion Date, Lenders (excluding all Non-Voting Lenders) holding Commitments in excess of fifty percent (50.00%) of the Construction Loan Commitments and the Working Capital Loan Commitments (excluding the Construction Loan Commitments and the Working Capital Loan Commitments of all Non-Voting Lenders) and (b) at any time after the Conversion Date, Lenders (excluding all Non-Voting Lenders) holding Loans and Commitments in excess of fifty percent (50.00%) of an amount equal to (x) the then aggregate outstanding principal amount of the Loans plus (y) the undisbursed amount of the Aggregate Working Capital Loan Commitment (excluding the principal amounts of any Loans made by, and any Working Capital Loan Commitments of, any Non-Voting Lenders).

“Required LLC Provisions” has the meaning provided in Section 5.24 (Representations and Warranties - Required LLC Provisions).

“Required Working Capital Lenders” means Lenders (excluding all Non-Voting Lenders) holding in excess of fifty percent (50.00%) of an amount equal to (x) the then aggregate outstanding principal amount of the Working Capital Loans plus (y) the undisbursed amount of the Aggregate Working Capital Loan Commitment (excluding the principal amounts of any Working Capital Loans made by, and any Working Capital Loan Commitments of, any Non-Voting Lenders).

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“Restricted Payment Certificate” means a certificate in substantially the form of Exhibit U, duly executed and delivered by an Authorized Officer of the Borrower.

“Restricted Payments” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of the Borrower, or on account of any return of capital to any holder of any such Equity Interest in, or any other Affiliate of, the Borrower, or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment of any management, consultancy, administrative, services, or other similar payments, to any Person who owns, directly or indirectly, any Equity Interest in the Borrower, or any Affiliate of any such Person; provided, that the payment of the Guarantor’s Conversion Date Amount in accordance with Section 8.04(c) (Revenue Account), the Approved Management Fees, any Permitted Tax Distribution, transfer from the Sponsor Support Account pursuant to Section 8.12(c) (Sponsor Support Account) or transfer from the Warranty Reserve Account pursuant to Section 8.11 (Warranty Account) shall not constitute a Restricted Payment.

“Revenue Account” has the meaning set forth in Section 8.01(b) (Establishment of Project Accounts).

“Revenue Account Withdrawal Certificate” means a Revenue Account Withdrawal Certificate substantially in the form of Exhibit S.

“Securities Intermediary” means Sterling Bank, a Texas banking corporation, not in its individual capacity, but solely as securities intermediary under this Agreement, and includes each other Person that may, from time to time, be appointed as successor Securities Intermediary pursuant to and in accordance with this Agreement.

“Security” means the security created in favor of the Collateral Agent pursuant to the Security Documents.

“Security Agreement” means the Assignment and Security Agreement, to be entered into on or before the Closing Date, by the Borrower in favor of the Collateral Agent.

“Security Documents” means:

(i)                                    the Mortgage;

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(ii)                                 this Agreement (to the extent that it relates to the Project Accounts);

(iii)                              the Consents;

(iv)                             the Pledge Agreement;

(v)                                the Security Agreement;

(vi)                             the Subordination Agreement;

(vii)                          the Pledge of Affiliate Loans;

(viii)                       the Blocked Account Agreements;

(ix)                               any other document designated as a Security Document by the Borrower and the Administrative Agent; and

(x)                                  any fixture filings, financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“Senior Secured Parties” means the Lenders, the Agents, any Interest Rate Protection Provider, and each of their respective successors, transferees and assigns.

“Services Agreement” means an administrative services agreement to be entered into by the Borrower and an administrative services provider reasonably acceptable to the Administrative Agent (it being understood that either of Nova Biosource Fuels, Inc. or Biosource America, Inc. are acceptable).

“Site” means those certain parcels described on Schedule 5.13.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (A) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including Contingent Liabilities but excluding amounts payable under intercompany loans or promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (B) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (C) such Person does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and

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similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Period” has the meaning set forth in Section 7.01(t) (Affirmative Covenants - Financial Model).

“Sponsor Support Account” has the meaning provided in Section 8.01(k) (Establishment of Project Accounts).

“SPV” has the meaning provided in Section 11.03(h) (Assignments).

“Stated Amount” has the meaning specified for such term in any Debt Service Reserve Letter of Credit.

“Subordination Agreement” means the Subordination Agreement to be entered into on or before the Closing Date, by the Borrower and the Pledgor in favor of the Collateral Agent.

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Survey” has the meaning provided in Section 6.01(u) (Conditions to Closing and First Funding - Survey).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all

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transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and (c) for the avoidance of doubt, includes the Permitted Commodity Hedging Arrangements and any Interest Rate Protection Agreements and excludes any contract for the physical sale or purchase of any commodity.

“Swap Termination Value” means, in respect of any one or more Swap Contracts (including any Permitted Commodity Hedging Arrangements or any Interest Rate Protection Agreements), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in accordance with the terms of the applicable Swap Contract, or, if no provision is made therein, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Target Balance Amount” means the aggregate principal amount under the Term Loans projected to be outstanding on each Quarterly Payment Date, as set forth in Schedule 3.10(b)(i).

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges (including any interest, penalty, or addition thereof) imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Term Loan” has the meaning provided in Section 2.02(a) (Term Loans).

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“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans, as set forth opposite the name of such Lender in Schedule 2.01, as the same may be reduced in accordance with Section 2.07 (Termination or Reduction of Commitments).

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Term Loan Commitment then constitutes of the Aggregate Term Loan Commitment.

“Term Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit C, evidencing Term Loans.

“Termination Event” means (i) a Reportable Event with respect to any ERISA Plan, (ii) the initiation of any action by the Borrower, any ERISA Affiliate or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA (other than treatment as a standard termination under Section 4041(b) of ERISA), (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (iv) the withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of the Borrower or any ERISA Affiliate, (v) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (vi) the Borrower or any ERISA Affiliate is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“Threat of Release” shall mean “threat of release” as used in CERCLA.

“Title Continuation” means a written notice issued by the Title Insurance Company (including their local title insurance abstractors) confirming the status of title as set forth in the Title Insurance Policy, which indicates that, since the last preceding Funding Date (or, if the current Funding is on the Closing Date, since the date hereof), there has been no change in the title of title to the Mortgaged Property and no Liens or survey exceptions (in the case of any updated or “as-built” survey that has been issued) not theretofore approved by the Required Lenders, which written notice shall contain no recorded mechanic’s liens except as approved by the Required Lenders or as otherwise subject to a Contest.

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“Title Insurance Company” means Chicago Title Insurance Company, or such other title insurance company or companies reasonably satisfactory to the Administrative Agent.

“Title Insurance Policy” has the meaning provided in Section 6.01(v) (Conditions to Closing and First Funding - Title Insurance).

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (ii) the fair market value of all ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Value” means, with respect to any inventory or other goods, the cost thereof to the Borrower, calculated on a first-in first-out basis in accordance with GAAP.

“Warranty Period” means the period commencing on the Final Completion Date and terminating on the date that is twelve (12) months from the Final Completion Date; provided, that if any warranty work is performed, then the “Warranty Period” shall extend until the later of(i) twelve (12) months from the date of completion of such warranty work and (ii) the expiration of the original Warranty Period, but in no event

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shall such Warranty Period extend beyond twenty-four (24) months after the Final Completion Date.

“Warranty Proceeds Request Certificate” means a certificate in substantially the form of Exhibit Z, duly executed by an Authorized Officer of the Borrower and setting forth proposed instructions for the transfer or withdrawal of funds from the Warranty Reserve Account.

“Warranty Reserve Account” has the meaning provided in Section 8.01(j) (Establishment of Project Accounts).

“Warranty Reserve Letter of Credit” means an irrevocable, standby letter of credit issued by an Acceptable Bank in favor of, and in form and substance reasonably satisfactory to, the Collateral Agent and the Administrative Agent.

“Warranty Reserve Required Amount” means (x) until the twelve month anniversary of the Final Completion Date, one million five hundred thousand Dollars ($1,500,000) and (y) thereafter and until the end of the Warranty Period, an amount to be determined by the Independent Engineer based on the nature and amount of Warranty Work done prior to such twelve month anniversary.

“Wastewater Discharge Agreement” means an agreement to be entered into between the Borrower and a counterparty reasonably acceptable to the Administrative Agent to transport and dispose of process wastewater, together with all corresponding Governmental Approvals, including but not limited to approval to land spread process wastewater.

“WestLB” means WestLB AG, New York Branch.

“Working Capital Applicable Margin” has the means (a) with respect to the Eurodollar Loans, 4.00% and (b) with respect to the Base Rate Loans, 3.00%.

“Working Capital Available Amount” means:  five million Dollars ($5,000,000); provided that the Working Capital Available Amount shall at no time exceed the Aggregate Working Capital Loan Commitment nor the then-effective Borrowing Base, as certified from time to time by the Borrower.

“Working Capital Expenses” means, collectively, costs of goods prior to the Conversion Date, Operation and Maintenance Expenses, Maintenance Capital Expenses, margin calls, Project Costs relating to the initial start-up and testing of the Project, breakage costs or other termination payments under any Permitted Commodity Hedging Arrangement .

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“Working Capital Lenders” means those Lenders of Working Capital Loans, as identified on Schedule 2.01, and each other Person that acquires the rights and obligations of any such Lender pursuant to Section 11.03 (Assignments).

“Working Capital Loan” has the meaning provided in Section 2.03(a) (Working Capital Loans).

“Working Capital Loan Commitment” means, with respect to each Working Capital Lender, the commitment of such Working Capital Lender to make Working Capital Loans, as set forth opposite the name of such Working Capital Lender in Schedule 2.01, as the same may be reduced in accordance with Section 2.07 (Termination or Reduction of Commitments).

“Working Capital Loan Commitment Percentage” means, as to any Working Capital Lender at any time, the percentage that such Working Capital Lender’s Working Capital Loan Commitment then constitutes of the Aggregate Working Capital Loan Commitment.

“Working Capital Loan Funding Notice” means each request for Funding of Working Capital Loans in the form of Exhibit G delivered in accordance with Section 2.04 (Notice of Fundings).

“Working Capital Maturity Date” means (i) the Quarterly Payment Date that next follows the date that occurs twelve (12) months after the Conversion Date, or (ii) to the extent that some or all of the Working Capital Lenders decide to extend or renew the Working Capital Loan Commitment, such date as shall be determined by such Working Capital Lenders, and (iii)  the date that is ninety (90) days after the date on which all outstanding Construction Loans and Term Loans have been paid in full.

“Working Capital Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit D, evidencing Working Capital Loans.

“Working Capital Reserve Account” has the meaning set forth in Section 8.01(d) (Establishment of Project Accounts).

“Working Capital Reserve Required Amount” means the amount necessary such that the sum of (i) the Aggregate Working Capital Loan Commitment and (ii) the amount on deposit in the Working Capital Reserve Account equals five million Dollars ($5,000,000).

“Working Capital Transfer Certificate” means a Working Capital Transfer Certificate substantially in the form of Exhibit V.

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